                                                                    EXHIBIT 99.1

                              QUALCOMM LETTERHEAD

                                                                          , 1998

Dear Stockholder:

     I am pleased to inform you that the Board of Directors of QUALCOMM Incorporated ("QUALCOMM") has approved a distribution (the "Distribution") to our stockholders of all of the outstanding shares of Common Stock of QUALCOMM SpinCo, Inc. ("SpinCo"). The Distribution will be made on or about September 15, 1998 (the "Distribution Date") to holders of record of Common Stock of QUALCOMM
(the "QUALCOMM Common Stock") on August      , 1998 (the "Record Date"). You
will receive one (1) share of Common Stock of SpinCo (the "SpinCo Common Stock") for every four (4) shares of QUALCOMM Common Stock you hold on such date.

     As part of QUALCOMM's strategy of supporting the commercialization and sale of its CDMA products and technology, QUALCOMM has from time to time entered into strategic alliances and joint ventures with domestic and international emerging terrestrial-based wireless telecommunications operating companies. Several of these alliances have involved the investment by QUALCOMM of substantial equity in the operating company, as well as a commitment by the operating company to purchase certain CDMA equipment from QUALCOMM. In most of these operating companies, QUALCOMM has also assumed a significant role in the operations and management of the entity.

     Upon completion of the Distribution, SpinCo will own certain of QUALCOMM's joint venture and equity interests in a number of these operating companies and will assume QUALCOMM's management role with respect to these entities. In particular, QUALCOMM will transfer to SpinCo all of its joint venture and equity interests in Pegaso Comunicaciones (Mexico), Metrosvyaz (Russia), Telesystems of Ukraine (Ukraine), ChileSat Telefonia Personal, S.A. (Chile), Chase Telecommunications, Inc. (U.S.), OzPhone Pty. Ltd. (Australia) and certain other development-stage businesses. QUALCOMM will also transfer to SpinCo $10 million cash, certain notes convertible into equity interests in certain of these operating companies and certain other indebtedness of such companies owed to QUALCOMM. QUALCOMM will also make a substantial funding commitment to SpinCo in the form of a $250 million secured credit facility.

     SpinCo intends to take an active management role in these operating companies, consistent with applicable laws, contractual arrangements and other requirements. Although QUALCOMM is expected to continue to provide equipment vendor financing, SpinCo has agreed to assume certain of QUALCOMM's other obligations to manage operations of and finance costs relating to ongoing build-outs of the wireless telecommunications systems being deployed by such operating companies. In addition, SpinCo intends to pursue opportunities to provide, manage, support, operate and invest in additional terrestrial-based wireless telecommunications systems in other targeted United States and international markets offering high growth potential. QUALCOMM will continue to be a supplier of CDMA equipment to these operating companies, and has retained substantially all of its rights under its equipment supply agreements with such entities. In addition, QUALCOMM will retain a warrant (the "Warrant") to purchase 5,500,000 shares of SpinCo Common Stock, at a purchase price equal to the average of the last sales price per share of the SpinCo Common Stock on the Nasdaq National Market for each of the five (5) consecutive trading days beginning with and including the Distribution Date. The Warrant is exercisable at any time during the ten (10) years following the Distribution. Based on the number of shares of SpinCo Common Stock expected to be outstanding and reserved for issuance pursuant to outstanding options and convertible securities as of the Distribution, upon exercise in full of the Warrant QUALCOMM would hold approximately 18% of the outstanding shares of SpinCo Common Stock, assuming exercise of all such outstanding options and convertible securities.

     The Board of Directors has determined that it is in the best interests of QUALCOMM and its stockholders to spin off its interests in the operating companies described above. QUALCOMM believes that, although its strategy of investing in emerging wireless telecommunications operating companies has benefited

QUALCOMM and the advancement of its CDMA technology and products worldwide, spinning off these assets will eliminate potential conflicts with QUALCOMM's CDMA equipment customers who compete against these companies. In addition, QUALCOMM believes that (i) the value of the joint venture and equity interests being spun off are not fully recognized in the current market price of QUALCOMM's stock, (ii) the Distribution will enable QUALCOMM's and SpinCo's respective management teams to better focus on enhancing each company's competitive position in its respective businesses, thereby producing greater stockholder value over the long-term, and (iii) the Distribution will better enable SpinCo to attract, retain and motivate the employees necessary to achieve its business objectives by allowing it to implement its own equity-based incentive plans. Finally, without the spin off, according to applicable accounting rules, QUALCOMM would be required to continue recognizing a share of these companies' start-up operating losses, which are likely to be substantial, and would be required to eliminate intercompany profits from equipment sales to some of these companies.

     The Distribution is expected to be taxable to the holders of QUALCOMM Common Stock. See "Certain Federal Income Tax Considerations." Shares of SpinCo Common Stock will be held in "book-entry" form, although stock certificates will be available upon request. Harris Trust Company of California is acting as distribution agent and will be responsible for making book-entry credits to holders' accounts and for mailing stock certificates to SpinCo stockholders upon request.

     The enclosed Information Statement explains the Distribution in greater detail and provides financial and other important information regarding SpinCo. We urge you to read it carefully. Holders of QUALCOMM Common Stock as of the Record Date are not required to take any action to participate in the Distribution. A stockholder vote is not required in connection with this matter and, accordingly, your proxy is not being sought.

     We are enthusiastic about the Distribution and look forward to the future success of QUALCOMM and SpinCo as separate publicly traded companies.

                                          Sincerely,

                                          Irwin M. Jacobs
                                          Chairman of the Board and Chief
                                          Executive Officer

                        QUALCOMM SPINCO, INC. LETTERHEAD

                                                                          , 1998

Dear Stockholder:

     I am very pleased that you will soon be a stockholder of QUALCOMM SpinCo, Inc. ("SpinCo"). I want to take this opportunity to briefly touch on some of our current business activities and on some of our plans for the future. SpinCo today has interests in a number of existing and newly formed digital wireless businesses around the world using CDMA -- the powerful, rapidly expanding technology pioneered by QUALCOMM Incorporated ("QUALCOMM"). These wireless telephone businesses are generally joint ventures with several partners, with no single majority partner; however, SpinCo is generally one of the largest partners. SpinCo intends to provide a significant portion of the management and operational leadership of these entities. We see SpinCo becoming a major provider of leadership, management and services to wireless telephone companies worldwide.

     SpinCo's businesses are largely overseas at this time with an emphasis on Latin America and Eastern Europe. These are two areas that we believe hold good promise for the future of wireless telephone and data systems. They are ones where teledensity (i.e., the number of phones per one hundred people) is still low, but growing, and where the underlying economies have the potential to expand and prosper over the next few years. We are also planning to pursue opportunities in the Asia-Pacific region as is indicated by our recent purchase of spectrum in Australia. We are also carefully studying the possibilities to expand our activities domestically.

     The early phases of new telephone system deployment are always capital intensive, and this will clearly be the case for SpinCo. A significant part of our effort and the effort of our joint ventures will be in obtaining the capital to meet the current build-out plans and support the growth of each venture and of SpinCo itself. We will also be concentrating a great deal of our initial energy on bringing our current ventures into positive cash flow and earnings. However, we will be keeping tabs on opportunities elsewhere as they arise.

     Together with our partners, we believe that the combination of the potential of our current joint ventures, QUALCOMM's vendor commitments to our ventures and our focus on CDMA (which is rapidly becoming a dominant technology of choice throughout the world) gives us a strong base to commence operations. We intend to build from this base and to explore other promising opportunities as an operator of quality wireless systems.

     I believe as an independent stand-alone company we can more effectively focus on our objectives, support the capital needs of our company and thus bring value to our stockholders and expand our business.

     We look forward to your support, and we will be providing more information on the current systems as they commence commercial service and on new ventures as we undertake them.

     SpinCo has applied for listing of its shares on the Nasdaq National Market
under the symbol "       ."

     SpinCo's Board, management and employees are excited about our future as an independent company and look forward to your participation in our success.

                                          Sincerely,

                                          Harvey P. White
                                          Chairman, Chief Executive Officer and
                                          President

      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENTS.
                   SUBJECT TO COMPLETION, DATED JUNE 30, 1998

                             INFORMATION STATEMENT

                             QUALCOMM SPINCO, INC.
                                  COMMON STOCK
                          PAR VALUE $0.0001 PER SHARE

     This Information Statement is being furnished in connection with the distribution (the "Distribution") by QUALCOMM Incorporated ("QUALCOMM") to holders of record of QUALCOMM Common Stock, par value $0.0001 per share (the
"QUALCOMM Common Stock"), at the close of business on August   , 1998 (the
"Record Date") of one (1) share of Common Stock, par value $0.0001 per share (the "SpinCo Common Stock"), of QUALCOMM SpinCo, Inc. ("SpinCo" or the "Company") for every four (4) shares of QUALCOMM Common Stock owned on the Record Date. The Distribution will result in all of the outstanding shares of SpinCo Common Stock being distributed to holders of QUALCOMM Common Stock on a pro rata basis. The Distribution will be effective on September 15, 1998 (the "Distribution Date"). In addition, QUALCOMM will retain a warrant (the "Warrant") to purchase 5,500,000 shares of SpinCo Common Stock, at a price equal to the average of the last sales price per share of SpinCo Common Stock on the Nasdaq National Market for each of the five (5) consecutive trading days beginning with and including the Distribution Date. The Warrant will be exercisable at any time during the ten (10) years following the Distribution. Based on the number of shares of SpinCo Common Stock expected to be outstanding and reserved for issuance pursuant to outstanding options and convertible securities as of the Distribution, upon exercise in full of the Warrant, QUALCOMM would hold approximately 18% of the outstanding shares of SpinCo Common Stock, assuming exercise of all such outstanding options and convertible securities. SpinCo intends to change its corporate name prior to the Record Date.

     The Company is a newly formed company which, as a result of transactions being entered into in connection with the Distribution, will own what were formerly certain of QUALCOMM's joint venture and equity interests in terrestrial-based wireless telecommunications operating companies in emerging international markets and the United States. These joint venture and equity interests will be held directly by SpinCo, or indirectly by companies controlled by SpinCo. The Company intends to take an active management role in these operating companies consistent with applicable laws, contractual arrangements and other requirements.

     No consideration will be paid by QUALCOMM's stockholders for the shares of SpinCo Common Stock issued in connection with the Distribution. There is no current public trading market for the shares of SpinCo Common Stock, although it is expected that a trading market will develop on or about the Record Date. The Company has applied for listing of the shares of SpinCo Common Stock on the
Nasdaq National Market under the symbol "       ."

     The Distribution is expected to be taxable to the holders of QUALCOMM Common Stock. See "Certain Federal Income Tax Considerations." Shares of SpinCo Common Stock will be held in "book-entry" form, although stock certificates will be available upon request. Harris Trust Company of California (the "Distribution Agent") is acting as distribution agent and will be responsible for making book-entry credits to holders' accounts and for mailing stock certificates to SpinCo stockholders upon request.
     IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER
            THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS."

     Stockholders of QUALCOMM with inquiries regarding the Distribution should contact QUALCOMM Incorporated, Investor Relations, Attention: Julie Cunningham, 6455 Lusk Boulevard, San Diego, California 92121; telephone (619) 658-4224.
NO VOTE OF STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION. WE ARE
   NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
         The date of this Information Statement is             , 1998.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
FORWARD LOOKING STATEMENTS..................................     1
INFORMATION STATEMENT SUMMARY...............................     2
RISK FACTORS................................................    14
INTRODUCTION................................................    23
THE DISTRIBUTION............................................    23
OPINION OF FINANCIAL ADVISOR................................    25
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS...................    27
RELATIONSHIP BETWEEN QUALCOMM AND THE COMPANY AFTER THE
  DISTRIBUTION..............................................    29
CAPITALIZATION..............................................    33
PRO FORMA FINANCIAL STATEMENTS..............................    34
SELECTED HISTORICAL COMBINED FINANCIAL DATA.................    38
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    39
BUSINESS....................................................    45
MANAGEMENT..................................................    64
TREATMENT OF QUALCOMM EMPLOYEE STOCK OPTIONS IN THE
  DISTRIBUTION..............................................    69
TREATMENT OF QUALCOMM TRUST CONVERTIBLE PREFERRED SECURITIES
  IN THE DISTRIBUTION.......................................    70
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    70
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.............    71
DESCRIPTION OF COMPANY CAPITAL STOCK........................    72
LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.....    74
LEGAL MATTERS...............................................    75
ADDITIONAL INFORMATION......................................    75
INDEX TO FINANCIAL STATEMENTS...............................   F-1
ANNEX 1 -- OPINION OF FINANCIAL ADVISOR.....................   A-1

                           FORWARD-LOOKING STATEMENTS

     This Information Statement contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and includes this statement for purposes of such safe harbor provisions. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of QUALCOMM and the Company, respectively, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "plan to," "estimate," "project" or similar expressions. The ability of QUALCOMM and the Company, respectively, to predict results or the actual effect of future plans or strategies is inherently uncertain. Important factors which may cause actual results to differ materially from the forward-looking statements contained herein or in other public statements by QUALCOMM or the Company are described in the section entitled "Risk Factors."

                                   TRADEMARKS

     This Information Statement includes trademarks and service marks of QUALCOMM, SpinCo and other parties, all of which are the property of their respective holders.

                         INFORMATION STATEMENT SUMMARY

     The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified by, the more detailed information set forth in this Information Statement, which should be read in its entirety. Unless the context otherwise requires, (i) references in this Information Statement to QUALCOMM or the Company shall include QUALCOMM's or the Company's respective subsidiaries, and (ii) references in this Information Statement to the Company prior to the Distribution Date shall refer to the SpinCo Business (defined below) as operated by QUALCOMM.

THE COMPANY

     QUALCOMM SpinCo, Inc. ("SpinCo" or the "Company"), manages, supports, operates and otherwise participates in CDMA-based wireless telecommunications businesses and ventures located in emerging international markets and the United States. Outside of the United States, the Company is currently operating, managing, supporting or participating in the development of CDMA-based wireless telecommunications systems in Mexico, Russia, Ukraine, Chile and Australia. Most of these systems are in an early stage of development, and the Company expects commercial launch of these systems at various times during 1998 and 1999. The Company is also pursuing opportunities to provide, manage, support, operate and invest in additional wireless telecommunications systems in other targeted United States and international markets offering high growth potential. SpinCo was formed in June 1998 by QUALCOMM Incorporated ("QUALCOMM"), a leading provider of digital wireless communications equipment, technologies and services. QUALCOMM continues to serve as a major supplier of CDMA subscriber and infrastructure equipment for the Company's wireless telecommunications businesses, and the Company expects that QUALCOMM will be a major CDMA subscriber and infrastructure equipment supplier for future wireless telecommunications businesses which the Company manages, operates and supports or in which the Company invests.

     The Company's wireless telecommunications systems are based on Code Division Multiple Access ("CDMA") technology, a proprietary integrated software and hardware system invented by QUALCOMM and used for digitally transmitting telecommunications signals in a wireless network. CDMA offers a number of advantages over analog and other digital technologies, including increased call capacity, higher quality voice and data transmission, fewer dropped calls, enhanced privacy, lower power requirements and lower system costs. CdmaOne is the original standard for mobile wireless telecommunications systems based on or derived from QUALCOMM's CDMA technology and successor standards that QUALCOMM has adopted. The current form of cdmaOne has been adopted as an industry standard by the Telecommunications Industry Association ("TIA") and other recognized international standards bodies. CdmaOne systems have been widely adopted throughout the world, having been commercially deployed or under development in approximately 30 countries with over ten million commercial subscribers worldwide, as of March 31, 1998.

     The Company's senior management has many years experience in the wireless telecommunications industry. A number of the Company's senior management members have been members of QUALCOMM's senior management and joined the Company from QUALCOMM in connection with the formation of the Company, including Harvey P. White, currently Vice Chairman of the Board of QUALCOMM and the Company's President, Chief Executive Officer and Chairman of the Board; Thomas J. Bernard, who has served as Senior Vice President of QUALCOMM, who is the Company's Executive Vice President; and James E. Hoffmann, currently Vice President, Legal Counsel of QUALCOMM, who is the Company's Senior Vice President and General Counsel. SpinCo believes its continuing relationship with QUALCOMM and the other participants in its operating companies, the experience and expertise of its management team, and the quality of CDMA and other products and services to be offered by SpinCo's operating entities, among other factors, will position SpinCo to become a significant provider of wireless telecommunications services worldwide.

     The Company operates, manages, supports and participates in its wireless telecommunications businesses primarily through joint ventures and strategic alliances with third parties. The Company intends to provide substantial management and operational support to its wireless telecommunications businesses, consistent with applicable laws, contractual arrangements and other requirements, in the areas of system design and planning, design and development of marketing plans, distribution systems, billing systems and customer support plans, system launch and roll-out execution and virtually all other operational functions. The Company intends to provide these services using its own employees as well as through consultants with substantial experience in the telecommunications industry. The Company intends to continue to focus on providing such management and operational support in its future wireless telecommunications business opportunities.

     SpinCo's executive offices are located at 6455 Lusk Boulevard, San Diego, CA 92121. Its telephone number is (619) 587-1121. SpinCo intends to change its corporate name prior to the Record Date.

THE DISTRIBUTION

DISTRIBUTING CORPORATION......   QUALCOMM.

DISTRIBUTED CORPORATION.......   SpinCo is a newly formed company which, as of
                                 the Distribution Date, will have transferred to it certain of QUALCOMM's joint venture and equity interests in terrestrial-based wireless telecommunications operating companies located in emerging international markets and the United States, together with certain other assets and related liabilities, including significant funding obligations (the "SpinCo
                                 Business"). In particular, upon completion of the Distribution, SpinCo will own all of QUALCOMM's joint venture and equity interests
                                 (held directly by SpinCo or indirectly by companies controlled by SpinCo) in Pegaso S.A.
                                 de C.U. (Mexico), Metrosvyaz (Russia),
                                 Telesystems of Ukraine (Ukraine), ChileSat
                                 Telefonia Personal, S.A. (Chile), Chase
                                 Telecommunications, Inc. (U.S.) and OzPhone
                                 Pty. Ltd. (Australia) (collectively, the
                                 "SpinCo Operating Companies"). In addition,
                                 SpinCo intends to pursue opportunities to provide, manage, support or invest in additional terrestrial-based wireless telecommunications systems in other targeted
                                 United States and international markets
                                 offering high growth potential. QUALCOMM will also transfer to SpinCo $10 million cash, certain notes convertible into equity interests in certain of these operating companies and certain other indebtedness of such companies owed to QUALCOMM, and will make a substantial funding commitment to SpinCo in the form of a $250 million secured credit facility.
                                 QUALCOMM's performance as an equipment vendor is not a condition to payment to SpinCo under the notes and other indebtedness to be transferred. SpinCo intends to take an active management role in the SpinCo Operating
                                 Companies, consistent with applicable laws, contractual arrangements and other requirements, and to assume QUALCOMM's obligations to manage operations of and finance certain costs relating to ongoing build-outs of the wireless telecommunications systems being deployed by such operating companies other than equipment financing obligations. SpinCo also intends to pursue opportunities to provide, manage, support, operate and invest in additional terrestrial-based wireless telecommunications systems in other targeted
                                 United States and international markets
                                 offering high growth potential.

BUSINESSES TO BE RETAINED BY
  QUALCOMM....................   QUALCOMM will retain its other businesses,
                                 consisting of all of its current business activities other than the SpinCo Business (the

                                 "Core Businesses"). Without limiting the foregoing, QUALCOMM will continue to be a supplier of CDMA equipment to the SpinCo Operating Companies, and has retained substantially all of its rights under its equipment supply and vendor finance agreements with the SpinCo Operating Companies.

PRIMARY PURPOSES OF THE
DISTRIBUTION..................   The primary purposes of the Distribution are to
                                 (i) eliminate potential conflicts between
                                 QUALCOMM and certain of its CDMA equipment customers which may compete against the SpinCo
                                 Operating Companies, (ii) enable the SpinCo
                                 Business and the Core Businesses to each be recognized and appropriately valued by the financial community as a separate and distinct business, (iii) enable QUALCOMM's and SpinCo's respective management teams to better focus on enhancing each company's competitive position in its respective businesses, which may produce greater stockholder value over the long-term,
                                 (iv) better enable SpinCo to attract, retain and motivate the employees necessary to achieve its business objectives by allowing it to implement its own equity-based incentive plans,
                                 (v) eliminate the continuing recognition by QUALCOMM of a share of the SpinCo Operating
                                 Companies' start-up operating losses, and (vi) remove the requirement that QUALCOMM eliminate intercompany profits on its equipment sales to certain of the SpinCo Operating Companies.

OPINION OF FINANCIAL
ADVISOR.......................   Lehman Brothers Inc. ("Lehman Brothers") has
                                 acted as financial advisor to QUALCOMM in connection with the Distribution and was engaged to render its opinion with respect to
                                 (i) the fairness, from a financial point of view of the Distribution, to the holders of QUALCOMM Common Stock and (ii) whether the
                                 Distribution will materially impair the ability of QUALCOMM after the Distribution and SpinCo to fund in the future, from external sources or through internally generated funds, their respective currently anticipated operating and capital requirements. The full text of the opinion of Lehman Brothers, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Lehman
                                 Brothers, is attached as Annex 1 to this Information Statement. See "Opinion of
                                 Financial Advisor."

SHARES TO BE DISTRIBUTED;   SPINCO SHARE
RESERVE.......................   Approximately 17,338,858 shares of SpinCo
                                 Common Stock (the "SpinCo Shares"), based on the number of shares of QUALCOMM's Common Stock outstanding on June 18, 1998, shall be distributed in the Distribution. The shares to be distributed will constitute all of the outstanding shares of SpinCo Common Stock on the Distribution Date. In addition, SpinCo has reserved 2,151,631 shares for issuance to its employees, officers, directors and consultants pursuant to SpinCo's equity incentive plans;
                                 5,348,369 shares for issuance upon exercise of options and warrants to purchase SpinCo Common
                                 Stock which will be held as of the Distribution
                                 Date by QUALCOMM employees, officers,
                                 directors, consultants and others as a result of certain adjustment and such warrants provisions contained in QUALCOMM's equity incentive plans; and 2,271,060 shares for issuance upon conversion of certain Trust Convertible
                                 Preferred Securities convertible into QUALCOMM
                                 Common Stock pursuant to certain adjustment provisions contained in such securities.

QUALCOMM WARRANT..............   QUALCOMM will retain a warrant (the "Warrant")
                                 to purchase 5,500,000 shares of SpinCo Common
                                 Stock, at a price equal to the average price of the last sales price per share of the SpinCo
                                 Common Stock on the Nasdaq National Market for each of the five (5) consecutive trading days beginning with and including the Distribution
                                 Date. The Warrant will be exercisable at any time during the ten (10) years following the Distribution. Based on the number of shares of SpinCo Common Stock expected to be outstanding and reserved for issuance pursuant to outstanding options and convertible securities as of the Distribution, upon exercise in full of the Warrant, QUALCOMM would hold approximately 18% of the outstanding shares of SpinCo, assuming exercise of all such outstanding options and convertible securities.
                                 See "Security Ownership of Certain Beneficial
                                 Owners."

DISTRIBUTION RATIO............   Each QUALCOMM stockholder (each, a "Holder")
                                 will receive one (1) share of SpinCo Common
                                 Stock for every four (4) shares of QUALCOMM
                                 Common Stock held on the Record Date.

NO FRACTIONAL SHARES..........   No fractional shares of SpinCo Common Stock
                                 will be distributed. Fractional SpinCo Shares will be aggregated and sold as whole SpinCo
                                 Shares by SpinCo's transfer agent and
                                 distribution agent for the Distribution, Harris
                                 Trust Company of California (the "Distribution
                                 Agent"), to provide cash to Holders in lieu of such fractional SpinCo Shares.

LISTING AND TRADING MARKET....   The Company has applied for listing of the
                                 shares of SpinCo Common Stock on the Nasdaq
                                 National Market (the "Nasdaq NMS") under the symbol " ."

RECORD DATE...................   Close of business on August   , 1998.

DISTRIBUTION DATE.............   September 15, 1998.

MANNER OF EFFECTING THE
  DISTRIBUTION................   The Company currently intends to use a direct
                                 registration system to implement the
                                 distribution of SpinCo Shares. On the
                                 Distribution Date, a certificate representing all issued and outstanding SpinCo Shares will be delivered to the Distribution Agent (as defined herein). An account statement will be mailed to each QUALCOMM stockholder as soon as practicable thereafter stating the number of SpinCo Shares received by such stockholder in the Distribution.

CERTAIN FEDERAL INCOME TAX
  CONSIDERATIONS..............   It is expected that the Distribution will be a
                                 taxable distribution to each Holder in an amount equal to the fair market value on the date of the distribution of the SpinCo Shares plus the cash intended to represent the fair market value of fractional SpinCo Shares distributed to such Holder. Each Holder's portion of the Distribution will be taxable as ordinary income to the extent of such Holder's pro rata share of the current and accumulated earnings and profits ("E&P") of QUALCOMM, measured as of the end of the fiscal year in which the Distribution occurs (which is expected to be the fiscal year ending September
                                 27, 1998). If the Holder's share of the
                                 Distribution exceeds such Holder's pro rata share of E&P, the excess will be treated first as a basis-reducing, tax-free return of capital to the extent of the Holder's adjusted tax basis in each QUALCOMM share, and then as a capital gain (treated as short-term, mid-term or long-term depending on the duration the Holder has held each of its QUALCOMM shares).
                                 The amount of E&P per share of QUALCOMM Common
                                 Stock is not expected to exceed $4.00.

                                 No later than January 31, 1999, QUALCOMM will issue to each Holder an IRS Form 1099-DIV reflecting the fair market value of the SpinCo Shares distributed to such Holder and the portion of such Distribution that is taxable as ordinary income. The Holder's adjusted tax basis for income tax purposes in the distributed SpinCo Shares will be the fair market value of shares on the date of the Distribution. The Distribution and any subsequent sale of SpinCo Shares may have other federal income tax consequences to Holders. See "Certain Federal Income Tax Considerations." BECAUSE EACH STOCKHOLDER'S SITUATION IS UNIQUE, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM.

DIVIDEND POLICY...............   The payment and amount of cash dividends and/or
                                 share repurchases, if any, on or with respect to, the SpinCo Common Stock after the Distribution will be subject to the discretion of SpinCo's Board of Directors. However, so long as SpinCo's Credit Facility (as defined below) with QUALCOMM is in effect, SpinCo will be contractually prohibited from declaring or paying any dividends on or with respect to, or repurchasing, SpinCo Common Stock. The Company has never paid or declared any cash dividends.
                                 It is the present policy of the Company to retain earnings to finance the growth and development of the businesses and, therefore, the Company does not anticipate paying cash dividends on SpinCo Common Stock in the foreseeable future. SpinCo's policy will be determined and reviewed by its Board of Directors at such future times as may be appropriate, and payment of dividends, if any, on SpinCo Common Stock will depend upon SpinCo's ongoing financial position, capital requirements, profitability, contractual obligations, cash flow and such other factors as SpinCo's Board of Directors deems relevant.

RELATIONSHIP WITH QUALCOMM
AFTER THE DISTRIBUTION........   Following the Distribution, QUALCOMM and SpinCo
                                 will be operated as independent publicly traded companies, with no common officers or directors. QUALCOMM and SpinCo will, however, continue to have a relationship as a result of the following agreements to be entered into between QUALCOMM and SpinCo prior to the Distribution Date:

                                 Separation and Distribution Agreement. Pursuant to the Separation and Distribution Agreement, QUALCOMM will agree to transfer the SpinCo Business to SpinCo. QUALCOMM will also agree to contribute to SpinCo the following: (i) $10 million in cash;
                                 (ii) approximately $35 million in notes
                                 convertible into equity interests in one of the operating companies included in the SpinCo Business (in connection with which QUALCOMM is not required to perform or otherwise satisfy any obligation as a condition to payment or conversion) and certain other indebtedness of such companies to QUALCOMM; (iii) QUALCOMM's rights under agreements to the extent relating solely to the SpinCo Business (such as registration rights and other similar rights as a holder of equity interests in the SpinCo Operating Companies); and (iv) miscellaneous assets. No intellectual property will be transferred to SpinCo in connection with the separation of the companies (the "Separation"), and QUALCOMM will retain substantially all rights not expressly transferred with respect to any and all agreements with the SpinCo Operating Companies.

                                 In connection with such transfer of assets and rights by QUALCOMM, SpinCo will issue the SpinCo Shares and the Warrant to QUALCOMM. In addition, SpinCo will agree to assume certain liabilities of QUALCOMM, including without limitation (i) significant funding obligations with respect to the SpinCo Operating Companies;
                                 (ii) QUALCOMM's obligations to manage
                                 operations of and finance certain costs
                                 relating to ongoing systems and build-outs by the SpinCo Operating Companies other than equipment financing obligations; and (iii) certain obligations with respect to SpinCo's employees.

                                 The Separation and Distribution Agreement will also provide that, subject to the terms and conditions thereof, QUALCOMM and the Company will take all reasonable steps necessary to effect the Distribution.

                                 SpinCo will also agree in the Separation and Distribution Agreement that, until January 1, 2004, it will deploy only wireless terrestrial systems using cdmaOne. CdmaOne is the original standard for fixed or mobile wireless telecommunications systems based on or derived from QUALCOMM's CDMA technology and successor standards that QUALCOMM has adopted. The current form of cdmaOne has been adopted as an industry standard by the TIA and other recognized international standards bodies. For purposes of the Separation and Distribution Agreement, cdmaOne also includes other technologies that are compatible with or employ the same physical layer as the original cdmaOne and adopted by QUALCOMM, or that are compatible with the infrastructure and subscriber equipment manufactured and sold by QUALCOMM (e.g., the TIA/EIA/IS-95 digital cellular standard and ANSI JSTD-008 digital PCS standard to be published).

                                 The Company will agree to invest only in companies using cdmaOne systems, in connection with terrestrial wireless activities. Pursuant to the Separation and Distribution Agreement and subject to certain exceptions, QUALCOMM will have a non-exclusive, royalty-free license to any intellectual property rights developed through SpinCo's use of CDMA technology. In addi-tion, pursuant to the Separation and Distribution Agreement, the Company will grant to QUALCOMM a right of first refusal for a period of three (3) years with respect to proposed transfers by SpinCo of interests in joint ventures and equity interests included in the SpinCo Business at the time of the Distribution, subject to pre-existing rights of other investors. SpinCo will further agree to take an active role in the management of companies with which it has joint venture or equity interests, subject to applicable laws, contractual arrangements and other requirements. Finally, the agreement will provide, with certain limited exceptions, that for a period of three (3) years following the Distribution neither party will solicit or hire employees of the other.

                                 Credit Facility. Prior to the Distribution, the Company will enter into a credit facility with QUALCOMM, secured by substantially all of SpinCo's assets (the "Credit Facility"). The Credit Facility will consist of two sub-facilities. The first sub-facility (the "Working Capital Facility") will enable SpinCo to borrow up to $25 million from QUALCOMM, subject to the terms thereof. The proceeds from the Working Capital Facility may be used by SpinCo solely to meet the normal working capital and operating expenses of SpinCo, including salaries and overhead, but excluding, among other things, strategic capital investments in wireless operators, substantial acquisitions of capital equipment, and/or the acquisition of telecommunications licenses. The other sub-facility (the "Investment Capital Facility") will enable SpinCo to borrow up to $225 million from QUALCOMM, subject to the terms thereof. The proceeds from the Investment Capital Facility may be used by SpinCo solely to meet certain equity and debt funding obligations of SpinCo.

                                 Amounts borrowed under the Credit Facility will be due and payable eight years following the Distribution Date. QUALCOMM will have a first priority security interest in substantially all of the assets of SpinCo for so long as any amounts are outstanding under the Credit Facility. Amounts borrowed under the Credit Facility will bear interest at a variable rate equal to LIBOR plus 5.25% per annum. Interest shall be payable quarterly beginning September 2003; and prior to such time, accrued interest shall be added to the principal amount outstanding.

                                 Master Agreement Regarding Equipment
                                 Procurement. The Master Agreement Regarding
                                 Equipment Procurement (the "Equipment
                                 Agreement") will set forth certain obligations of SpinCo and QUALCOMM with respect to the purchase and sale of certain terrestrial-based CDMA infrastructure and subscriber equipment. Pursuant to the Equipment Agreement, SpinCo will agree that: (i) SpinCo will purchase from QUALCOMM not less 50% of SpinCo's direct requirements for infrastructure and subscriber equipment during the five-year period following the first such purchase; (ii) with respect to each direct or indirect investment by SpinCo which is made at any time prior to the fourth anniversary of the Distribution Date in a wireless telecommunication operating entity operating in the United States in which

                                 SpinCo has not previously invested (a "U.S.
                                 Operator"), SpinCo shall cause each such U.S. Operator to enter into an equipment purchase agreement with QUALCOMM which shall require such U.S. Operator to purchase from QUALCOMM not less than 50% of its requirements for infrastructure and subscriber equipment during a five year period commencing on the date of such investment; and (iii) with respect to each direct or indirect investment by SpinCo in a U.S. Operator which is made after the fourth anniversary of the Distribution Date, SpinCo shall exercise its commercially reasonable efforts to cause the U.S. Operator to enter into an equipment purchase agreement with QUALCOMM which shall require such U.S. Operator to purchase from QUALCOMM not less than 50% of its requirements for infrastructure and subscriber equipment. Such obligations shall be imposed upon SpinCo for such infrastructure and subscriber equipment so long as QUALCOMM's bid for such equipment is not greater than 110% of the lowest competing bid, and QUALCOMM provides competitive features and financing and other terms and conditions; provided, however, that once QUALCOMM has been awarded contracts for an aggregate $250 million of infrastructure or subscriber equipment (calculated separately), the 110% criterion shall be lowered to 100% for subsequent purchases of such equipment as the volume for such category of equipment exceeds the $250 million threshold.

                                 Further, until the earlier to occur of (i) the fourth anniversary of the Distribution Date and
                                 (ii) the date on which SpinCo has received an aggregate $60 million of debt or equity financing (by parties other than QUALCOMM), SpinCo shall cause each wireless telecommunication operating entity operating outside the United States in which SpinCo has not previously invested (a "Non-U.S. Operator") in which SpinCo has made a direct or indirect investment to enter into an equipment purchase agreement with QUALCOMM which shall provide that Non-U.S. Operator shall purchase from QUALCOMM not less than 50% of such Non-U.S. Operator's requirements for infrastructure and subscriber equipment during the five year period commencing on the date of such investment. With respect to any Non-U.S. Operators in which SpinCo makes a direct or indirect investment following the applicable period, SpinCo shall use commercially reasonable efforts to cause such Non-U.S. Operator to purchase infrastructure and subscriber equipment from QUALCOMM. The obligations of all such Non-U.S. Operators shall be subject to QUALCOMM providing competitive prices, features and financing, and other terms and conditions. Certain additional terms limit the respective obligations of the parties to perform under specified circumstances. All such obligations with respect to equipment purchases shall expire on the date nine years following the Distribution.

                                 Interim Services Agreement. The Interim
                                 Services Agreement (the "Interim Services
                                 Agreement"), will govern the provision by each to the other, on an interim basis, of certain data processing and telecommunications services (including voice telecommunications and data transmission) and certain corporate support services

                                 (including accounting, financial management, tax, payroll, stockholder and public relations, legal, human resources administration, procurement, real estate management and other administrative functions), each as specified and on the terms set forth therein. Specified charges for such services will generally be intended to allow the providing company to recover the fully allocated costs of providing the services, plus all out-of-pocket costs and expenses, but without any profit. These interim services are not expected to extend beyond one year following the Distribution Date.

                                 Employee Benefits Agreement. Pursuant to the
                                 Employee Benefits Agreement, the Company will assume and agree to pay, perform, fulfill and discharge, in accordance with their respective terms, all Liabilities (as defined therein) to, or relating to, former employees of QUALCOMM or its affiliates who will be employed by the Company.

                                 Tax Agreement. The Tax Agreement generally will require QUALCOMM to pay, and indemnify SpinCo against, all United States federal, state, local and foreign taxes relating to the businesses conducted by QUALCOMM or its subsidiaries for any taxable period, other than the following taxes which will be paid by SpinCo and against which SpinCo will indemnify
                                 QUALCOMM: (i) all United States federal, state, local and foreign taxes relating to SpinCo and its U.S. subsidiaries for periods after the Distribution; (ii) all United States federal, state, local and foreign taxes relating to SpinCo's non-U.S. subsidiaries or any predecessor or successor thereof for all periods before and after the Distribution (other than with respect to certain restructuring transactions incident to the Distribution); and (iii) all United States federal, state, local and foreign taxes arising out of certain actions taken by, or in respect of, SpinCo or any of its subsidiaries that cause adverse tax consequences to QUALCOMM, SpinCo or their respective subsidiaries with respect to the Distribution or the transactions related thereto; provided, however, that under certain limited circumstances SpinCo's indemnification obligation described in this subparagraph (iii) may be reduced.

                                 Consulting Agreements. Prior to the
                                 Distribution Date, the executive officers and certain other employees of SpinCo who have been QUALCOMM employees may enter into consulting arrangements related to their respective areas of expertise with QUALCOMM for a term of generally one to two years in order to facilitate the completion of ongoing projects and to provide QUALCOMM with the benefit of their expertise for the term of the arrangement. The Company does not expect that such consulting arrangements will interfere with the ability of such officers and other employees to perform all their responsibilities to SpinCo.

                                 QUALCOMM's relationships as equipment vendor to SpinCo and the SpinCo Operating Companies and as lender under the Credit Facility will give QUALCOMM significant influence over SpinCo and will create certain conflicts with SpinCo. In addition, QUALCOMM is not restricted from competing with the Company or the SpinCo Operating Companies or pursuing directly wireless telecommunications businesses or interests which would also be attractive to SpinCo. See "Risk Factors -- Potential Conflicts with QUALCOMM," and "Relationship Between QUALCOMM and the Company After the Distribution."

REASONS FOR FURNISHING THIS
  INFORMATION STATEMENT.......   This Information Statement is being furnished
                                 solely to provide information for Holders, each of whom will receive SpinCo Shares in the Distribution. It is not to be construed as an inducement or encouragement to buy or sell any securities of SpinCo or QUALCOMM. The information contained herein is provided as of the date of this Information Statement unless otherwise indicated. SpinCo will not update the information contained in this Information
                                 Statement except in the normal course of its public disclosure practices.

RISK FACTORS

     Stockholders should carefully consider the matters discussed under the section entitled "Risk Factors" beginning on page 14 of this Information Statement.

            SUMMARY COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables set forth summary historical combined statement of operations data and combined balance sheet data and corresponding pro forma data for the Company, a development stage company. The historical combined financial data for the six months ended February 28, 1998 and 1997 and years ended August 31, 1997 and 1996 and for the period from September 1, 1995 (inception) to February 28, 1998 are derived from the unaudited Condensed Combined Financial Statements and the audited Combined Financial Statements of the Company, respectively, which are included elsewhere in this Information Statement. The historical combined financial data relate to the SpinCo Business as it was operated as part of QUALCOMM, and such data do not reflect significant business activities since the date of the periods they indicated.

     The pro forma financial data were derived from the "Pro Forma Financial Statements" that give pro forma effect to the Distribution. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The pro forma statement of operations data for the six months ended February 28, 1998 and the year ended August 31, 1997 give effect to the Distribution as if it had occurred as of September 1, 1996. The pro forma balance sheet data give effect to the Distribution as if it had occurred as of February 28, 1998. The pro forma financial data do not purport to represent what the financial position or results of operations of the Company would actually have been had the Distribution in fact occurred on the assumed dates or to project the financial position or results of operations of the Company for any future period or date. These tables should be read in conjunction with "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the unaudited Condensed Combined Financial Statements and the Combined Financial Statements included elsewhere herein.

            SUMMARY COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA
                                 (IN THOUSANDS)

                                  FOR THE PERIOD FROM                                                  PRO FORMA      PRO FORMA
                                   SEPTEMBER 1, 1995     SIX MONTHS ENDED        YEARS ENDED       SIX MONTHS ENDED   YEAR ENDED
                                    (INCEPTION) TO         FEBRUARY 28,           AUGUST 31,         FEBRUARY 28,     AUGUST 31,
                                     FEBRUARY 28,       -------------------   ------------------   -----------------  ----------
                                         1998              1998       1997       1997      1996          1998            1997
                                  -------------------   ----------   ------   ----------   -----   -----------------  ----------
STATEMENT OF OPERATIONS DATA(1):
Equity in net (loss) earnings of
  wireless operating
  companies(1)...................      $   (630)        $     (797)  $   --   $      167   $  --      $     (797)     $      167
General and administrative
  expenses.......................       (11,916)           (10,142)    (546)      (1,378)   (396)        (15,773)(2)      (6,647)(2)
                                       --------         ----------   ------   ----------   -----      ----------      ----------
Loss before income taxes.........       (12,546)           (10,939)    (546)      (1,211)   (396)        (16,570)         (6,480)
Income tax expense...............            --                 --       --           --      --              --              --
                                       --------         ----------   ------   ----------   -----      ----------      ----------
        Net loss.................      $(12,546)        $  (10,939)  $ (546)  $   (1,211)  $(396)     $  (16,570)     $   (6,480)
                                       ========         ==========   ======   ==========   =====      ==========      ==========
Unaudited pro forma basic and
  diluted net loss per common
  share(3).......................                       $    (0.63)           $    (0.07)             $    (0.96)     $    (0.37)
                                                        ==========            ==========              ==========      ==========
Shares used in computing
  unaudited pro forma basic and
  diluted net loss per common
  share..........................                       17,338,858            17,338,858              17,338,858      17,338,858
BALANCE SHEET DATA(1)(4):
Cash (at end of period)..........                       $       --            $       --   $  --      $   10,000
Working capital..................                           (1,967)                 (282)   (111)          7,487
Total assets.....................                           50,831                54,884      --         269,747
Stockholder's equity.............                           48,864                54,602    (111)        249,784

---------------
(1) As of and for the periods ended February 28, 1998 and 1997 and August 31, 1997 and 1996, and for the period from September 1, 1995 (inception) to February 28, 1998, the Company's combined historical financial data reflect the Company's investments in Chilesat PCS, Telesystems of Ukraine, and Chase Telecommunications. The pro forma statement of operations data for the periods ended February 28, 1998 and August 31, 1997 reflect the Company's investments in Chilesat PCS, Telesystems of Ukraine, and Chase Telecommunications. The pro forma balance sheet data at February 28, 1998 reflects additional investments, to be contributed by QUALCOMM, in PEGASO, QUALCOMMTel, and OzPhone.

(2) The pro forma adjustment to general and administrative expenses includes additional expenses which would have been incurred by the Company, if it were a separate stand alone entity, including incremental executive compensation and fringe benefits, public relations, insurance, accounting fees, public company, recruiting and other administrative expenses. The adjustment reflects assumed staffing levels that are consistent with the investment activity for the period.

(3) The Company had no common shares outstanding during the first six months of fiscal 1998 or during fiscal 1997. The pro forma net loss was calculated by dividing the net loss for each period by the 17,338,588 expected shares of common stock of the Company to be issued upon the Distribution based on QUALCOMM common shares outstanding as of June 18, 1998. Such shares reflect the expected issuance upon the Distribution of one of the Company's shares of common stock for every four shares of QUALCOMM common stock outstanding. See Note 1 of Combined Financial Statements.

(4) Pro forma balance sheet data gives effect to (a) the net assets to be contributed to the Company by QUALCOMM and (b) the distribution of SpinCo common stock to SpinCo stockholders.

                                  RISK FACTORS

     This Information Statement contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this section, as well as those discussed elsewhere in this Information Statement.

OPERATING HISTORY; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company was formed as a stand-alone corporation in June 1998 for the purpose of effecting the Distribution. The Company does not have any operating history prior to June 1998 as an independent company and it and each of the SpinCo Operating Companies are at an early stage of development. As such, the Company is subject to the risks inherent in the establishment of a new business enterprise and its prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets and companies experiencing rapid growth. To date, the Company has generated no revenue from its ownership interests in or management roles with the SpinCo Operating Companies. The Company's ability to generate revenues will be dependent on a number of factors, including the future operations and profitability of the SpinCo Operating Companies. The SpinCo Operating Companies are expected to incur substantial losses for the foreseeable future and are subject to substantial risks. The Company will be required to recognize a share of these companies' start-up operating losses as a result of the Company's ownership interests in the SpinCo Operating Companies. The industry in which the SpinCo Operating Companies operate is highly competitive and is subject to a number of significant project, market, political, credit and exchange risks, among others. The Company, QUALCOMM and others will be required to provide substantial funding to these entities to finance completion of their wireless operating systems. The build-out of the SpinCo Operating Companies' wireless systems may take a number of years to complete. There can be no assurance that any of the SpinCo Operating Companies or any other companies in which the Company may acquire a joint venture or equity interest will be able to obtain sufficient financing to build-out their systems, meet their payment obligations to the Company or others, including the Federal Communications Commission ("FCC") and other regulatory agencies, or become profitable. The failure of these companies to build-out their systems, meet their payment obligations or become profitable would adversely affect the value of the Company's assets and its future profitability. The time required for the Company to reach or sustain profitability is highly uncertain, and there can be no assurance that the Company will be able to achieve or maintain profitability. Moreover, if profitability is achieved, the level of such profitability cannot be predicted and may vary significantly from quarter to quarter.

ADDITIONAL CAPITAL NEEDS; SUBSTANTIAL LEVERAGE

     The Company expects to have significant future capital requirements relating (i) to funding commitments to the SpinCo Operating Companies and other operating companies in which the Company may acquire joint venture or equity interests and (ii) to general working capital needs and other cash requirements. The magnitude of these capital requirements will depend on a number of factors, including the specific capital needs of the SpinCo Operating Companies, additional capital needed to acquire or maintain other joint venture or equity interests or to pursue other telecommunications opportunities, competing technological and market developments and changes in existing and future relationships. Prior to the Distribution, the Company has funded its cash requirements through contributions from QUALCOMM.

     The Company expects to obtain much of its required near term financing through borrowings under the Credit Facility provided by QUALCOMM. The Company expects, however, that it will use substantially all of its available cash as of the Distribution Date and will need to draw down the entire $25 million borrowing limit under the Working Capital Facility and the entire $225 million borrowing limit under the Investment Capital Facility by the end of fiscal 1999. The Company will have no other available sources of working capital or financing as of the Distribution Date for the period subsequent to fiscal 1999. There can be no assurance that the Company will be able to obtain such additional required financing on favorable terms or at all. The terms of the Credit Facility, including the security interest in favor of QUALCOMM and other restrictive covenants, may significantly limit or prevent the Company's ability to obtain additional debt financing. If additional funds are raised through equity financings, dilution to the Company's existing stockholders would result. To the extent that such additional financing is raised by the sale or other transfer of any of the Company's equity interests in the SpinCo Operating Companies, the Companies' percentage ownership in the SpinCo Operating Companies will be diluted or the Company may relinquish certain operating control over the SpinCo Operating Companies. If adequate additional financing is not available, the Company may be forced to default on its funding obligations to the SpinCo Operating Companies, significantly modify its business plan and, in the case of failure to obtain working capital financing, cease some or all of its operations. Accordingly, the failure to obtain adequate additional financing would have a material adverse effect on the Company's business, results of operations, liquidity and financial position.

     As a result of its capital requirements, including expected borrowings under the Credit Facility, the Company expects that it will be highly leveraged after the Distribution. The degree to which the Company is leveraged could have important consequences, including: (i) Company's ability to obtain additional financing in the future may be impaired; (ii) a substantial portion of the Company's future cash flows from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available for operations; (iii) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (iv) the Company's substantial degree of leverage may make it more vulnerable in the event of a downturn in general economic conditions or in its business. There can be no assurance that the Company's future cash flows will be sufficient to meet the Company's debt service requirements or that the Company will be able to refinance any of its indebtedness at maturity.

     The SpinCo Operating Companies have used or intend to use various sources of financing for their respective funding. Although each of them has received equity infusions, many are or will be highly leveraged. The ability of the SpinCo Operating Companies to meet debt covenants will be dependent upon their future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond their control. The ability of the SpinCo Operating Companies to obtain future financings on acceptable terms will be limited by their leverage and cash flows. In addition, the SpinCo Operating Companies will be substantially funded through equipment financing arrangements from vendors. See "-- Potential Conflicts with QUALCOMM." Such equipment financings will be contingent upon meeting planned levels of performance, and should any SpinCo Operating Company fail to meet such performance requirements, the related equipment financing could be materially restricted or terminated.

PROJECTED LOSSES

     The Company experienced net losses for the six months ended February 28, 1998 and for the years ended August 31, 1997 and 1996 of approximately $10.9 million, $1.2 million and $400,000, respectively. Following the Distribution, the Company will be responsible for the additional costs associated with being an independent public company, including costs related to corporate governance, listed and registered securities and investor relations issues. Also, following the Distribution, according to applicable accounting rules, the Company will be required to recognize a share of the SpinCo Operating Companies' operating losses, which are likely to be substantial. Further, the principal SpinCo Operating Companies are in the early stages of developing and deploying their respective telecommunications systems, which require significant expenditures, a substantial portion of which are incurred before corresponding revenues are generated, and many of which will in turn be borne by the Company. In addition, the degree to which the Company and its operating companies are expected to be leveraged will lead to significant interest expense and principal repayment obligations with respect to outstanding indebtedness. The Company therefore expects to incur significant expenses in advance of generating revenues, and as a result to incur substantial additional losses in the foreseeable future. There can be no assurance that the Company or any of the SpinCo Operating Companies will achieve or sustain profitability in the near term or at all.

POTENTIAL CONFLICTS WITH QUALCOMM

     Upon completion of the Distribution, SpinCo will own QUALCOMM's former joint venture and equity interests in the SpinCo Operating Companies. QUALCOMM, however, will continue to be a supplier of

CDMA equipment and is expected to provide significant vendor financing to those companies. QUALCOMM will retain substantially all of its rights under its equipment supply and vendor finance agreements with such entities, and such entities will continue to rely on QUALCOMM and its equipment and technology. QUALCOMM's influence over and economic interest in the SpinCo Operating Companies could place QUALCOMM in a position in conflict with the Company's with respect to the SpinCo Operating Companies.

     Following the Distribution, the Company and QUALCOMM will also be subject to several agreements between them. For instance, the Company will initially be dependent upon the Credit Facility with QUALCOMM to meet its needs for capital. The Credit Facility contains financial and operating covenants, including restrictions on the ability of the Company to incur indebtedness, to merge, consolidate or transfer all or substantially all of its assets, to make certain sales of assets, to create, incur or permit the existence of certain liens and to pay dividends. In addition, the Credit Facility permits uses of funds only for specified purposes, restricts the nature and breadth of the Company's joint venture and equity interests, requires the Company's affiliates to use QUALCOMM's cdmaOne or other approved derivative technologies, and imposes other restrictions on the Company's business. The Company and QUALCOMM have also entered into the Equipment Agreement, pursuant to which the Company has made certain commitments with respect to its operating companies' purchase of certain CDMA products from QUALCOMM. The relationships with QUALCOMM, including the Equipment Agreement and the Credit Facility, may restrict the Company's ability to invest in other joint ventures. These agreements will allow QUALCOMM to continue to exert significant influence over the Company following the Distribution, and there can be no assurance that the Company and QUALCOMM will not experience disputes or other difficulties with respect to their performance under these agreements. See "Relationship Between Qualcomm and the Company After the Distribution."

AVAILABILITY AND MAINTENANCE OF LICENSES

     The ability of the Company and the SpinCo Operating Companies to retain and exploit their existing telecommunications licenses, to renew licenses when they expire, and to obtain new licenses in the future, is essential to the Company's operations. The Company believes that the opportunity to acquire new telecommunications licenses may exist only for a limited time and be subject to intense competition. There can be no assurance that in the future existing licenses will not be limited, revoked or otherwise adversely modified, or that renewal of licenses will be granted on terms favorable to the Company or at all, or that the Company or the SpinCo Operating Companies will be able to secure additional desired licenses.

CONSTRUCTION AND SYSTEM PERFORMANCE RISKS; LONG TERM CONTRACTS

     The Company and the SpinCo Operating Companies will typically require substantial construction of new telecommunications networks and additions to existing networks. Construction projects are subject to cost overruns and delays not within the control of the operating company or its subcontractors, such as those caused by acts of governmental entities, financing delays and catastrophic occurrences. Accordingly, there can be no assurance that the Company and the SpinCo Operating Companies will be able to complete current or future construction projects for the amount budgeted or on a timely basis, which could jeopardize subscriber contracts, franchises or licenses and could have a material adverse effect on the Company and the SpinCo Operating Companies. In addition, the SpinCo Operating Companies and SpinCo have several significant contracts, including certain network infrastructure contracts with QUALCOMM, that extend over a multi-year period. There can be no assurance that any or all of these contracts can be completed on a timely basis, in accordance with the customer's technical specifications or without significant cost overruns. Certain of these multi-year contracts also contain demanding installation and maintenance requirements, in addition to other performance criteria which, if not satisfied, could subject the operating companies to substantial penalties, lost profits, damages and operating and start-up losses. The Company expects that multi-year contracts its operating companies may enter into in the future may give rise to similar uncertainties.

JOINT VENTURES

     The Company will be a participant in joint venture companies that hold wireless telephone licenses or are seeking such licenses. Many of the Partners of the joint venture companies have relatively little experience in managing wireless operating companies. The Company's ability to withdraw funds, including dividends, from its participation in, and to exercise significant management influence over, such joint ventures, is dependent in many cases on receiving the consent of the other participants, over which the Company has no control. Additionally, many of the Purchases in the joint ventures have invested relatively small amounts of their own funds in such joint ventures. Any material disagreement with respect to the operational strategy and system implementation plans of these joint ventures between the Company and its joint venture partners could have a material adverse effect on the Company. Additionally, the inability of any of the Company's joint venture partners to meet its funding or other obligations with respect to a SpinCo Operating Company could also have a material adverse effect on the Company, and could force the Company to make additional investments in such SpinCo Operating Companies.

INVESTMENT COMPANY ACT

     Following the Distribution, a significant portion of the Company's assets will consist of equity and other interests in its operating companies. Significant investments in entities that are not majority owned by the Company could subject the Company to the registration requirements of the Investment Company Act of 1940 (the "Investment Company Act"). The Investment Company Act requires registration of, and imposes substantial restrictions on, certain companies that engage, or propose to engage, primarily in the business of investing, reinvesting, owning, holding, or trading in securities, or that fail certain statistical tests concerning a company's asset composition and sources of income. Primarily because the Company's operating companies will be engaged in telecommunication business operations and because the Company intends to actively participate in the management of its operating companies, consistent with applicable laws, contractual arrangements and other requirements, the Company believes that it is primarily engaged in a business other than investing, reinvesting, owning, holding, or trading in securities. The Company intends to monitor and adjust the nature of its interests in and involvement with operating companies in order to avoid subjecting the Company to the registration requirements of the Investment Company Act. In addition, in order to clarify the Company's status under the Investment Company Act, the Company intends to apply for an exemptive order from the Securities and Exchange Commission finding and declaring the Company to be primarily engaged in a business other than investing, reinvesting, owning, holding or trading in securities, either directly, through majority-owned subsidiaries or through controlled companies conducting similar types of businesses. There can be no assurance that the Company's business activities will not ultimately subject the Company to the Investment Company Act, or that the exemptive order will be issued. If the Company were required to register as an investment company under the Investment Company Act, it would become subject to regulations that would have a material adverse impact on its business.

INTERNATIONAL RISKS

     The Company is subject to numerous risks as a result of its international activities. The SpinCo Operating Companies are dependent, in large part, on the economies of the markets in which they have operations. Those markets are in countries with economies in various stages of development or structure reform, some of which are subject to rapid fluctuations in consumer prices, employment levels and gross domestic product. The Company and the SpinCo Operating Companies are exposed to market risk from changes in foreign currency exchange rates and interest rates, and are subject to other currency and economic risks, which could impact their results of operations and financial condition. Moreover, applicable agreements relating to the Company's interests in the SpinCo Operating Companies are frequently governed by foreign law and are subject to dispute resolution in the courts of, or through arbitration proceedings in, the country or region in which each such SpinCo Operating Company is located or another jurisdiction agreed upon by the parties.

     The value of the Company's interest in a SpinCo Operating Company is partially a function of the currency exchange rate between the U.S. dollars and the applicable local currency. Exchange rates for currencies of the countries in which the Company's operating companies do business may fluctuate in relation to the U.S. dollar, and such fluctuations may have a material adverse effect on the Company's earnings or assets when translating foreign currency into U.S. dollars.

     A significant part of the Company's strategy involves its planned activities in a number of developing nations. Various challenges and risks are attendant to doing business in certain of these countries, including, among other things, high real estate prices and a shortage of skilled middle-management employees in addition to risks associated with international business generally. For example, the Company faces challenges and risks with respect to its business activities in Russia and Ukraine, given recent political changes, the instability of the countries' respective economies and the early stage of the respective telecommunications industries. Doing business in other developing nations poses similar risks. The Company's activities in developing nations are significant to the Company's business and the failure of the Company to effectively implement its strategy in these and other developing nations could have a material adverse effect on the Company's business, results of operations, liquidity and financial position.

COMPETITION

     There is increasing competition in the wireless telecommunications industry in the United States and throughout the world. There can be no assurance that the Company or its operating companies will be able to compete successfully or that new technologies and products that are more commercially effective than the Company's or its operating companies' products and services will not be developed. In addition, many of the Company's prospective competitors have substantially greater financial, technical, marketing, sales and distribution resources than those of the Company.

     Although the implementation of advanced telecommunications services is in its early stages in many developing countries, the Company believes competition is intensifying as businesses and foreign governments realize the market potential of telecommunications services. Many of the Company's operating companies currently face competition from existing telecommunication providers. A number of large American and European companies and large international telecommunications companies are actively engaged in programs to develop and commercialize telecommunications services in both developing and developed countries. In many cases, the Company also competes against the landline carriers, including government-owned telephone companies. In some cases, the competition is from government-controlled or -supported entities that are, or may in the future be, privatized or otherwise become more efficient and competitive. In addition, the SpinCo Operating Companies throughout the world may face competition with new technologies and services introduced in the future. Although the SpinCo Operating Companies intend to employ relatively new technologies, there will be a continuing competitive threat from even newer technologies that may render the technologies employed by such companies obsolete. The Company also expects that the price that the SpinCo Operating Companies charge for their products and services in certain regions will decline over the next few years as competition intensifies in their markets.

     The U.S. wireless industry is characterized by intense competition between personal communications service ("PCS"), cellular and other wireless service providers. A limited number of the Company's prospective competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications networks that cover most of the United States. In the United States, the Company will compete directly with other wireless providers in each of its markets, a number of whom entered the PCS market earlier than the Company. There can be no assurance that such time-to-market advantage will not have a material adverse effect on the Company's ability to successfully implement its strategy. Some competitors are also expected to market other services, such as cable television access, landline telephone service and Internet access with their wireless telecommunications service offerings. Furthermore, certain competing licensees may partition and disaggregate their competing licenses into smaller service areas, which could provide new entrants with further opportunities to enter the Company's market. The Company also believes that the two incumbent cellular providers in each of the Company's planned United States markets, all of which have infrastructure in place, a customer base and a brand name, and have been operational for five to ten years or more, have upgraded or will upgrade their networks to provide services in competition with the Company. The Company further expects to compete with other telecommunications technologies such as paging, enhanced specialized mobile radio and global satellite networks.

     In addition, following the Distribution QUALCOMM may choose to pursue new CDMA-based wireless telecommunications businesses and ventures that would also be attractive projects for the Company. QUALCOMM will have no obligation to refer any such project to the Company and may in fact compete with the Company for such projects. Also, QUALCOMM will not be restricted from pursuing wireless telecommunications opportunities that may compete directly with the Company or the SpinCo Operating Companies. Any such competition or potential competition could result in conflict between the Company and QUALCOMM and adversely affect other relationships between the companies. Moreover, there can be no assurance that the Company would be able to compete effectively with QUALCOMM with respect to these opportunities.

     In addition, the Company believes that companies holding equity interests in multiple operating companies throughout the world will be increasingly predominant in the wireless communications industry and expects to experience increasing competition from entities with structures resembling that of SpinCo.

FOCUS ON CDMAONE

     CDMA is a proprietary integrated software and hardware system invented by QUALCOMM and used for digitally transmitting telecommunications signals in a wireless network. The Company believes CDMA offers a number of advantages over analog and other digital technologies, and plans to operate only cdmaOne networks through the SpinCo Operating Companies and any future operating companies in which the Company invests. CdmaOne is the original standard for fixed wireless telecommunications systems based on or derived from QUALCOMM's CDMA technology and successor standards that QUALCOMM has adopted.

     The telecommunications industry is subject to rapid and significant changes in technology that could lead to new products and services that compete with those offered by the SpinCo Operating Companies or lower the cost of competing products and services to the point where the SpinCo Operating Companies' products and services could become non-competitive, thereby requiring them to reduce their prices or amend their business plans. The effect of technological changes on the Company's businesses cannot be predicted. In particular, there can be no assurance that CDMA will continue to gain acceptance in the wireless telecommunications industry, or that CdmaOne will continue to gain significant market share as opposed to other CDMA-based systems. Also, there can be no assurance that the SpinCo Operating Companies will not experience technical difficulties in their commercial deployment. A failure by cdmaOne to gain market acceptance, or the emergence of another competing technology superior to cdmaOne, could have a material adverse effect on the Company's business, results of operations, liquidity and financial position.

GOVERNMENT REGULATION

     The construction, operation, sale and interconnection arrangements of wireless telecommunications systems and the grant, maintenance and renewal of applicable licenses in each of the countries outside the United States in which SpinCo has operations are regulated by governmental authorities in each such country. In some cases, the regulatory authorities also operate or control the operations of the competitors of the operating companies. Changes in the current regulatory environment of these markets or future judicial intervention, or regulations affecting the pricing of the operating companies' services, could have a material adverse effect on the Company. In addition, the regulatory framework and authorities in certain of the countries where the Company operates are relatively recent and, therefore, the enforcement and interpretation of regulations, the assessment of compliance, and the degree of flexibility of regulatory authorities are uncertain. Further, changes in the regulatory framework may limit the ability to add subscribers to developing systems. An operating company's failure to comply with applicable governmental regulations or operating requirements could result in the loss of licenses, penalties and/or fines or otherwise could have a material adverse effect on the Company. For a more detailed description of the regulatory environment in the United

States and each of the other countries in which SpinCo operates, see the "Regulatory Environment" discussion for each of the SpinCo Operating Companies under "Business."

     The construction, operation, sale and interconnection arrangements of wireless telecommunications systems and the grant, maintenance and renewal of applicable licenses in the United States are regulated to varying degrees by state regulatory agencies, the FCC, the United States Congress and the courts. The SpinCo Operating Companies doing business in the United States, and SpinCo, will be required to maintain compliance with all of the requirements for operating wireless operations in the United States and the requirements for entering into reseller agreements with United States operators. Such regulation is continually evolving and there are a number of issues on which regulation has been or in the future may be suggested. The Telecommunications Act of 1996 mandates significant changes in existing regulations of the telecommunications industry to promote competitive development of new service offerings to expand the availability of telecommunications services and to streamline the regulation of the industry. There can be no assurance that the FCC, Congress, the courts or state agencies having jurisdiction over the business of any of the Company's United States operating companies will not adopt or change regulations or take other actions that would adversely affect the Company's financial condition or results of operations. Many of the FCC's rules relating to the businesses of the Company's United States operating companies have not been tested by the courts and are subject to being changed by Congressional action. In addition, FCC licenses are subject to renewal and revocation. There can be no assurance that the licenses of the Company's United States operating companies will be renewed or not be revoked.

DEPENDENCE ON KEY PERSONNEL

     The Company believes its success will be significantly dependent on the contributions of a number of its key personnel, including Harvey P. White, Chairman of the Board, President and Chief Executive Officer, Thomas J. Bernard, Executive Vice President, and James E. Hoffmann, Senior Vice President and General Counsel. The loss of the services of Messrs. White, Bernard or Hoffmann, or other of the Company's key personnel, could have a material adverse effect on the Company. None of the Company's employees is bound by an employment or non-competition agreement, and the Company does not maintain "key person" life insurance on any employee.

SUBSTANTIAL FUTURE DILUTION FROM SPINCO SHARE RESERVES

     Based on the number of shares of QUALCOMM Common Stock outstanding on June 18, 1998, an aggregate of 17,338,858 shares of SpinCo Common Stock will be issued in the Distribution. Such shares will constitute all of the outstanding shares of SpinCo Common Stock as of the Distribution Date. However, the holders of such shares will be subject to potential substantial dilution due to the significant number of shares of SpinCo Common Stock that will be reserved for issuance following the Distribution. Collectively, there will be 15,271,060 shares of SpinCo Common Stock reserved for issuance following the Distribution consisting of the following: 5,500,000 shares for issuance upon exercise of the Warrants to be issued to QUALCOMM; 2,151,631 shares for issuance to its employees, officers, directors and consultants pursuant to SpinCo's equity incentive plans; 5,348 shares for issuance upon exercise of options and warrants to purchase SpinCo Common Stock which will be held as of the Distribution Date by QUALCOMM employees, officers, directors, consultants and others as a result of certain adjustment provisions contained in QUALCOMM's equity incentive plans and warrants, and other options and warrants; and 2,271,060 shares for issuance upon conversion of certain Trust Convertible Preferred Securities convertible into QUALCOMM Common Stock pursuant to certain adjustment provisions contained in such securities. (Upon conversion of such Trust Convertible Preferred Securities, QUALCOMM will receive benefit in the form of forgiveness of debt, but SpinCo will receive no such benefit or other consideration.) Though the Company does not expect all such shares to be issued, if all such shares were issued the holders of shares distributed in the Distribution would be substantially diluted and would hold 53.2% of the outstanding SpinCo Common Stock. See "Description of Company Capital Stock."

NO PRIOR MARKET FOR SPINCO COMMON STOCK; VOLATILITY

     There has been no public market for the SpinCo Common Stock prior to the Distribution. There can be no assurance that an active trading market will develop or be sustained after the Distribution. The price at which shares are initially transferred following the Distribution may not be indicative of the market price for the SpinCo Common Stock thereafter. The market price for shares of the SpinCo Common Stock may be volatile depending on a number of factors, including business performance, industry dynamics, news announcements, international factors, or changes in general market conditions, among others.

ANTI-TAKEOVER EFFECTS

     Certain provisions of the Company's Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws (the "Bylaws"), including provisions classifying the Board of Directors, prohibiting stockholder action by written consent, governing business transactions with certain stockholders and requiring advance notice for nomination of directors and stockholder proposals, may inhibit changes of control of the Company that are not approved by the Company's Board of Directors. Such Certificate of Incorporation and Bylaw provisions could diminish the opportunities for a stockholder to participate in certain tender offers, including tender offers at prices above the then-current fair market value of the SpinCo Common Stock, and may also inhibit fluctuations in the market price of the SpinCo Common Stock that could result from takeover attempts. In addition, the Company's Board of Directors, without further stockholder approval, may issue preferred stock that could have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of preferred stock could also adversely affect the voting power of the holders of SpinCo Common Stock, including the loss of voting control to others. The Company has no present plans to issue any preferred stock. The provisions of the Certificate of Incorporation and Bylaws may have the effect of discouraging or preventing an acquisition of the Company or a disposition of certain of the Company's businesses.

PRODUCT LIABILITY

     Testing, manufacturing, marketing and use of the Company's and the SpinCo Operating Companies' products entail the risk of product liability. An inability to maintain insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit the commercialization of the Company's or any SpinCo Operating Company's products. In addition, a product liability claim or recall could have a material adverse effect on the business, results of operations, liquidity and financial position of the Company.

     News reports have asserted that power levels associated with hand-held wireless telephones may pose certain health risks. The Company is not aware of any study that has concluded that there are any significant health risks from using hand-held wireless telephones. If it were determined that electromagnetic waves carried through the antennas of wireless telephones create a significant health risk, there could be a material adverse effect on the Company's or the SpinCo Operating Companies' ability to market and sell wireless telephone products. In addition, there may also be certain safety risks associated with the use of hand-held wireless phones while driving which also could have a material adverse effect on the Company's or the SpinCo Operating Companies' ability to market and sell wireless telephones.

SUBSTANTIAL STOCK SALES

     The Distribution will involve the distribution of an aggregate of approximately 17,338,858 shares of SpinCo Common Stock to the stockholders of QUALCOMM. A substantial portion of such shares will be eligible for immediate resale in the public market. The Company is unable to predict whether substantial amounts of SpinCo Common Stock will be sold in the open market soon after the Distribution. A higher volume of such sales may also occur if stockholders of QUALCOMM Common Stock choose to sell shares of SpinCo Common Stock in order to pay the additional tax liability created as a result of the Distribution. Any sales of substantial amounts of SpinCo Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the market price of the SpinCo Common Stock.

YEAR 2000 ISSUE

     The Year 2000 issue arises from the fact that most computer software programs have been written using two digits rather than four to represent a specific year. Any computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     As the Company and the SpinCo Operating Companies have recently begun their respective businesses, the Company does not believe that the Year 2000 issue will significantly impact their administrative and accounting software, which have been acquired recently or will be acquired. The Company generally subjects its vendors to Year 2000 compliance requirements in connection with the Company's acquisitions of software. Also, the Company believes that the Year 2000 issue will not significantly impair the ability of the SpinCo Operating Companies' wireless communications networks to perform as intended.

     However, there can be no assurance that the Company will be able to identify all Year 2000 problems in its systems or the systems of the SpinCo Operating Companies in advance of their occurrence or that the Company will be able to successfully remedy any problems. The expenses associated with the Company's efforts to remedy any Year 2000 problems, the expenses or liabilities to which the Company may become subject as a result of such problems or the impact of Year 2000 problems on the ability of SpinCo Operating Companies to do business with the Company could have a material adverse effect on the Company's business, prospects, operating results and financial condition.

                                  INTRODUCTION

     On             , 1998, the Board of Directors of QUALCOMM declared a
dividend payable to holders of record of QUALCOMM Common Stock at the close of business on the Record Date of one (1) share of SpinCo Common Stock for every four (4) shares of QUALCOMM Common Stock held on the Record Date. The Distribution will be effective on September 15, 1998. An account statement will be mailed to each QUALCOMM stockholder as soon as practicable thereafter stating the number of shares of SpinCo Common Stock received by such stockholder in the Distribution. As a result of the Distribution, all of the outstanding shares of SpinCo Common Stock will be distributed to QUALCOMM stockholders. See "Description of Company Capital Stock."

     The Company was formed for the purpose of effecting the Distribution. On or prior to the Distribution Date, QUALCOMM will have transferred to the Company the SpinCo Business.

     If you have any questions relating to the Distribution, please contact the Distribution Agent at 311 West Monroe Street, Chicago, IL 60606; (800) 554-3406. For other information relating to QUALCOMM, please contact: QUALCOMM Investor Relations Department, QUALCOMM Incorporated, 6455 Lusk Boulevard, San Diego, California 92121, (619) 658-4224. For questions related specifically to SpinCo, please contact: SpinCo Investor Relations Department, Attention: Daniel O. Pegg, 6455 Lusk Boulevard, San Diego, California 92121-2779, (619) 651-2577.

                                THE DISTRIBUTION

PRIMARY REASONS FOR THE DISTRIBUTION

     The Board of Directors of QUALCOMM has determined that it is in the best interest of QUALCOMM and its stockholders to undertake the Distribution, thereby separating the SpinCo Business from QUALCOMM, for the reasons described herein.

     QUALCOMM believes that its joint venture and equity interests in emerging wireless telecommunications operating companies create potential conflicts with QUALCOMM's CDMA equipment customers which compete against these companies. In addition, the separation of the SpinCo Business from the Core Businesses is intended to allow the two entities to be recognized and appropriately valued by the financial community as distinct businesses with different investment risk and return profiles. In this regard, investors may be better able to evaluate the merits and future prospects of the businesses of QUALCOMM and the Company, enhancing the likelihood that each will achieve appropriate market recognition and valuation for its performance and potential. Current stockholders and potential investors will be better able to direct their investments to their specific areas of interest. The Distribution will also enable the Company, as and when appropriate, to explore the possibility of engaging in strategic acquisitions, joint ventures and other collaborative arrangements.

     The Distribution will also permit management of each of the Company and QUALCOMM to focus its attention on its respective businesses. In addition, the Distribution will allow each of the Company and QUALCOMM to allocate its financial resources to address its particular business needs and capitalize on its business opportunities. With respect to the Company, the Distribution is designed to establish SpinCo as a stand alone independent company that can adopt strategies and pursue objectives appropriate to its specific businesses. As an independent company, the Company's management should be better able to structure and operate the Company in a manner more directly and appropriately tailored to meet the business opportunities and challenges presented by the competitive core environment in which the Company operates.

     The Distribution is also designed to allow the Company and QUALCOMM to each establish and tailor its own equity-based compensation plans so that there will be a more direct alignment between the performance of each business and the compensation of its management. Among other things, the implementation of a separate SpinCo equity-based compensation plan is intended to strengthen and enhance the Company's ability to achieve cost savings and enhance efficiencies. Following the Distribution, the Company's management will receive equity-based incentives which will be more closely aligned with the financial results of the Company, thereby linking each employee's financial success more directly to the financial success of the Company. See "Management."

     Moreover, without the spin off, according to applicable accounting rules, QUALCOMM would be required to continue recognizing a share of these companies' start-up operating losses, which are likely to be substantial, and would be required to eliminate intercompany profits from equipment sales to some of these companies.

     The QUALCOMM Board of Directors has determined that the Distribution is in the best interest of QUALCOMM and its stockholders, for the reasons stated above. In reaching such conclusions, the Board considered a number of factors, including the opinion received from QUALCOMM's financial advisor and other factors.

MANNER OF EFFECTING THE DISTRIBUTION

     The general terms and conditions relating to the Distribution are set forth in a Separation and Distribution Agreement (the "Distribution Agreement") to be entered into prior to the Distribution Date between QUALCOMM and the Company.

     The Distribution will be made on the basis of one (1) share of SpinCo Common Stock for every four (4) shares of QUALCOMM Common Stock held on the Record Date. The actual total number of shares of SpinCo Common Stock to be distributed will depend on the number of shares of QUALCOMM Common Stock outstanding on the Record Date. Based upon the shares of QUALCOMM Common Stock outstanding on June 18, 1998, approximately 17,338,858 shares of SpinCo Common Stock will be distributed to QUALCOMM stockholders. The shares of SpinCo Common Stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "Description of Company Capital Stock, "Treatment of QUALCOMM Employee Stock Options in the Distribution" and "Treatment of QUALCOMM Trust Convertible Preferred Securities in the Distribution."

     Since the Company will use a direct registration system to implement the Distribution, the Distribution Agent will credit the shares of SpinCo Common Stock distributed on the Distribution Date, excluding fractional interests, to book-entry accounts established for all Company stockholders and will mail an account statement to each stockholder stating the number of shares of SpinCo Common Stock received by such stockholder in the Distribution. Following the Distribution, stockholders may request the transfer of their interests to a brokerage or other account or may request delivery of physical stock certificates for their shares of SpinCo Common Stock.

     No fractional SpinCo shares will be distributed. The Distribution Agent will, promptly after the Distribution Date, aggregate all such fractional share interests in SpinCo Common Stock with those of other similarly situated stockholders and sell such fractional share interests in SpinCo Common Stock at then-prevailing prices. The Distribution Agent will distribute the cash proceeds to stockholders entitled to such proceeds pro rata based upon their fractional interests in SpinCo Common Stock. No interest will be paid on any cash distributed in lieu of fractional shares. If a stockholder requests physical certificates for shares of SpinCo Common Stock, such stockholder will receive physical certificates for all whole shares of SpinCo Common Stock.

     No holder of QUALCOMM Common Stock will be required to pay any cash or other consideration for the shares of SpinCo Common Stock received in the Distribution or to surrender or exchange shares of QUALCOMM Common Stock in order to receive shares of SpinCo Common Stock.

LISTING AND TRADING OF SPINCO COMMON STOCK

     There is currently no public market for SpinCo Common Stock. The Company has applied for listing of the shares of SpinCo Common Stock on the Nasdaq NMS
under the symbol "               ." The Company is expected to have initially
approximately 2,500 holders of record, based on the number of stockholders of record of QUALCOMM on June 18, 1998. The Company has never paid or declared any cash dividends. It is the present policy of the Company to retain earnings to finance the growth and development of the businesses and, therefore, the Company does not anticipate paying cash dividends on SpinCo Common Stock in the foreseeable future. Moreover, so long as SpinCo's Credit Facility (as defined below) with QUALCOMM is effective, SpinCo's Board of Directors will be contractually prohibited from declaring or paying any dividends on or with respect to, or repurchasing, SpinCo Common Stock.

     A "when-issued" trading market is expected to develop shortly before the Distribution. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. Prices at which the shares of SpinCo Common Stock may trade on a "when-issued" basis or after the Distribution cannot be predicted. See "Risk Factors -- No Prior Market for SpinCo Common Stock; Volatility."

     The shares of SpinCo Common Stock distributed to QUALCOMM stockholders will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of the Company within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Risk Factors -- Substantial Stock Sales." Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include the directors and principal executive officers of the Company as well as any principal stockholder of the Company. Persons who are affiliates of the Company will be permitted to sell their shares of SpinCo Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as Rule 144 thereunder.

                          OPINION OF FINANCIAL ADVISOR

     Lehman Brothers Inc. ("Lehman Brothers") has acted as financial advisor to QUALCOMM in connection with the Distribution and was engaged to render its opinion with respect to (i) the fairness, from a financial point of view, to the holders of common stock of QUALCOMM, of the Distribution, and (ii) whether the Distribution will materially impair the ability of QUALCOMM after the Distribution ("New QUALCOMM") and SpinCo to fund in the future, from external sources or through internally generated funds, their respective currently anticipated operating and capital requirements (as currently projected in the financial forecasts prepared by the management of QUALCOMM). Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address,
(i) QUALCOMM underlying business decision to proceed with or effect the Distribution or (ii) the ability of New QUALCOMM or SpinCo to access the capital markets at any time following the Distribution.

     THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS DATED [
  , 1998] IS ATTACHED AS ANNEX 1 TO THIS INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS MAY READ SUCH OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION. THE SUMMARY OF LEHMAN BROTHERS' OPINION SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     No limitations were imposed by QUALCOMM on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion except as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to QUALCOMM, New QUALCOMM and SpinCo, but rather made its determination as to the fairness, from a financial point of view, of the Distribution on the basis of a variety of financial and comparative analyses. Lehman Brothers' opinion is for the use and benefit of the Board of Directors of QUALCOMM and was rendered to the Board in connection with its consideration of the Distribution. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any current or prospective stockholder of QUALCOMM, New QUALCOMM or SpinCo as to any action or investment decision which may be taken by such stockholders with respect to shares owned or to be received by them. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, (i) QUALCOMM's underlying business decision to proceed with or effect the Distribution or (ii) the ability of New QUALCOMM or SpinCo to access the capital markets at any time following the Distribution.

     On                       , 1998, in connection with the evaluation of the
Distribution by the QUALCOMM Board of Directors, Lehman Brothers rendered its written opinion that, as of the date of such opinion, and subject to certain assumptions, factors and limitations set forth in such written opinion as described below, the Distribution (i) is fair, from a financial point of view, to the holders of common stock of QUALCOMM and (ii) will not materially impair the ability of New QUALCOMM and SpinCo to fund in the future, from external sources or through internally generated funds, their respective currently anticipated operating and capital requirements (as currently projected in the financial forecasts prepared by the management of QUALCOMM).

     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (i) the Agreements, (ii) the Form 10, the Information Statement and such other publicly available information concerning QUALCOMM, New QUALCOMM and SpinCo which Lehman Brothers believed to be relevant to its inquiry, (iii) financial and operating information with respect to the business, operations and prospects of QUALCOMM, New QUALCOMM and SpinCo furnished to Lehman Brothers by QUALCOMM, (iv) a comparison of the historical financial results and present financial conditions of QUALCOMM and, on a pro forma basis, New QUALCOMM and SpinCo, with those of other publicly held companies that Lehman Brothers deemed relevant, (v) the trading history of QUALCOMM common stock and a comparison of such trading history with those of other publicly held companies that Lehman Brothers deemed relevant, (vi) publicly available research reports regarding QUALCOMM, (vii) the terms of selected recent spin-off transactions that Lehman Brothers deemed relevant and the market performance of securities involved in such transactions both before and after the consummation of such transactions, (viii) the terms of certain recent public stock offerings and merger transactions that Lehman Brothers deemed relevant, and (ix) the proposed terms of the credit facility to be provided to SpinCo by New QUALCOMM. In addition, Lehman Brothers had discussions with the management of QUALCOMM and the proposed management of SpinCo concerning the business, operations, assets, financial condition and prospects of QUALCOMM and, on a pro forma basis, New QUALCOMM and SpinCo, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     The opinion states that Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it in arriving at its opinion without independent verification and further relied upon the assurances of the management of QUALCOMM that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts of New QUALCOMM and SpinCo, upon advice of QUALCOMM we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of QUALCOMM as to the future financial performance of New QUALCOMM and SpinCo and that New QUALCOMM and SpinCo will perform in accordance with such forecasts. In arriving at its opinion, Lehman Brothers has not conducted a physical inspection of the properties or facilities of QUALCOMM or SpinCo and has not made or obtained any evaluations or appraisals of the assets or liabilities of QUALCOMM or SpinCo. [In addition, QUALCOMM's Board of Directors did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to a purchase of the businesses or assets of SpinCo]. Lehman Brothers' opinion is necessarily based upon market, economic and other considerations as they exist on, and can be evaluated as of, the date of its opinion letter.

     In its opinion, Lehman Brothers expressed no opinion as to the prices at which shares of common stock of New QUALCOMM or SpinCo will actually trade following the consummation of the Distribution. In addition, Lehman Brothers noted that the opinion should not be viewed as providing any assurance that the combined market value of the shares of common stock of New QUALCOMM and the shares of common stock of SpinCo to be received by a stockholder in the Distribution will be in excess of the current market value of the common stock of QUALCOMM owned by such stockholder at any time prior to announcement or consummation of the Distribution.

     Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, spin-offs, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. QUALCOMM selected Lehman Brothers to act as its financial advisor in connection with the Distribution based upon its expertise in the foregoing areas and its familiarity with the Company's industry.

     QUALCOMM will pay Lehman Brothers a fee of $1 million for its services in connection with the Distribution. The receipt of a portion of this fee is contingent upon the consummation of the Distribution. Lehman Brothers also will be reimbursed for its reasonable expenses incurred in rendering its services. QUALCOMM has agreed to indemnify Lehman Brothers for certain liabilities that may arise out of the rendering its opinion. Lehman Brothers also has performed various investment banking services for QUALCOMM in the past and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers actively trades in the securities of QUALCOMM for its own account and for the accounts of its customers and, accordingly, may at any time hold long and/or short positions in such securities or in the securities of New QUALCOMM or SpinCo following the Distribution.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion sets forth the opinion of Cooley Godward LLP with respect to certain material federal income tax considerations under the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the SpinCo Shares and any cash in lieu of fractional SpinCo Shares, distributed to Holders in the Distribution. THIS DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES OF THE ACQUISITION OF SPINCO SHARES BY PURCHASE, EXERCISE OF STOCK OPTIONS OR MEANS OTHER THAN THE DISTRIBUTION. In addition, this discussion is intended only to provide general information regarding Holders that are subject to United States federal income tax; it may not address all relevant federal income tax consequences to each Holder or to special categories of Holders, e.g., foreign persons, dealers in securities, banks, insurance companies, Holders that hold their shares as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction, Holders that acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions, Holders that are exempt from federal income tax and Holders subject to the alternative minimum tax provisions of the Code. This discussion is based upon the Code, Treasury Regulations (including temporary and proposed Treasury Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions all as in effect on the date hereof and all of which are subject to change or different interpretations by the Internal Revenue Service ("IRS") or the courts, any of which changes or interpretations may have retroactive effect. Cooley Godward LLP has disclaimed any undertaking to advise QUALCOMM or the Holders as to any change in the law that may affect this discussion, including changes that may be made under currently pending legislative proposals. In addition, no opinion has been expressed as to the tax laws of any jurisdictions other than the United States of America. An opinion of counsel does not bind the IRS, which could take a contrary position, but represents only counsel's judgment as to the likely outcome if the issues involved were properly presented to a court of competent jurisdiction. This discussion assumes that the SpinCo Shares will at all relevant times constitute capital assets of each of the Holders. This discussion does not address state, local, or foreign tax considerations. BECAUSE EACH HOLDER'S TAX SITUATION IS UNIQUE, THE DISTRIBUTION MAY AFFECT EACH HOLDER DIFFERENTLY. FOR THIS REASON, EACH HOLDER IS URGED TO CONSULT WITH HIS OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE DISTRIBUTION TO HIM. Cooley Godward LLP acted as United States federal income tax counsel to QUALCOMM and assisted in preparing this Information Statement.

     Taxability of The Distribution To Holders of QUALCOMM Common Stock. The fair market value of the SpinCo Shares, plus the cash intended to represent the fair market value of a fractional SpinCo Share (together, the "Distribution Amount"), distributed to a Holder of QUALCOMM Common Stock will constitute a dividend taxable as ordinary income to the extent that QUALCOMM has current or accumulated "earnings and profits" as of the end of the taxable year (expected to be September 27, 1998) in which the Distribution occurs that are allocable to the Distribution for federal income tax purposes ("E&P"). Assuming that there will be a public market for the SpinCo Shares at the time of the Distribution, the fair market value of a SpinCo Share to a Holder for this purpose is expected to be the average of the high and low trading price on the date of the Distribution or, if such date is not a trading day, on the first trading day following the

Distribution. However, if the Distribution Amount exceeds the Holder's allocable share of QUALCOMM's E&P, the excess will generally be treated first as a basis-reducing, tax-free return of capital to the extent of the such an event, the basis-reducing, tax-free return of capital and capital gain distribution rules described above would apply. Accordingly, each Holder would need to determine its adjusted per share tax basis in each of its QUALCOMM Common Stock shares to determine how the Distribution would be taxed. This determination of E&P will be made by QUALCOMM's management as soon as practicable after the close of QUALCOMM's taxable year in which the Distribution occurs. The amount of E&P per share of QUALCOMM Common Stock is not expected to exceed $4.00.

     No later than January 31, 1999, QUALCOMM will issue to each Holder of QUALCOMM Common Stock receiving SpinCo Shares in the Distribution an IRS Form 1099-DIV reflecting such Holder's portion of the Distribution Amount. The IRS Form 1099-DIV will also indicate what portion of the Distribution is an ordinary dividend, taxable as ordinary income, and a nondividend distribution, taxable as a tax-free return of capital or capital gain income depending on each Holder's own situation.

     To the extent that the Distribution Amount constitutes ordinary dividend income (the "Dividend Amount"), it will generally be subject to back-up withholding with respect to Holders who, before the Distribution, have not provided their correct taxpayer identification number to QUALCOMM on an IRS Form W-9 or a substitute therefor. Although this discussion does not generally address tax consequences of the Distribution to foreign Holders of QUALCOMM Common Stock, such Holders should note that distribution of the Dividend Amount will generally be subject to U.S. withholding tax at the rate of 30%. This withholding tax rate may be reduced by income tax treaties to which the United States is a party. Non-resident alien individuals, foreign corporations and other foreign Holders are urged to consult their own tax advisors regarding the availability of such reductions and the procedures for claiming them, including, but not limited to, executing an IRS Form W-8 to identify themselves as foreign Holders to which an exception to the general withholding tax rules would apply. For United States resident corporate Holders of QUALCOMM Common Stock, the Dividend Amount will be eligible for a "dividends-received" deduction, subject to limitations and exclusions provided by the Code. However, for corporate Holders of QUALCOMM Common Stock, the Dividend Amount will be subject to the Code's extraordinary dividend rules, which could reduce a corporate Holder's basis in its QUALCOMM Common Stock by the amount of the deduction, if the Dividend Amount equals at least 10% of the Holder's adjusted basis in its QUALCOMM Common Stock. Moreover, to the extent that the untaxed Dividend Amount exceeds the corporate Holder's adjusted basis in its QUALCOMM Common Stock, gain will be recognized by such corporate Holder.

     Sale Of SpinCo Shares. Upon the sale of SpinCo Shares, the Holders will have a capital gain or loss equal to the difference between the sale price and the Holder's adjusted tax basis in the SpinCo Shares sold. This gain or loss will be short-term if the SpinCo Shares have a holding period of one year or less on the sale date. For noncorporate Holders, short-term capital gain is currently subject to federal income tax at a maximum rate of 39.6%. For noncorporate Holders, capital gain income from assets like SpinCo Shares, that have a holding period of more than a year on the sale date, is subject to federal income tax at rates that vary from 28% to 10%, depending upon the taxpayer's income level and the length of the holding period. If the holding period is more than one year but not more than 18 months (mid-term capital gain holding period), the maximum federal income tax rate upon sale is 28% for noncorporate Holders. If the holding period is more than 18 months (long-term capital gain holding period), the maximum federal income tax rate is 20% for noncorporate Holders. Note that the phase-out or elimination of certain deductions and exemptions at higher income levels can have the effect of raising the marginal tax rate at those levels for other income of the taxpayer. There is presently no difference in federal income tax rates between ordinary income and capital gains of corporations. Limitations may apply to prevent or defer a Holder's deduction of capital loss realized on any subsequent sale of SpinCo Shares.

     A Holder's initial adjusted tax basis in SpinCo Shares received in the Distribution will be the fair market value of those SpinCo Shares at the time of the Distribution. The holding period for SpinCo Shares received in the Distribution will begin with the date of the Distribution.

     THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, CORPORATIONS (OR OTHER ENTITIES TAXABLE AS CORPORATIONS) ORGANIZED UNDER THE LAWS OF THE UNITED STATES OR ANY STATE THEREIN (INCLUDING THE DISTRICT OF COLUMBIA) OR WHO ARE OTHERWISE SUBJECT TO SPECIAL TREATMENT UNDER THE CODE. ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND FOREIGN AND APPLICABLE MINIMUM OR ALTERNATIVE MINIMUM TAX LAWS.

                         RELATIONSHIP BETWEEN QUALCOMM
                     AND THE COMPANY AFTER THE DISTRIBUTION

     For purposes of facilitating an orderly transfer on the Distribution Date of the SpinCo Business to the Company and an orderly transition to the status of two separate independent companies, QUALCOMM and the Company, and certain of their executive officers, will enter into various agreements and relationships, including those described in this section. The agreements summarized in this section are included as exhibits to the Registration Statement of which this Information Statement forms a part. For purposes of agreements described below, the term "QUALCOMM" refers to QUALCOMM and its subsidiaries, to the extent applicable.

     QUALCOMM's relationships as equipment vendor to SpinCo and the SpinCo Operating Companies and as lender under the Credit Facility will give QUALCOMM significant influence over SpinCo and will create certain conflicts with SpinCo. In addition, QUALCOMM is not restricted from competing with the Company or any of the SpinCo Operating Companies or pursuing directly wireless telecommunications businesses which would also be attractive to SpinCo.

SEPARATION AND DISTRIBUTION AGREEMENT

     Prior to the Distribution Date, QUALCOMM and the Company will enter into the Separation and Distribution Agreement which will set forth the agreements between the Company and QUALCOMM with respect to the principal transactions required to effect the separation of the companies (the "Separation") and the Distribution, and certain other agreements governing the relationship between the parties thereafter.

     To effect the Separation, QUALCOMM will agree to transfer the SpinCo Business to SpinCo. QUALCOMM will also agree to contribute to SpinCo the following: (i) $10 million in cash; (ii) approximately $35 million in notes convertible into equity interests in one of its operating companies included in the SpinCo Business (in connection with which QUALCOMM is not required to perform or otherwise satisfy any obligation as a condition to payment or conversion) and certain other indebtedness of such companies to QUALCOMM; (iii) QUALCOMM's rights under certain agreements to the extent relating solely to the SpinCo Business (such as registration rights and other similar rights as a holder of equity interest in the SpinCo Operating Companies); and (iv) miscellaneous assets. QUALCOMM's performance as an equipment vendor is not a condition to payment to SpinCo under the notes and other indebtedness to be transferred. No intellectual property will be transferred to SpinCo in connection with the Separation, and QUALCOMM will retain substantially all rights not expressly transferred with respect to any and all agreements with the SpinCo Operating Companies.

     In connection with such transfer of assets and rights by QUALCOMM, SpinCo will issue to QUALCOMM the SpinCo Shares and the Warrant. In addition, SpinCo will agree to assume certain liabilities of QUALCOMM, including without limitation (i) significant funding obligations with respect to the SpinCo Operating Companies; (ii) QUALCOMM's obligations to manage operations of and finance certain costs relating to ongoing systems and build-outs by the SpinCo Operating Companies other than equipment financing obligations; and (iii) certain obligations with respect to SpinCo's employees.

     The Separation and Distribution Agreement will provide that, subject to the terms and conditions thereof, QUALCOMM and the Company will take all reasonable steps necessary and appropriate to cause all conditions to the Distribution to be satisfied, and to effect the Distribution on the Distribution Date. The Separation and Distribution Agreement will also (i) include releases of claims of each party to the other, except as expressly set forth in the Separation and Distribution Agreement, (ii) provide for the allocation of certain contingent liabilities and (iii) provide the parties with certain indemnification rights against each other.

     SpinCo will also agree in the Separation and Distribution Agreement that, until January 1, 2004, it will deploy only systems using cdmaOne. CdmaOne is the original standard for fixed or mobile wireless telecommunications systems based on or derived from QUALCOMM's CDMA technology and successor standards that QUALCOMM has adopted. CdmaOne has been adopted as an industry standard by the TIA and other recognized international standards bodies. For purposes of the Separation and Distribution Agreement, cdmaOne also includes other CDMA systems that are compatible with or employ the same physical layer as the original cdmaOne and adopted by QUALCOMM, or that are compatible with the infrastructure and subscriber equipment manufactured and sold by QUALCOMM (e.g., the TIA/EIA/IS-95 digital cellular standard and ANSI JSTD-008 digital PCS standard to be published).

     The Company will also agree to invest only in companies using cdmaOne systems, in connection with terrestrial wireless activities. Pursuant to the Separation and Distribution Agreement, and subject to certain exceptions QUALCOMM will have a non-exclusive, royalty-free license to any intellectual property rights developed through SpinCo's use of CDMA technology. In addition, pursuant to the Separation and Distribution Agreement, the Company will grant to QUALCOMM a right of first refusal for a period of three (3) years with respect to proposed transfers by SpinCo of interests in joint venture and equity interests included in the SpinCo Business at the time of the Distribution, subject to preexisting rights of other investors. SpinCo will further agree to take an active role in the management of companies with which it has joint venture or equity interests, subject to applicable laws, contractual arrangements and other requirements. The parties will also agree, with certain limited exceptions, that for a period of three (3) years following the Distribution neither party will solicit or hire employees of the other.

CREDIT FACILITY

     Prior to the Distribution, the Company will enter into the Credit Facility with QUALCOMM, secured by substantially all of SpinCo's assets. The Credit Facility will consist of two sub-facilities. The Working Capital Facility will enable SpinCo to borrow up to $25 million from QUALCOMM, subject to the terms thereof. The proceeds from the Working Capital Facility may be used by SpinCo solely to meet the normal working capital and operating expenses of SpinCo, including salaries and overhead, but excluding, among other things, strategic capital investments in wireless operators, substantial acquisitions of capital equipment and/or the acquisition of telecommunications licenses. The Investment Capital Facility will enable SpinCo to borrow up to $225 million from QUALCOMM, subject to the terms thereof. The proceeds from the Investment Capital Facility may be used by SpinCo solely to meet certain equity and debt funding obligations of SpinCo.

     Amounts borrowed under the Credit Facility will be due and payable eight years following the Distribution Date. QUALCOMM will have a first priority security interest in substantially all of the assets of SpinCo for so long as any amounts are outstanding under the Credit Facility. Amounts borrowed under the Credit Facility will bear interest at a variable rate equal to LIBOR plus 5.25% per annum. Interest shall be payable quarterly beginning September 2003; and prior to such time, accrued interest shall be added to the principal amount outstanding.

     The Credit Facility will require the Company to, among other things, achieve and maintain certain financial ratios. The Credit Facility will also contain financial and operating covenants, including restrictions on the ability of the Company to incur indebtedness, merge, consolidate or transfer all or substantially all of its assets, make certain sales of assets, create, incur or permit the existence of certain liens or pay dividends. In addition, the Credit Facility will permit uses of funds only for specified purposes, restricts the nature and breadth of the Company's joint venture and equity interests, requires the Company's affiliates to use

QUALCOMM's cdmaOne or certain other technologies, and will impose other restrictions on the operation of the Company's business.

MASTER AGREEMENT REGARDING EQUIPMENT PROCUREMENT

     The Master Agreement Regarding Equipment Procurement (the "Equipment Agreement") will set forth certain obligations of SpinCo and QUALCOMM with respect to the purchase and sale of certain terrestrial-based CDMA infrastructure and subscriber equipment. Pursuant to the Equipment Agreement, SpinCo will agree that: (i) SpinCo will purchase from QUALCOMM not less 50% of SpinCo's direct requirements for infrastructure and subscriber equipment during the five-year period following the first such purchase; (ii) with respect to each direct or indirect investment by SpinCo which is made at any time prior to the fourth anniversary of the Distribution Date in a wireless telecommunication operating entity operating in the United States in which SpinCo has not previously invested (a "U.S. Operator"), SpinCo shall cause each such U.S. Operator to enter into an equipment purchase agreement with QUALCOMM which shall require such U.S. Operator to purchase from QUALCOMM not less than 50% of its requirements for infrastructure and subscriber equipment during a five year period commencing on the date of such investment; and (iii) with respect to each direct or indirect investment by SpinCo in a U.S. Operator which is made after the fourth anniversary of the Distribution Date, SpinCo shall exercise its commercially reasonable efforts to cause the U.S. Operator to enter into an equipment purchase agreement with QUALCOMM which shall require such U.S. Operator to purchase from QUALCOMM not less than 50% of its requirements for infrastructure and subscriber equipment. Such obligations shall be imposed upon SpinCo for such infrastructure and subscriber equipment so long as QUALCOMM's bid for such equipment is not greater than 110% of the lowest competing bid, and QUALCOMM provides competitive features and financing and other terms and conditions; provided, however, that once QUALCOMM has been awarded contracts for an aggregate $250 million of infrastructure or subscriber equipment (calculated separately), the 110% criterion shall be lowered to 100% for subsequent purchases of such equipment as the volume for such category of equipment exceeds the $250 million threshold.

     Further, until the earlier to occur of (i) the fourth anniversary of the Distribution Date and (ii) the date on which SpinCo has received an aggregate $60 million of debt or equity financing (by parties other than QUALCOMM), SpinCo shall cause each wireless telecommunication operating entity operating outside the United States in which SpinCo has not previously invested (a "Non-U.S. Operator") in which SpinCo has made a direct or indirect investment to enter into an equipment purchase agreement with QUALCOMM which shall provide that such Non-U.S. Operator shall purchase from QUALCOMM not less than 50% of such Non-U.S. Operators' requirements for infrastructure and subscriber equipment during the five year period commencing on the date of such investment. With respect to any Non-U.S. Operators in which SpinCo makes a direct or indirect investment following the applicable period, SpinCo shall use commercially reasonable efforts to cause such Non-U.S. Operator to purchase infrastructure and subscriber equipment from QUALCOMM. The obligations of all such Non-U.S. Operators shall be subject to QUALCOMM providing competitive prices, features and financing, and other terms and conditions. Certain additional terms limit the respective obligations of the parties to perform under specified circumstances. All such obligations with respect to equipment purchases shall expire on the date nine years following the Distribution.

INTERIM SERVICES AGREEMENT

     The Company and QUALCOMM will enter into an Interim Services Agreement prior to the Distribution Date (the "Interim Services Agreement"), governing the provision by each to the other, on an interim basis, of certain data processing and telecommunications services (including voice telecommunications and data transmission) and certain corporate support services (including accounting, financial management, tax, payroll, stockholder, governmental and public relations, legal, human resources administration, procurement, real estate management and other administrative functions), each as specified and on the terms set forth therein. Specified charges for such services will generally be intended to allow the providing company to recover the fully allocated costs of providing the services, plus all out-of-pocket costs and expenses, but without any profit. These interim services are not expected to extend beyond one year following the Distribution Date.

EMPLOYEE BENEFITS AGREEMENT

     The Employee Benefits Agreement (the "Employee Benefits Agreement") will govern the employee benefit obligations of the Company, including both compensation and benefits, with respect to employees assigned to the Company as of the Distribution Date. Pursuant to the Employee Benefits Agreement, the Company will assume and agree to pay, perform, fulfill and discharge, in accordance with their respective terms, all Liabilities (as defined therein) to, or relating to, former employees of QUALCOMM or its affiliates who will be employed by the Company. With respect to stock plans, SpinCo will have in place its 1998 Equity Incentive Plan and 1998 Non-Employee Directors' Stock Option Plan, each of which are described in this Information Statement. SpinCo will also adopt a 401(k) plan that will be substantially similar to QUALCOMM's, to which certain assets will be transferred from QUALCOMM's. Otherwise, effective immediately after the Distribution, the Company will have in effect its own employee benefit plans, which generally will be the same as QUALCOMM's plans as in effect at that time.

TAX AGREEMENT

     The Tax Agreement generally will require QUALCOMM to pay, and indemnify SpinCo against, all United States federal, state, local and foreign taxes relating to the businesses conducted by QUALCOMM or its subsidiaries for any taxable period, other than the following taxes which will be paid by SpinCo and against which SpinCo will indemnify QUALCOMM: (i) all United States federal, state, local and foreign taxes relating to SpinCo and its U.S. subsidiaries for periods after the Distribution; (ii) all United States federal, state, local and foreign taxes relating to SpinCo's non-U.S. subsidiaries or any predecessor or successor thereof for all periods before and after the Distribution (other than with respect to certain restructuring transactions incident to the Distribution); and (iii) all United States federal, state, local and foreign taxes arising out of certain actions taken by, or in respect of, SpinCo or any of its subsidiaries that cause adverse tax consequences to QUALCOMM, SpinCo or their respective subsidiaries with respect to the Distribution or the transactions related thereto; provided, however, that under certain limited circumstances SpinCo's indemnification obligation described in this subparagraph
(iii) may be reduced.

     The Tax Agreement will further provide for cooperation with respect to certain tax matters, the exchange of information and retention of records that may affect the tax liability of either party.

CONSULTING AGREEMENTS

     Prior to the Distribution Date, the executive officers and certain other employees of SpinCo who have been QUALCOMM employees may enter into consulting arrangements related to their respective areas of expertise with QUALCOMM for a term of generally one to two years in order to facilitate the completion of ongoing projects and to provide QUALCOMM with the benefit of their expertise for the term of the arrangement. The Company does not expect that such consulting arrangements will interfere with the ability of such officers and other employees to perform all their responsibilities to SpinCo.

                                 CAPITALIZATION
                                 (IN THOUSANDS)

     The following table sets forth, as of February 28, 1998, the Company's historical capitalization and pro forma capitalization as if the Distribution occurred as of that date. This data should be read in conjunction with the pro forma balance sheet and the introduction to the pro forma financial statements appearing elsewhere in this Information Statement. The pro forma information may not reflect the capitalization of the Company in the future or as it would have been had the Company been a separate, independent company on February 28, 1998. Assumptions regarding the number of shares of SpinCo Common Stock may not reflect the actual number of shares at the Distribution Date. See "Pro Forma Financial Statements."

                                                              AS OF FEBRUARY 28, 1998
                                                              ------------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ----------
Credit facility(1)..........................................   $     --      $     --
                                                               --------      --------
Stockholder's equity:
  Stockholder's investment..................................     63,184            --
  Deficit accumulated during the development stage(2).......    (12,546)           --
  Common stock(3)...........................................         --         1,734
  Additional paid-in-capital(4).............................         --       249,824
  Cumulative translation adjustment.........................     (1,774)       (1,774)
                                                               --------      --------
  Total stockholder's equity................................     48,864       249,784
                                                               --------      --------
  Total capitalization......................................   $ 48,864      $249,784
                                                               ========      ========

(1) QUALCOMM will provide the Company with the Credit Facility. A $25 million Working Capital Facility and a $225 million Investment Capital Facility are available under the Credit Facility for working capital and investment capital purposes, respectively. The facility will be payable eight years following the Distribution Date. The loan will bear interest at a variable rate equal to LIBOR plus 5.25% per annum. Interest will accrue quarterly with cash interest payments beginning September 2003. No amounts are anticipated to be outstanding as of the Distribution Date.

(2) For the combined historical financial statements, the Company presents an accumulated deficit since September 1, 1995 (inception) to highlight that the Company is in the development stage. However, upon the date of the Distribution, the Company's deficit accumulated during the development stage prior to the Distribution will be eliminated, and the Company will begin its accumulation of losses as a legally independent company.

(3) Based on each holder of QUALCOMM Common Stock receiving a dividend of one share of SpinCo Common Stock for every four shares of QUALCOMM Common Stock, the numbers of shares of SpinCo Common Stock outstanding as of the Distribution Date is anticipated to be 17,338,858 based on QUALCOMM common stock outstanding as of June 18, 1998. Such shares reflect the expected issuance upon the distribution of one of the Company's shares of common stock for every four shares of QUALCOMM common stock outstanding. See Note 1 of Combined Financial Statements.

(4) Reflects the contribution of net assets by QUALCOMM to the Company, including $223 million in investments in wireless operating companies.

                         PRO FORMA FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The Company was formed by QUALCOMM for the purpose of effecting the Distribution and has no operating history as a separate, independent company. The historical combined financial statements of the Company reflect periods during which the Company did not operate as a separate, independent company, and certain assumptions were made in preparing such financial statements. Therefore, such historical combined financial statements may not reflect the results of operations or financial position that would have been achieved had the Company been a separate, independent company.

     The following unaudited pro forma financial statements (the "Pro Forma Financial Statements") are based on the historical combined financial statements of the Company as of February 28, 1998 and for the six months then ended and as of August 31, 1997 and for the year then ended included elsewhere in this Information Statement, adjusted to give effect to the Distribution. The Unaudited Pro Forma Statements of Operations for the six months ended February 28, 1998 and the year ended August 31, 1997 gives effect to the Distribution as if it had occurred as of September 1, 1996 and the Unaudited Pro Forma Balance Sheet gives effect to the Distribution as if it had occurred as of February 28, 1998. The Distribution and the related adjustments are described in the accompanying notes. The Pro Forma Financial Statements are based upon available information and certain assumptions that management believes are reasonable. The Pro Forma Financial Statements do not purport to represent what the Company's results of operations or financial condition would actually have been had the Distribution in fact occurred on such dates or to project the Company's results of operations or financial condition for any future period or date. The Pro Forma Financial Statements should be read in conjunction with the historical combined financial statements of the Company included elsewhere in this Information Statement and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Pro Forma Financial Statements assume the completion of the transactions contemplated by the Distribution Agreement and the agreements to be entered into pursuant to the Distribution Agreement including the completion of all the asset transfers and contract assignments contemplated thereby. Assumptions regarding the number of shares of SpinCo Common Stock may not reflect the actual numbers at the Distribution Date.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       PRO FORMA STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                          SIX MONTHS ENDED FEBRUARY 28, 1998
                                                       -----------------------------------------
                                                       HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                       -----------    -----------    -----------
Equity in net losses of wireless operating
  companies..........................................  $      (797)    $     --      $      (797)
General and administrative expenses..................      (10,142)      (5,631)(1)      (15,773)
                                                       -----------     --------      -----------
Loss before income taxes.............................      (10,939)      (5,631)         (16,570)
Income tax expense...................................           --           --               --
                                                       -----------     --------      -----------
Net loss.............................................  $   (10,939)    $ (5,631)     $   (16,570)
                                                       ===========     ========      ===========
Unaudited pro forma basic and diluted net loss per
  common share(2)....................................  $     (0.63)                  $     (0.96)
                                                       ===========                   ===========
Shares used in computing unaudited pro forma basic
  and diluted net loss per common share(2)...........   17,338,858                    17,338,858
                                                       ===========                   ===========

---------------
(1) The pro forma adjustment to general and administrative expenses includes additional expenses which would have been incurred by the Company, if it were a separate stand alone entity, including incremental executive compensation and fringe benefits, public relations, insurance, accounting fees, public company, recruiting and other administrative expenses. The adjustment also reflects assumed staffing levels that are consistent with the investment activity for the period.

(2) The Company had no common shares outstanding during the first six months of fiscal 1998. The pro forma net loss per common share was calculated by dividing the net loss for the first six months of fiscal 1998 by the 17,338,858 expected shares of common stock of the Company to be issued upon the Distribution based on QUALCOMM common shares outstanding as of June 18, 1998. Such shares reflect the expected issuance upon the Distribution of one of the Company's shares of common stock for every four shares of QUALCOMM common stock outstanding. See Note 1 of Combined Financial Statements.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       PRO FORMA STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEAR ENDED AUGUST 31, 1997
                                                       -----------------------------------------
                                                       HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                       -----------    -----------    -----------
Equity in net earnings of wireless operating
  companies..........................................  $       167      $    --      $       167
General and administrative expenses..................       (1,378)      (5,269)(1)       (6,647)
                                                       -----------      -------      -----------
Loss before income taxes.............................       (1,211)      (5,269)          (6,480)
Income tax expense...................................           --           --               --
                                                       -----------      -------      -----------
Net loss.............................................  $    (1,211)     $(5,269)     $    (6,480)
                                                       ===========      =======      ===========
Unaudited pro forma basic and diluted net loss per
  common share(2)....................................  $     (0.07)                  $     (0.37)
                                                       ===========                   ===========
Shares used in computing unaudited pro forma basic
  and diluted net loss per common share(2)...........   17,338,858                    17,338,858
                                                       ===========                   ===========

---------------
(1) The pro forma adjustment to general and administrative expenses includes additional expenses which would have been incurred by the Company, if it were a separate stand alone entity, including incremental executive compensation and fringe benefits, public relations, insurance, accounting fees, public company, recruiting and other administrative expenses. The adjustment reflects assumed staffing levels that are consistent with the investment activity for the period.

(2) The Company had no common shares outstanding during fiscal 1997. The pro forma net loss per common share was calculated by dividing the 1997 loss by the 17,338,858 expected shares of common stock of the Company to be issued upon the Distribution based on QUALCOMM common shares outstanding as of June 18, 1998. Such shares reflect the expected issuance upon the Distribution of one of the Company's shares of common stock for every four shares of QUALCOMM common stock outstanding. See Note 1 of Combined Financial Statements.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            PRO FORMA BALANCE SHEETS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                   AS OF FEBRUARY 28, 1998
                                                         -------------------------------------------
                                                         HISTORICAL    ADJUSTMENTS(1)     PRO FORMA
                                                         ----------    --------------    -----------
ASSETS
Current Assets:
  Cash and cash equivalents............................   $     --        $ 10,000(2)     $ 10,000
  Other current assets.................................         --             450(3)          450
                                                          --------        --------        --------
Total current assets...................................         --          10,450          10,450
Investments in wireless operating companies............     50,831         172,169(4)      223,000
Convertible loans receivable...........................         --          35,000(5)       35,000
Other assets...........................................         --           1,297(6)        1,297
                                                          --------        --------        --------
          Total assets.................................   $ 50,831        $218,916        $269,747
                                                          ========        ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.............   $  1,967        $ (1,967)(7)    $     --
  Other current liabilities............................         --           2,963(8)        2,963
                                                          --------        --------        --------
Total current liabilities..............................      1,967             996           2,963
Loans payable to banks.................................         --          17,000(5)       17,000
Long-term debt.........................................         --              --(9)           --
                                                          --------        --------        --------
          Total liabilities............................      1,967          17,996          19,963
                                                          --------        --------        --------
COMMITMENTS(10)
STOCKHOLDERS' EQUITY:
Stockholder's investment...............................     63,184         (63,184)(11)         --
Common stock...........................................         --           1,734(12)       1,734
Additional paid-in-capital.............................         --         249,824(11)     249,824
Deficit accumulated during the development stage.......    (12,546)         12,546(13)          --
Cumulative translation adjustment......................     (1,774)             --          (1,774)
                                                          --------        --------        --------
          Total stockholders' equity...................     48,864         200,920         249,784
                                                          --------        --------        --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............   $ 50,831        $218,916        $269,747
                                                          ========        ========        ========

---------------

 (1) Pro forma adjustments give effect to (a) the net assets to be contributed to the Company by QUALCOMM and, (b) the distribution of SpinCo common stock to QUALCOMM stockholders.

 (2) Reflects the transfer of $10 million in cash from QUALCOMM to SpinCo prior to the Distribution Date.

 (3) Reflects estimated prepaid rent transferred by QUALCOMM prior to the Distribution Date.

 (4) Reflects investments expected to be made in the following companies prior to the Distribution Date: Chase Telecommunications, Inc., Telesystems of Ukraine, Pegaso, S.A. de C.V., Chilesat Telefonia Personal, S.A., QUALCOMMTel/Metrosvyaz and OzPhone. Such investments will be transferred by QUALCOMM to SpinCo prior to the Distribution Date.

 (5) Reflects loans to be issued to Chilesat PCS which are convertible into common shares of Chilesat PCS if the loans are not repaid by January 31, 1999 and loans payable to banks to be incurred in connection with the partial funding of the loans receivable.

 (6) Reflects executive retirement plan assets and computer equipment which will be contributed by QUALCOMM to SpinCo prior to the Distribution Date.

 (7) Reflects the elimination of accounts payable and accrued liability balances pursuant to QUALCOMM's contribution of capital upon the Distribution Date.

 (8) Reflects the transfer of executive retirement plan liabilities, vacation and sick accruals and accrued bonuses from QUALCOMM to SpinCo prior to the Distribution Date.

 (9) QUALCOMM will provide the Company with a senior secured multiple drawdown credit facility. A $25 million Working Capital Facility and a $225 million Investment Capital Facility are available under the Credit Facility for working capital and investment capital purposes, respectively. The facility will be payable eight years following the Distribution Date. The loan will bear interest at a variable rate of LIBOR plus 5.25%. Interest will accrue quarterly with cash interest payments beginning September 2003. No amounts are anticipated to be outstanding as of the Distribution Date.

(10) The Company is expected to have $102 million in outstanding non-cancelable equity commitments to its investments in wireless operating companies as of the Distribution Date.

(11) Reflects the distribution of all outstanding shares of SpinCo common stock to QUALCOMM stockholders.

(12) Reflects the distribution of 17,338,858 SpinCo shares to QUALCOMM shareholders at $0.0001 per share par value based on QUALCOMM Shares outstanding as of June 18, 1998. Such shares reflect the expected issuance upon the Distribution of one of the Company's shares of Common Stock for every four shares of QUALCOMM Common Stock outstanding. See Note 1 of Combined Financial Statements.

(13) For the combined historical financial statements, the Company presents an accumulated deficit since September 1, 1995 (inception) to highlight that the Company is in the development stage. However, upon the date of the Distribution, the Company's deficit accumulated during the development stage prior to the Distribution will be eliminated, and the Company will begin its accumulation of losses as a legally independent company.

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected historical combined financial data of the Company should be read in conjunction with the historical combined financial statements and notes thereto included elsewhere in this Information Statement. The selected combined historical financial data relates to the SpinCo Business as it was operated by QUALCOMM. The following selected historical combined financial data are derived from the historical combined financial statements of the Company. The annual historical combined financial information has been adjusted for those parts of the infrastructure business unit which are to remain under QUALCOMM ownership and management after the Distribution. The selected historical combined financial data that relate to the two year period ended August 31, 1997 have been derived from audited historical combined financial statements included in this Information Statement. The selected historical combined financial data that relate to the six months ended February 28, 1998 and 1997 and for the period from September 1, 1995 (inception) to February 28, 1998 have been derived from unaudited historical combined financial statements included in this Information Statement.

     The historical combined financial data of the Company may not reflect the results of operations or financial position that would have been achieved had the Company been a separate, independent company for the years presented.

                                         FOR THE PERIOD
                                        FROM SEPTEMBER 1,     SIX MONTHS ENDED FEBRUARY
                                        1995 (INCEPTION)                 28,                  YEARS ENDED AUGUST 31,
                                         TO FEBRUARY 28,     ---------------------------      ----------------------
                                              1998               1998           1997             1997          1996
                                       -------------------   ------------   ------------      -----------      -----
STATEMENT OF OPERATIONS DATA:
Equity in net (losses) earnings of
  wireless operating companies.......       $   (630)        $      (797)      $  --          $       167      $  --
General and administrative
  expenses...........................        (11,916)            (10,142)       (546)              (1,378)      (396)
                                            --------         -----------       -----          -----------      -----
Loss before income taxes.............        (12,546)            (10,939)       (546)              (1,211)      (396)
Income tax expense...................             --                  --          --                   --         --
                                            --------         -----------       -----          -----------      -----
Net loss.............................       $(12,546)        $   (10,939)      $(546)         $    (1,211)     $(396)
                                            ========         ===========       =====          ===========      =====
Unaudited pro forma basic and diluted
  net loss per common share..........                        $     (0.63)                     $     (0.07)
                                                             ===========                      ===========
Shares used in computing unaudited
  pro forma basic and diluted net
  loss per common share..............                         17,338,858                       17,338,858
                                                             ===========                      ===========
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital......................       $ (1,967)        $    (1,967)                     $      (282)     $(111)
Total assets.........................         50,831              50,831                           54,884         --
Stockholder's equity.................         48,864              48,864                           54,602       (111)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's future results could differ materially from those discussed here. Factors that could cause or contribute to such differences, including factors of each joint venture and other entities in which it has interests, include, but are not specifically limited to: the ability to successfully deploy their wireless networks, the ability to control costs relating to constructing, expanding, and operating the networks, the ability to attract new subscribers and the rate of growth of the subscriber base, the usage and revenue generated from subscribers, the level of airtime and equipment prices, the rate of churn of subscribers, the range of types of services offered, the ability to effectively manage growth and the intense competition in the wireless communications industry, as well as conditions governing the use of network licenses set by various government and regulatory authorities, developments in current or future litigation; as well as the other risks detailed in this section and in the sections entitled Risk Factors and Results of Operations and Liquidity and Capital Resources.

OVERVIEW

     SpinCo's strategy is to build an operating entity that provides management and project expertise and selectively participates in and manages joint ventures and other collaborative efforts to provide cdmaOne wireless telecommunications services in telecommunications markets with significant growth potential. The Company believes its experience, technical and commercial expertise, and access to equipment and technology will benefit the Company and the entities in which it has interests.

     Domestic and international telecommunications markets are expanding rapidly as countries seek to increase teledensity (number of telephone lines as a percentage of the population) and competition among carriers. Often the fastest, most economical and easiest way to meet these demands is through the implementation and operation of wireless networks and systems. In many such countries, telecommunications systems have been closely regulated by local governments, and licenses to provide services have been largely unavailable. Decreased government regulation, and active solicitation of new and better services through auctions of licenses, have created opportunities for local and foreign providers to capture market share. These changes create the need to provide both the capital to build out these new (largely wireless) systems and the expertise to oversee and manage their entry into these competitive markets. Such opportunities have been recognized in many countries, including those where SpinCo has operations.

     The Company and its operating companies are in the early stages of development and are subject to the risks inherent in the establishment of a new business enterprise. The Company's results of operations must be considered in light of the risks, expenses and difficulties encountered by companies at this stage of development, particularly companies in new and rapidly evolving markets and companies experiencing rapid growth. It is expected that the launch, development and expansion of the Company's wireless services over the next several years, as well as the pursuit of additional telecommunications opportunities, will require significant capital. The Company's future growth and results of operations will therefore depend upon its ability to raise sufficient funds to meet its capital requirements.

     The entities in which the Company has joint venture and equity interests have not generated any revenues from operations, and the Company has no other current sources of income. Costs associated with the construction and testing of the wireless networks are being capitalized. Accordingly, the Company's proportionate share of the net losses of such entities accounted for under the equity method of accounting to date has been limited.

     Upon commercial launch of operations, revenues of the operating companies will be derived primarily from fees and usage charges. Other sources of revenue may include equipment sales and activation fees. Wireless telecommunications projects usually experience significant losses and negative cash flows in their initial years of operation. Such projects require substantial capital expenditures for the construction of their networks, license fees and license acquisition costs, some of which are payable upon issuance of the license, and significant marketing and other expenses needed to start the business. As such, the Company expects its proportionate share of the net loss of its investees to increase significantly as they begin commercial operations.

     The Company has experienced, and expects to continue to experience, increased general and administrative expenses as a result of the Company's overall expansion. Such costs will include the hiring of additional staff, professional and consulting fees, costs related to project development and corporate overhead costs. The Company expects to continue to add to its managerial resources as it expands its involvement in wireless projects in various parts of the world.

RESULTS OF OPERATIONS

SIX MONTHS ENDED FEBRUARY 28, 1998 COMPARED TO SIX MONTHS ENDED FEBRUARY 28,
1997

     Equity in net losses of wireless operating companies for the first six months of fiscal 1998 was $0.8 million, which represents the Company's share of the net losses of the wireless operating companies in which it holds an ownership interest accounted for under the equity method of accounting. These losses consist of costs incurred prior to service launch during the network build-out and testing phases such as salary and related benefits, overhead expenses and professional and consulting fees. Through February 28, 1998, there was no depreciation of network equipment and no amortization of licenses as service had not been launched commercially. Through February 28, 1997, the Company's investments were accounted for under the cost method and, accordingly, there was no equity activity during the six months then ended.

     General and administrative expenses were $10.1 million for the first six months of fiscal 1998, compared to $0.5 million for the first six months of fiscal 1997. The dollar increase was due principally to increases in business development activity, relating to projects to create wireless operating companies in Mexico and Russia. Such development activity resulted in significantly higher professional and consulting expenses and an increase in QUALCOMM corporate overhead allocated to the Company. The Company expects that general and administrative expenses will continue to increase as a result of on-going development efforts on current and new projects. Also, general and administrative expenses are expected to continue to increase resulting from the hiring of Company personnel as a result of the Company becoming a stand-alone entity.

     No provision for income taxes was recognized for the six months ended February 28, 1998 and 1997, as a result of the net losses incurred.

FISCAL YEAR ENDED AUGUST 31, 1997 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1996

     Equity in net earnings of wireless operating companies for fiscal 1997 was $0.2 million, which represents the Company's share of the net income of wireless operating companies in which it holds an ownership interest accounted for under the equity method of accounting. The net earnings represent the excess of interest income from the entities' temporary investment of their capital funds prior to being expended for network build-out, offset by costs incurred prior to service launch during the network build-out and testing phases. Such costs include salary and related benefits, overhead expenses and professional and consulting fees. Through August 31, 1997, there was no depreciation of network equipment and no amortization of licenses as service had not been launched commercially. Through August 31, 1996, the Company did not have any operating company interests, and, accordingly, there was no equity in earnings of investees during the year then ended.

     General and administrative expenses were $1.4 million for fiscal 1997, compared to $0.4 million for fiscal 1996. This increase was due principally to increases in business development activity relating to projects to create wireless operating companies in Chile and Ukraine. Such development activity resulted in higher professional and consulting fees. Additionally, the Company incurred higher incremental labor and travel expenses to develop the wireless operating companies.

     No provision for income taxes was recognized for the years ended August 31, 1997 and 1996, as a result of the net losses incurred.

LIQUIDITY AND CAPITAL RESOURCES

     The Company expects to have significant future capital requirements over the next several years in relation to existing operations, development projects and additional new projects. Prior to the Distribution, the Company's cash requirements have been funded by QUALCOMM. The proceeds were primarily used to fund the Company's joint venture and equity interests in wireless operating companies, including the expenses incurred in seeking and evaluating new business opportunities and to fund corporate overhead expenses as allocated to the Company by QUALCOMM.

     As of February 28, 1998, the Company had no outstanding long-term indebtedness and had no cash balances. To provide liquidity, the Company expects to receive $10 million in cash from QUALCOMM in connection with the Separation and to enter into a credit agreement with QUALCOMM for a secured Credit Facility in an aggregate amount of $250 million. The Company expects to meet its cash requirements for existing operations and current development projects through fiscal 1999 from available cash balances and borrowings under the Credit Facility. To the extent that such cash resources are insufficient to fund the Company's activities, the Company may be required to raise additional funds which may be derived through additional debt, equity financing or other sources. If additional capital is raised through the sale of additional equity or convertible debt securities, dilution to the Company's stockholders could occur. The Company continues to evaluate financing alternatives, including unsecured bank facilities and other sources of debt or equity financing. There can be no assurances such additional financing will be available or, if available, that it will be on acceptable terms.

     As a result, the Company expects that it will be highly leveraged after the Distribution. The degree to which the Company is leveraged could have important consequences, including: (i) the Company's ability to obtain additional financing in the future may be impaired, (ii) a substantial portion of the Company's future cash flows from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available for operations, (iii) the Company may be hindered in its ability to adjust rapidly to changing market conditions and (iv) the Company's substantial degree of leverage may make it more vulnerable in the event of a downturn in general economic conditions or in its business. There can be no assurance that the Company's future cash flows will be sufficient to meet the Company's debt service requirements or that the Company will be able to refinance any of its indebtedness at maturity.

  Operating Activities

     In the first six months of fiscal 1998, $6.8 million in cash was used in operating activities, compared to $0.5 million used in operating activities in the first six months of fiscal 1997. The increase resulted from higher expenses, predominantly higher professional and consulting fees associated with project development expenses of new wireless companies in Mexico, including expenses associated with participating in the Mexican auction for PCS licenses, and in Russia. It is expected that cash used in operating activities will continue to increase as the Company expands its project development efforts on existing and new project opportunities. Also, the Company has budgeted $61 million to pursue its strategy of providing a fixed fee limited cdmaOne telephone service targeted at the United States mass market.

     In fiscal 1997, $1.2 million in cash was used in operating activities, compared to $0.3 million used in operating activities in fiscal 1996. The increase in cash used in operating activities in 1997 resulted from an increase in general and administrative expenses.

  Investing Activities

     Cash used in investing activities was $3.4 million for the first six months of fiscal 1998 and $4.0 million for the corresponding period in fiscal 1997. The 1998 activity results from continuing investment of $1.7 million into the Company's Ukraine project, Telesystems of Ukraine ("TOU"), a Ukrainian limited liability company. Also, the Company funded a $1.7 million loan receivable to a potential business combination acquiree. Investment activity in the corresponding period for fiscal 1997 represented the Company's $4.0 million purchase of Series B Common Stock in Chase Telecommunications, Inc. The Company is expected to have $102 million in outstanding non-cancelable equity commitments to its investments in wireless operating companies as of the date of the Distribution. The Company expects that investments in wireless operating companies will increase significantly in the near future.

     Investments in wireless operating companies totaled $54.7 million in fiscal 1997. There were no investments in fiscal 1996. Significant components in fiscal 1997 consisted of the purchase of $42 million of voting preferred shares representing a 50% ownership interest in a corporate joint venture, Chilesat PCS, the investment of $8.7 million for a 49% ownership interest in and funding of a joint investment activity with TOU, and the investment of $4 million in Chase Telecommunications Inc. in which the Company holds less than a 6% ownership interest.

  Financing Activities

     Cash provided by financing activities during the first six months of fiscal 1998 and 1997 amounted to $10.1 million and $4.5 million, respectively, consisting of QUALCOMM's funding of the operating and investing cash used by the Company.

     The Company's financing activities, which consisted solely of QUALCOMM's investment, provided net cash of $56 million in fiscal 1997 compared to $0.3 million in fiscal 1996. The investment represents QUALCOMM's funding of the operating and investing cash used by the Company.

  QUALCOMM Credit Facility

     In connection with the Distribution, the Company is expected enter into a $250 million secured Credit Facility pursuant to which it will have access to funds from QUALCOMM. The Credit Facility will consist of two sub-facilities. The first sub-facility (the "Working Capital Facility") will enable SpinCo to borrow up to $25 million from QUALCOMM, subject to the terms thereof. The proceeds from the Working Capital Facility may be used by SpinCo solely to meet the normal working capital and operating expenses of SpinCo, including salaries and overhead, but excluding, among other things, strategic capital investments in wireless operators, substantial acquisitions of capital equipment, and/or the acquisition of telecommunications licenses. The other sub-facility (the "Investment Capital Facility") will enable SpinCo to borrow up to $225 million from QUALCOMM, subject to the terms thereof. The proceeds from the Investment Capital Facility may be used by SpinCo solely to meet the project funding obligations of SpinCo as of the Distribution Date with respect to the operating companies in which SpinCo holds an equity interest. The Credit Facility will contain financial and operating covenants, including restrictions on the ability of the Company to incur indebtedness, merge, consolidate or transfer all or substantially all of its assets, to make certain sales of assets, to create, incur or permit the existence of certain liens and to pay dividends. More specifically, the Credit Facility will permit uses of funds only for specified purposes consistent with approved business plans, restrict the nature and breadth of the Company's investments, require the Company's affiliates to use QUALCOMM's cdmaOne or other approved technologies, and impose other restrictions peculiar to the Company's business. The restrictions imposed by QUALCOMM related to the Credit Facility could have a material adverse effect on the Company.

  Substantial Leverage of Operating Companies

     Initially, the operating companies are typically financed by contributions of the Company and its partners in the form of equity and shareholder loans. After the initial stages of development, the Company seeks, where possible, to secure stand-alone third party financing at the operating company level, preferably on a non-recourse basis to the Company. Cash requirements of the Company's operating companies which are not financed by third party financing are financed by capital contributions and loans of the Company and the other shareholders of such operating companies. There is no assurance that the Company's partners will make their required equity contributions in the operating companies or otherwise meet their financial obligations when due.

     The operating companies have used or intend to use various sources for their respective funding. Although each of them has relied on equity infusions, many are or will be highly leveraged. The ability of the operating companies to meet debt covenants will be dependent upon their future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond their control. The ability of the operating companies to obtain future financings on acceptable terms will be limited by their leverage and cash flows. In addition, some of the operating companies will be substantially funded through equipment financing arrangements from vendors. Such equipment financings will be contingent upon meeting planned levels of performance and should the operating companies fail to meet such performance requirements, the related equipment financings could be materially restricted or terminated.

  Currency Fluctuation Risks

     The Company reports its financial statements in U.S. dollars. The Company's principal operating companies functions in different currency jurisdictions and all report in local currencies. Consequently, the Company's results of operations as well as the value of its ownership interests in its operating companies or start-up projects will be affected by fluctuations in currency exchange rates between the dollar and the applicable local currency.

     The Company's operating companies are exposed to risk from fluctuations in foreign currency and interest rates, which could impact each company's respective results of operations and financial condition. Because many of the operating companies' contracts with equipment suppliers, including QUALCOMM, will be denominated in dollars, a significant change in the value of the dollar against the national currency of any operating company could result in the increase of the relative cost of such contracts and could restrict such company from fulfilling certain of its contractual obligations. As a result, any devaluation in the local currency relative to the currencies in which such liabilities are payable could have a material adverse effect on the Company. In some developing countries, for example Ukraine, significant devaluations relative to the United States dollars have occurred in the past and may occur again in the future. In such circumstances, the Company may experience economic loss with respect to its ownership interests and fluctuations in its results of operations solely as a result of exchange rate fluctuations.

     The Company seeks to reduce its foreign exchange exposure arising from transactions by matching, where possible, assets and liabilities. There can be no assurance that the Company will be able to match its assets and liabilities or otherwise reduce its foreign exchange exposure. In some cases, the operating companies may borrow in U.S. dollars rather than in local currencies because such U.S. dollar borrowings are the only funding source available to them at the time. In such circumstances, the Company has decided, in conjunction with its partners, to accept the inherent currency risk principally because of the relatively high cost of buying or the inability to buy forward cover in currencies of the countries in which the operating companies conduct business.

     In general, the Company may elect to enter into hedging arrangements from time to time in the future, although it is not currently party to any such transaction and does not have a policy to systematically hedge against foreign currency exchange rate risks.

  Inflation and Deflation

     Inflation has had and may continue to have adverse effects on the economies and securities markets of certain emerging market countries and could have adverse effects on the operating companies and start-up projects in those countries, including their ability to obtain financing. Chile and Ukraine have, in the past, periodically experienced relatively high rates of inflation. The operating companies, where permitted, and subject to competitive pressures, intend to increase their tariffs to account for the effects of inflation. However, in those jurisdictions where tariff rates are regulated or specified in the license, the operating companies may not be able to mitigate the impact of the inflation on their operations. The Company believes risks associated with deflation have recently increased, particularly given recent deflation in certain parts of Asia. Significant deflation could have a material adverse effect on the Company's revenues, profit and overall performance.

     While system equipment costs may increase over time as a result of inflation, the Company expects that the cost of subscriber equipment will decrease over time as volume increases, although there can be no assurance that this will be the case. General operating expenses such as salaries, employee benefits and lease costs are, however, subject to normal inflationary or deflationary pressures.

FUTURE ACCOUNTING REQUIREMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("FAS 130"), "Reporting Comprehensive Income," which the Company will be required to adopt for fiscal year 1999. This statement will require the Company to report in the financial statements, in addition to net income, comprehensive income and its components including, as applicable, foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. Upon adoption, the Company will also be required to reclassify financial statements for earlier periods provided for comparative purposes. The Company currently expects that the effect of adoption of FAS 130 may be primarily from foreign currency translation adjustments and has not yet determined the manner in which comprehensive income will be displayed.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("FAS 131"), "Disclosures about Segments of an Enterprise and Related Information," which the Company will be required to adopt for fiscal year 1999. This statement establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Under FAS 131, operating segments are to be determined consistent with the way that management organizes and evaluates financial information internally for making operating decisions and assessing performance. The Company has not determined the impact of the adoption of this new accounting standard on its financial statement disclosures.

                                    BUSINESS

INTRODUCTION

     QUALCOMM SpinCo, Inc. ("SpinCo" or the "Company") manages, supports, operates and otherwise participates in CDMA-based wireless telecommunications businesses and ventures in emerging international markets and the United States. Outside of the United States, the Company is currently operating, managing, supporting or participating in the development of cdmaOne wireless telecommunications systems in Mexico, Russia, Ukraine, Chile and Australia. Most of these systems are at an early stage of development, and the Company expects commercial launch of these systems at various times during 1998 and 1999. The Company is also pursuing opportunities to provide, manage, support, operate and invest in additional wireless telecommunications systems in other targeted United States and international markets offering high growth potential. SpinCo was formed in June 1998 by QUALCOMM Incorporated ("QUALCOMM"), a leading provider of digital wireless communications equipment, technologies and services. QUALCOMM continues to serve as a major supplier of CDMA subscriber and infrastructure equipment for the Company's wireless telecommunications businesses, and the Company expects that QUALCOMM will be a major CDMA subscriber and infrastructure equipment supplier for future wireless telecommunications businesses which the Company manages, operates and supports or in which the Company otherwise participates.

     The Company's wireless telecommunications systems are based on Code Division Multiple Access ("CDMA") technology, a proprietary integrated software and hardware system invented by QUALCOMM and used for digitally transmitting telecommunications signals in a wireless network. CDMA offers a number of advantages over analog and other digital technologies, including increased call capacity, higher quality voice and data transmission, fewer dropped calls, enhanced privacy, lower power requirements and lower system costs. CDMA has been widely adopted throughout the world, having been commercially deployed or under development in approximately 30 countries with over ten million commercial subscribers worldwide, as of March 31, 1998. CdmaOne is the original standard for mobile wireless telecommunications systems based on or derived from QUALCOMM'S CDMA technology and successor standards that QUALCOMM has adopted. The current form of CdmaOne has been adopted as an industry standard by the TIA and other recognized international standards bodies.

     The Company's senior management has many years experience in the wireless telecommunications industry. A number of the Company's senior management members have been members of QUALCOMM's senior management and joined the Company from QUALCOMM in connection with the formation of the Company, including Harvey P. White, currently Vice Chairman of the Board of QUALCOMM and the Company's President, Chief Executive Officer and Chairman of the Board; Thomas J. Bernard, currently Senior Vice President of QUALCOMM, who is the Company's Executive Vice President; and James E. Hoffmann, currently Vice President, Legal Counsel of QUALCOMM, who is the Company's Senior Vice President and General Counsel. SpinCo believes its continuing relationship with QUALCOMM and the other participants in its operating companies, the experience and expertise of its management team, and the quality of CDMA and other products and services to be offered by SpinCo's operating entities, among other factors, will position SpinCo to become a significant provider of wireless telecommunications services worldwide.

     The Company operates, manages, supports, operates and participates in its wireless telecommunications businesses primarily through joint ventures and strategic alliances with third parties. The Company intends to provide substantial management and operational support to its wireless telecommunications businesses, consistent with applicable laws, contractual arrangements and other requirements, in the areas of system design and planning, design and development of marketing plans, distribution systems, billing systems and customer support plans, system launch and roll-out execution and virtually all other operational functions. The Company intends to provide these services using its own employees as well as through consultants with substantial experience in the telecommunications industry. The Company intends to continue to focus on providing such management and operational support in its future wireless telecommunications business opportunities.

     The Company believes that recent changes in the telecommunication industry have resulted in a growing opportunity to manage, operate and invest in wireless systems around the world. While older wireless systems had spurred the growth of cellular networks, the invention of terrestrial wireless CDMA not only improved cellular systems but also effectively supported fixed wireless with growth in capacity, coupled with wireline voice quality and lower cost of equipment and maintenance. So while wireless telecommunications has historically been viewed primarily as a second phone for the affluent, the Company believes it will increasingly be viewed as the logical and preferred system for use as a first and only phone.

     As new carriers and/or spectrum opportunities arose for the deployment of CDMA systems, QUALCOMM was approached from time to time by wireless operators and others to join new carriers in operating joint ventures in the United States and abroad. As these ventures have been transferred to SpinCo, SpinCo believes that it has a significant advantage in being already established in the business of managing, supporting and/or investing in CDMA wireless networks that are being built out or are in the planning stages of such build out. SpinCo anticipates that there will be an increasingly large number of opportunities where new licensees or expansions of existing licensees will seek help from SpinCo for operational support, management and capital. Historically the participation in these opportunities has been through joint ventures, usually including a local license holder as well as equipment suppliers, deployment and/or management organization(s), carriers and financial investors.

     SpinCo intends to continue its strategy of entering into joint ventures to access new markets and opportunities. SpinCo expects that it will selectively focus on a limited number of high-growth opportunities, taking into account its management and capital resources. SpinCo plans to focus its operations on areas where the potential to provide value added services and thereby launch successful wireless ventures is higher. SpinCo will strive to continue to expand its expertise through the experience gained on its current and future ventures to become a sought after and more valuable participant in future joint ventures.

     SpinCo believes that it will not have the opportunity for majority ownership in many of these operating joint ventures, due to a variety of reasons ranging from government policy, to investment limitations prescribed by license holders and/or the desire to bring many parties with diverse experience into a joint venture. SpinCo does not believe that the actual ownership percentage of a participant in such a joint venture is the sole determinant, or necessarily indicative, of the level of services supplied or the degree of operational or project management provided. SpinCo will, generally, plan to have a significant initial ownership and to be active in the management of all the systems in which has an equity interest, consistent with applicable laws, contractual arrangements and other requirements, even those where the ownership percentage is relatively small. In addition, SpinCo's percentage ownership interest will be reduced as part of the dilution necessary to expand or build out the systems. From time to time, it may also sell ownership interests as part of a strategy of returning value to SpinCo stockholders from the increase in value of the systems in which it has participated. Such sales are expected to provide funds for future participation in new projects thereby providing for growth in SpinCo. It is anticipated that sales of partial interests in any operation should not affect SpinCo's management or operational role with that entity.

     SpinCo's wireless telecommunications operating companies hold licenses to provide wireless telecommunications services to an aggregate of approximately 198 million potential subscribers as of June 29, 1998. In addition, SpinCo's Russian wireless telecommunications operating entity is in the process of attempting to secure joint ventures with holders of licenses throughout Russia to provide wireless telecommunications services to up to an additional 128 million potential subscribers. SpinCo also intends to identify and develop new opportunities in the United States through the acquisition of frequency spectrum, or the entering into of reseller agreements for minutes of use, principally in the PCS bands, and the establishment of new businesses to provide competitive wireless services in the United States.

     SpinCo expects its operations in Mexico, which recently obtained licenses to provide nationwide services throughout Mexico, will provide high-quality, cost-effective cdmaOne wireless telecommunications services to selected markets within that country beginning in December 1998. In Russia, SpinCo's subsidiary QUALCOMMTel is in a joint venture with Tiller International Limited, which joint venture ("Metrosyvaz") is in the process of entering into other joint ventures with local telecommunications operators to finance, build and operate wireless systems in Russia. SpinCo's operations in Chile are through Chilesat Telefonia Personal S.A. ("Chilesat PCS"), which holds one of three Chilean PCS licenses and has a license enabling it to operate a wireless PCS
network with a nationwide footprint. As of August   , 1998, Chilesat PCS had
approximately      subscribers after only   months of operation. In Australia,
SpinCo's wholly owned subsidiary owns a license to operate wireless telecommunications in eight regions covering approximately 5.4 million potential customers ("POPs"). SpinCo's Ukrainian venture, Telesystems of Ukraine, is scheduled to commence commercial operation in Kiev in August 1998 and is anticipated to follow with national coverage.

     The following table summarizes SpinCo's current joint ventures and other interests and provides certain information relating thereto:

                                                                                                                       ACTUAL/
                                                           REAL                                                        EXPECTED
                                               EQUITY     GDP PER    LICENSED   EQUITY       TOTAL        EQUITY      COMMERCIAL
          INVESTMENT              LOCATION    INTEREST    CAPITA       POPS      POPS     SUBSCRIBERS   SUBSCRIBERS     LAUNCH
          ----------             ----------   --------    -------    --------   ------    -----------   -----------   ----------
                                                           (US$)       (IN MILLIONS)
AMERICAS
  Pegaso S.A. de C.V.(1).......  Mexico          49%(2)   $2,947        99.0      48.5(2) N/A           N/A           Dec 98

  Chase Telecommunications,
    Inc........................  Tennessee,
                                 U.S.A.         5.8%      27,175(3)      6.3       0.3     N/A           N/A           Sep 98
  Chilesat Telefonia Personal,
    S.A.(4)....................  Chile           50%       3,229        14.9       7.5    TBD at        TBD at        Aug 98
                                                                                           Filing        Filing
EASTERN EUROPE
  Telesystems of Ukraine.......  Ukraine         49%       2,853        51.8      25.4    N/A           N/A           Aug 98
  QUALCOMMTel/Metrosvyaz.......  Russia          70%(5)    2,128(3)     20.9(6)    3.7(6) N/A           N/A           Dec 97  (7)
OTHER MARKETS
  Oz Phone.....................  Australia      100%      20,062(3)      5.4       5.4    N/A           N/A           Mar 99

---------------
 (1) SpinCo's holdings are through a wholly owned subsidiary Qualcomm PCS Mexico, Inc. which in turn owns forty-nine percent (49%) of Pegaso S.A. de C.V.. Pegaso S.A. de C.V. owns three companies, one of which owns the license, one of which owns the operating assets and operates the business and one of which employs the personnel.

 (2) SpinCo's interest in Pegaso is expected to be diluted to no less than a 25% equity interest through new capital raising committed prior to the date of this Information Statement, and this will reduce the equity POPs to 24.8 million.

 (3) Real GDP (Gross Domestic Product adjusted for inflation) is stated for the country as a whole, although existing licenses cover only a portion of the country.

 (4) SpinCo's holdings are through a wholly owned subsidiary INVERSIONES QUALCOMM CHILE S.A. which in turn owns fifty percent (50%) of Chilesat.

 (5) SpinCo's holdings are through a seventy percent (70%) owned subsidiary QUALCOMM Telecommunications Ltd. which in turn owns fifty percent (50%) of Metrosvyaz Limited which in turn will own fifty percent (50%)of the operating joint ventures.

 (6) Licensed POPs (licenses covering a number of potential customers) and Equity POPs (licensed POPs multiplied by equity percentage ownership) are based on those regions for which a letter of intent has been signed as of June 29, 1998.

(7) The first system in Rostov on Don became operational in December 1997 outside the joint venture. As a result of the formation of the joint venture, the system is expected to be contributed to the joint venture.

INDUSTRY BACKGROUND

     Telecommunications markets are expanding rapidly as countries seek to increase teledensity and competition among carriers. Often the fastest, most economical and easiest way to meet these demands is through the implementation and operation of wireless networks and systems. The number of wireless licenses and the amount of spectrum allocated to wireless networks are growing rapidly. Awarding of multiple licenses for fixed and mobile wireless telecommunications operations to multiple carriers to spur the growth of teledensity and competition is occurring in many markets. Historically, many countries had just one government-owned or government-supported wireless carrier, but many of these nations now have multiple regional carriers. These changes create the need to provide both the capital to build out these new (largely wireless) systems and the expertise to oversee and manage their entry into these competitive markets.

     There exists significant demand for high-quality wireless telecommunications systems in more developed international markets as well. In many such countries, telecommunications systems have been closely regulated by local governments, and licenses to provide services have been largely unavailable. Decreased government regulation, and active solicitation of new and better services through auctions of licenses, have created opportunities for local and foreign providers to capture market share. Such opportunities have been recognized in many countries, including those where SpinCo has operations.

     CDMA. Wireless telecommunications service is currently available using either analog or digital technology. Although more widely deployed than digital technology, analog technology has certain significant limitations. Digital wireless telecommunications systems overcome the capacity constraints of analog systems by converting voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This increased capacity, along with enhancements in digital protocols, allows digital-based transfer systems to offer new and advanced services including greater call privacy, fraud protection, higher voice quality, single number service, integrated voice and paging and enhanced wireless data transmission services such as e-mail, facsimile and wireless connections to computer networks.

     The primary digital technologies available for wireless fixed and mobile applications are CDMA and Time Division Multiple Access ("TDMA"). TDMA has been deployed in three variations including Global System for Mobile Communications ("GSM"). A form of TDMA has been adopted as a standard for cellular and PCS in the U.S. and GSM has been adopted as a standard for PCS in the U.S. and for cellular and PCS in Europe, Asia and certain other markets. CdmaOne is the original standard for mobile wireless telecommunications systems based on or derived from QUALCOMM's CDMA technology and successor standards that QUALCOMM has adopted. CdmaOne has been adopted as an industry standard by the TIA and other recognized international standards bodies. In July 1993, the TIA adopted a North American standard (TIA/EIA/IS-95) for cellular telecommunications based on QUALCOMM's CDMA technology. In April 1995, QUALCOMM's CDMA technology was approved as a standard for PCS, which is expected to be published as ANSI standard J-STD-008. Wireless networks based on QUALCOMM's CDMA technology are commercially deployed or are under development in over 30 countries around the world.

     From an economic standpoint, CDMA technology provides cost savings in initial capital investment and over the life of the network because of its capacity and coverage advantages. CDMA networks cost less to design and engineer than other types of wireless systems, making them easier to reconfigure and expand. CDMA provides 10 to 20 times the capacity of analog wireless technologies, and more than three times the capacity of other digital technologies, enabling service providers to support more subscribers and greater volumes of wireless traffic within a given amount of radio frequency spectrum. CDMA networks require fewer cell sites than other wireless technologies to cover a given area. With fewer cell sites, service providers can reduce their initial capital expenditures as well as their ongoing operational and maintenance costs. In addition, CDMA is the only wireless technology that effectively supports both fixed and mobile services from the same platform, supporting two sources of revenue and providing a rapid, cost-effective means to respond to dynamic market requirements. From a performance standpoint, consumers benefit from improved voice and call quality, longer phone battery life, better coverage and fewer dropped calls, and the security afforded by digital coding techniques.

     CDMA is an open standard with many manufacturers who produce CDMA network equipment, providing a wide choice in suppliers, competitive equipment pricing and continued product developments. The developer and licenser of CDMA, QUALCOMM, continues to maximize the performance of the technology across its broad CDMA product lines, and is a leader in the advancement of the CDMA standard and CDMA equipment. Ongoing enhancements have decreased costs and increased performance of CDMA systems.

     CdmaOne is evolving to support new features and services such as higher speed data and exponentially more capacity. The community of CDMA manufacturers has demonstrated widespread commitment to evolve this technology to the next generation of systems. The Company believes that by deploying cdmaOne networks, service providers are well positioned to migrate their networks from the current to the next generation of networks. As a result, SpinCo is committed to managing networks utilizing CDMA technology and has established a relationship with QUALCOMM that provides a framework for obtaining and financing infrastructure and subscriber equipment.

     SpinCo's Markets. The following information relates to certain of SpinCo's existing international markets and reflects recent growth and the current wireless penetration in the regions:

          Latin America. Latin America has a population of nearly 450 million people. Current wireless penetration in all Latin American markets is approximately 2%, and industry reports estimate penetration will grow to 5% by 2001. The total Latin America subscriber base is currently estimated to be 6 million people, and is expected to grow to approximately 20 million by 2001. Mexico is one of the most important markets for wireless services in Latin America with 96 million POPs and a significant urban population. Chile has a population of 15 million people and current wireless penetration of approximately 4%.

          Asia-Pacific. It is estimated that there were approximately 41 million wireless subscribers in the Asia-Pacific region, including Australia, at the end of 1996, an increase of 97.4% over 1995. Future subscriber growth is forecast to average 25% per year, bringing the total subscriber base to approximately 127 million by 2001. Australia has a population of approximately 18.7 million people. Australia has 51% teledensity and 23% wireless penetration as of 1997. Subscriber growth for cellular phones in Australia was approximately 90% during 1996 and it is expected to increase an average of 12% per year through 1999.

          Russia and Ukraine. Teledensity in Russia in 1997 was approximately 18%, with wireless penetration of just 0.5%. The teledensity growth rate is expected to be approximately 2.5% annually over the next four years. In Ukraine, the Ukrainian government has established a telecommunications program with a goal of increasing teledensity from 14.97% in 1993 to 30% by 2000. Wireless penetration was only 0.13% in Ukraine at the end of 1997.

          United States. Recent increased demand for wireless telecommunications in the United States has been driven by technological advancements and increased competition. Wireless communication products and services have evolved from basic tone-only paging services to mass-market cellular services and since late 1996, digital PCS services. Each new generation of wireless communication products and services has generally been characterized by improved product quality, broader service offering and enhanced features. As of December 31, 1997, wireless penetration in the United States was estimated by industry sources to be 22% and is expected to grow to 54.1% by 2006 for a compounded annual growth rate of 10%. As reported by industry sources, the compound annual growth rate of wireless subscribers exceeded 41% from 1990 through 1997. At the end of 1997, there were 57.2 million wireless subscribers in the U.S., up from 5.0 million in 1990. Industry sources are projecting 163.1 million wireless subscribers in 2007, of which 55.8 million would be PCS subscribers, up from only 2.9 million subscribers at the end of 1997, for a compounded annual growth rate of 34.4%. As subscriber numbers have grown, average revenues per subscriber have fallen but the wireless industry has still experienced a corresponding growth in total service revenues.

CORPORATE STRATEGY

     SpinCo's strategy is to build an operating entity that provides management and project expertise and selectively invests in and manages joint ventures and other collaborative efforts to provide cdmaOne wireless telecommunications services in telecommunications markets with significant growth potential. The Company believes its experience, technical and commercial expertise, and access to equipment and technology will benefit the Company and the entities in which it invests. Elements of the Company's strategy include:

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

     Focus on Growth Markets. The Company will continue to invest in entities that serve or intend to serve the United States and international markets in which SpinCo's contributions could most likely result in added value and contributions to an enterprise that captures significant market share. SpinCo's joint ventures and equity interests in Russia and Ukraine are examples of the Company's plan to invest in developing countries and provide wireless service to markets without significant wireline penetration. Joint ventures and equity interests in Australia, Chile and Mexico are consistent with the Company's strategy of obtaining licenses in markets where such licenses were previously unavailable or more limited in number and scope. SpinCo's United States equity interest is in a company with an opportunity to provide wireless services to help meet continued increases in demand and facilitate a continuing transition from wireline to wireless networks.

     Actively Participate in Operating Company Management. The Company intends to exercise significant management influence and oversight over its joint ventures and equity interests. SpinCo believes its experience, business relationships and other factors enable it to add value to its joint ventures and equity interests and increase its operating companies' performance and likelihood of success. Wherever possible, SpinCo secures the right to appoint or nominate management personnel. SpinCo also generally seeks representation on the Boards of Directors of its operating companies. Moreover, SpinCo has entered into contractual arrangements with its operating companies to provide financing and/or services, and has played a significant role in the development of its operating companies' business plans and objectives.

     Leverage Management Experience and Expertise. The Company's management team consists of individuals with substantial experience collectively in the wireless communications industry, including experience with large, international deployments of networks and services. Moreover, Harvey P. White, Thomas J. Bernard and James E. Hoffmann have played a significant role in the rapid growth of QUALCOMM, the development and standardization of QUALCOMM's CDMA technology and the formation of the SpinCo joint ventures. SpinCo believes the experience and expertise of its management team enables it to add significant value in its relationships with operating companies.

     Leverage Strategic Alliances. SpinCo has developed strong relationships with telecommunications and other companies including those with which it has jointly invested. In securing an investment partner, SpinCo seeks an entity that can provide familiarity with local markets, or an ability to facilitate development in a particular market, or other necessary features of a successful network-building enterprise. The Company intends to cultivate its existing relationship with its co-investors in various markets in order that each investor can contribute to the success of a particular operating company, in the areas of operations, management, technology and others. The Company also intends to continue to search for strategic partners with whom it can invest in new enterprises supported by a wide range of expertise and available resources. The Company seeks to ensure that its strategic alliances enable it to better prepare and equip its operating companies for successful development.

     Leverage QUALCOMM Relationship. The Company's operating companies are comprised principally of joint ventures in which QUALCOMM became a partner during the past two years. Following the Distribution, the Company will have a close relationship with QUALCOMM that it believes helps position the Company as an attractive partner that can help an operating company succeed. SpinCo believes that its relationship with QUALCOMM will provide it with competitive advantages in identifying, qualifying for and participating in international telecommunications joint ventures on terms and conditions that are mutually beneficial to both companies. SpinCo also expects to have certain access to technical expertise and experience of QUALCOMM and its employees and affiliated entities, through its relationship under the Equipment Agreement and QUALCOMM's ongoing relationship with the SpinCo Operating Companies under equipment and other agreements. QUALCOMM will commit approximately $250 million to the Company by way of the Credit Facility. SpinCo and QUALCOMM will also enter into the Equipment Agreement pursuant to which QUALCOMM will have the right to provide its CDMA equipment to certain of SpinCo's existing and future operating companies. QUALCOMM also has existing contracts to supply and finance equipment, and other contractual relationships, with SpinCo's initial operating companies. The Company intends to leverage its relationship with QUALCOMM to take advantage of the success of QUALCOMM and its CDMA technology, by continuing its business activities with QUALCOMM and facilitating relationships between QUALCOMM and its operating companies.

     Build Industry-Leading Networks. The Company's wireless networks are and will be designed utilizing QUALCOMM's CDMA technology. The Company intends its operating companies to build high-quality, industry-leading networks that provide state of the art services and sophistication. The Company believes QUALCOMM's CDMA technology allows the operating companies to offer cost-effective, high quality telecommunications services, integrate advanced feature functionality and provide advanced services that make such companies' offerings attractive to end-users. The Company believes this gives it an advantage over competitors utilizing competing technologies in terms of cost to deploy and operate networks, spectral efficiencies, improved service offerings to customers and enhanced voice quality, privacy, fraud protection and fewer dropped calls.

SPINCO OPERATING COMPANIES

     SpinCo's operating companies consist of joint ventures and other entities around the world. The joint ventures are described below in order of their size and the perceived opportunity for SpinCo to carry out its strategies.

     PEGASO, S.A. DE C.V. AND PEGASO S.A. DE C.V. Y SISTEMAS, S.A. DE C.V.,
MEXICO

     General. The Company holds an interest in Pegaso, S.A. de C.V. ("PEGASO"), a joint venture formed for the purpose of obtaining telecommunications licenses and constructing a wireless telecommunications network in the United Mexican States ("Mexico"). In May of 1998, PEGASO acquired nationwide PCS licenses in the 1.9GHz frequency bands in Mexico at a price of US$3.25 per POP. The Company has an agreement to provide operating services to PEGASO. The current plan is to commence construction in Mexico City, Monterrey, Guadalajara and Tijuana as the first phase. It is expected that PEGASO's network in these cities will be in initial commercial service by early 1999 and will be followed shortly thereafter by construction in up to 61 additional cities. There can be no assurance that PEGASO will be able to complete such construction projects for the amount budgeted or on a timely basis. The opportunity to assist in the license acquisition, financing, design, construction and operation of a new wireless cdmaOne system in an area previously underserved makes SpinCo's Mexico operation a blueprint for future SpinCo joint venture opportunities. In bidding for its licenses, PEGASO agreed to provide coverage, within a period of three years, beginning from the granting of the license, to most counties or political delegations in which at least 20% of the total population of the subject licensed region resides. PEGASO further committed that most counties or political delegations with at least 50% of the total population of the applicable licensed region would be covered within five years.

     Market Opportunity. The Mexican government recently auctioned four additional licenses in each region of Mexico to allow additional competition in the mobile wireless market. SpinCo and its partners recognized the opportunity to become involved with a CDMA nationwide network given the expansion of the Mexican economy and the currently low penetration levels of telecommunications services in the country. Mexico's population of approximately 99 million people is approximately 70% urban with approximately 50% living in the three largest cities. Mexico's real GDP per capital in 1997 was $2,947 with a teledensity of approximately 9.4%. The cellular penetration was only 1.6% at the end in 1997.

     Strategic Partners. In addition to the Company's interest, Pegaso S.A. de C.V. y Servicios, S.A. de C.V. ("Pegaso S.A. de C.V.") and Grupo Televisa S.A. ("Televisa") (collectively the "Consortium") have an interest in PEGASO. Televisa is the largest media company in the Spanish-speaking world and is a major participant in the international entertainment business. SpinCo management believes Pegaso S.A. de C.V.' strong financing resources and access to Televisa, as well as its political access in Mexico, provide PEGASO critical skills and relationships for assisting the network build-out and in marketing and distributing PEGASO's wireless services.

     SpinCo Rights and Interests. SpinCo currently owns a 49% interest in PEGASO and has committed to invest $100 million of the $400 million of capital committed by all members of the joint venture. Once all committed capital has been contributed to this venture, SpinCo, Pegaso S.A. de C.V. and Televisa will hold approximately 27%, 28% and 20% of the voting shares, respectively. Under the joint venture agreement with PEGASO, SpinCo has a contractual right to elect two of nine directors for so long as SpinCo owns 15% or
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

more of the equity. Such agreement also establishes significant supermajority rights that are expected to give SpinCo significant control over the actions of PEGASO. SpinCo is under contract with PEGASO to provide operator services to PEGASO and expects to subcontract many of those services to GTE. GTE is one of the world's largest publicly traded international telecommunications operators with investments and operations in the United States and many other parts of the world.

     Capital Requirements and Projected Investments. The license acquisition and build out of the national operating system and the initial working capital will require a financing of approximately $1 billion to $1.4 billion. To date, the members of the joint venture, including SpinCo, have obtained commitments for equity capital of approximately $400 million, including SpinCo's $100 million (the final $80 million of which is expected to be contributed on or before September 30, 1998). In addition, the members of the joint venture are working with investment bankers to complete an approximately $250 million high yield debt financing and a $200 million bank financing, although there can be no assurance this financing will be obtained. There are preliminary commitments from vendors, including QUALCOMM, to provide between $250 million and $500 million in vendor financing. In addition, PEGASO is negotiating with respect to possible assistance from a major international wireless operator in the initial startup operations of PEGASO and to make a material equity investment.

     Regulatory Environment. After the passage of the Ley Federal de Telecomunicaciones (Federal Telecom Law), which came into effect on June 8, 1995 (the "1995 Law"), Mexican PCS/WLL auctions started on November 17, 1997. The Comision Federal de Telecomunicaciones ("COFETEL") offered four licenses in the 1.9GHz band (PCS) and four licenses in the 3.4GHz band (WLL). PEGASO successfully purchased nationwide PCS licenses in the auctions, each with a term of 20 years. The Secretaria de Comunicaciones y Transportes ("SCT") is the government ministry responsible for regulating the telecommunications sector and licensing new competitors, while COFETEL is the independent authority specifically charged with promoting and supervising the deregulation of Mexico's telecom sector. Modeled after the U.S. Federal Communications Commission, COFETEL was created by the 1995 Law. The 1995 Law provides the underlying basis for telecom competition in Mexico. The 1995 Law is designed to provide a pro-competitive regulatory environment in the Mexican wireless services market. It is also intended to outlaw cross subsidization of concessionary and competitive services and provides that concession and permit holders for public wireless service may not receive subsidies or preferential treatment from other telecommunications concessions.

     Mexico's existing cellular market has a regulated duopoly. Telmex, the government telecommunications operator, is required by the 1995 Law to interconnect competing cellular operators to the landline public switch telephone network. Interconnect agreements are supervised and approved by the SCT. While cellular tariffs are no longer regulated by the SCT, rates must still be registered with the SCT. Mexico currently restricts foreign voting ownership of telecommunications networks and services to 49%.

     Competition. Mexico's current cellular market is divided into nine regions with a regulated duopoly in each of the regions. There are currently seven cellular telephone operators in Mexico: Telcel, Iusacell, Norcel, Portatel, Baja Cellular Mexican, Movitel and Cedetel. As a result of the recent auctions, the following wireless operators, in addition to the Company, have entered the Mexican PCS market: SPC; Midicell; Grupo Hermes; Dipsa; and Iusacell. Furthermore, the local access market has been liberalized and new providers of local service are in the process of being licensed.

     Currently, the largest cellular operator, Telcel, a subsidiary of Telmex, is the Band A national cellular operator and covers all nine regions with a subscriber base of approximately 1.1 million subscribers. In the auctions, it has acquired an additional nationwide 10MHz PCS license. Iusacell is the second largest cellular operator in Mexico, covering four regions, including Mexico City and Guadalajara. However, even after acquiring two 10MHz PCS licenses at the auctions, Iusacell does not have licenses in regions II, III and V (VIII for cellular license) such that it would have a nationwide footprint. SPC purchased a nationwide 30MHz PCS license. Midicell and Grupo Hermes have both purchased PCS licenses, but do not hold such licenses in all nine regions. The other existing cellular operators, primarily those bordering the U.S., are run by operators significantly owned by Motorola.

     QUALCOMMTEL, RUSSIA

     General. SpinCo holds a 70% interest in QUALCOMM Telecommunications Ltd. ("QUALCOMMTel"), which is a joint venture partner in Metrosvyaz, Limited ("Metrosvyaz"). Metrosvyaz was formed to develop joint ventures with local Russian telecommunications operators (the "Joint Ventures") for the formation, development, financing and operation of wireless local loop (fixed) telephone service in the Russian Federation. Local operators are currently licensed to operate wireless systems in Russia but generally are seeking technical and financial partnerships to facilitate the implementation of such operations. Metrosvyaz expects to fill this role by offering regional PTTs and other licensed telecommunication operators a total solution, including financing, for delivery of wireless telecommunication systems. Metrosvyaz expects to obtain approximately 10 million new wireless local loop lines through the Metrosvyaz Joint Ventures over a five-year period. There can be no assurance that Metrosvyaz will successfully obtain such wireless local loop lines.

     Six such Joint Ventures have been formed or are in the process of being
formed as of August   , l998. Metrosvyaz owns 50% of each of such Joint
Ventures. Two of the Joint Ventures have begun offering CDMA wireless local loop
services as of August   , 1998 with equipment provided by QUALCOMM prior to the
organization of the Joint Ventures. The Joint Ventures are expected to provide local telephony services to subscribers on the basis of a commercial agency agreement with the relevant local licensed company and to provide long distance and international telephony services on the basis of a commercial agency agreement with Tass Loutch Telecom, a company organized under the laws of the Russian Federation. Tass Loutch Telecom currently has leases in place to transmit its long distance traffic. Tass Telecom has agreed to represent QUALCOMM as its agent in connection with equipment sales to the Joint Ventures and is being paid a commission on such sales.

     In addition to its agreements with Tass Loutch to provide long distance service, SpinCo and QUALCOMMTel are currently in negotiations to acquire a controlling interest in affiliates of Transworld Communications, Inc., one of two licensed operators for international long distance access in Russia. If the acquisition is successful, Metrosvyaz expects to be able to also offer international long distance access and thereby obtain revenue from the Joint Ventures and others for international calling.

     Market Opportunity. The Company believes that the Russian Federation market represents a significant CDMA service market opportunity. Russia currently has a population of approximately 149 million people with a teledensity of only 18%. Recently, the Russian telecommunication authorities announced that they intend to effect an increase of 30 million additional subscriber lines of fixed service over the next ten year period. To that end, more than 50 CDMA licenses have been granted to existing Russian PTT's and some private carriers. Russia's current population is approximately 73% urban. Russia's real GDP per capita in 1997 was $2,128. The cellular penetration was only 0.5% at the end in 1997 with very little wireless local loop service.

     Strategic Partners. The 50% of Metrosvyaz not owned by QUALCOMMTel is owned by Tass Telecom, an affiliate of the ITAR TASS, the official news agency of the Russian Federation. The 30% of QUALCOMMTel not owned by the Company is held by Tiller International Limited ("Tiller"), a private investment company, with telecommunications interests in Russia and significant contacts with Russian telecommunications regulators and regional operators.

     SpinCo Rights and Interests. SpinCo holds a 70% interest in QUALCOMMTel. QUALCOMMTel owns a 50% interest in Metrosvyaz, organized in 1997 as a joint venture with Tass Telecom. SpinCo has the right to elect four of seven directors of QUALCOMMTel and to elect four of eight directors in Metrosvyaz with the QUALCOMMTel directors carrying a "casting" or tie-breaking vote. Tass Telecom is entitled to appoint three of the remaining directors of Metrosvyaz, with the eighth director to be appointed jointly by both parties.

     SpinCo intends to play a significant role in the operation of Metrosvyaz as the implementation and roll-out of the Joint Venture companies is initiated. SpinCo intends to provide oversight and direct support for services in areas including marketing, distribution, customer care, billing and service initiation. The expertise of SpinCo management will be applied (through Metrosvyaz) to assist the Joint Venture operators in managing successful system launches.

     Capital Requirements and Projected Investments. SpinCo and Tiller (by way of a loan from QUALCOMM) are expected to each invest $3 million in QUALCOMMTel, which in turn is expected to invest $3 million in Metrosvyaz. QUALCOMMTel and SpinCo have agreed to be responsible for providing or procuring financing for Metrosvyaz, on and subject to terms to be agreed and without the need for any direct guarantee from Tass Telecom, up to an aggregate amount of $500 million to be funded in stages, the first of which is a loan agreement for the provision of up to $175 million. Metrosvyaz has agreed to purchase from QUALCOMM all of the CDMA equipment necessary to implement the Joint Ventures. SpinCo expects to loan Metrosvyaz approximately $13 million in 1999.

     Metrosvyaz will require approximately $8 billion of capital over a ten year period in order to provide service to the ten million lines targeted by Metrosvyaz management.

     Regulatory Environment. The Russian Ministry of Communications is responsible for the regulation and oversight of the telecommunications sector. Improving and maintaining the installed infrastructure are principal objectives of the Ministry of Communications in Russia. Deregulation and privatization of the telecommunications industry are occurring throughout the country. One company, Svyazinvest, a partially state owned company with foreign investors, controls a majority voting interest in Russia's 89 regional PTTs. CDMA is currently only being used for wireless local loop in Russia, where CDMA has not been licensed for mobility. The Company believes that CDMA will, in the future, be made legal for mobility in the Russian Federation.

     Competition. Most of the targeted operators with whom Metrosvyaz expects to enter into Joint Ventures are the established, government-owned telecommunication companies in the various regions. Competition with the Joint Venture in many regions will be primarily with the wireline and cellular service operated by the local partner of the Joint Venture. In some of the larger cities, however, including Moscow and St. Petersburg, there is meaningful competition from private operators.

     TELESYSTEMS OF UKRAINE, UKRAINE

     General. SpinCo holds a 49% participation interest in Telesystems of Ukraine, a Ukrainian limited company ("TOU"). In April of 1997, TOU obtained a license to construct, own, operate and maintain a CDMA wireless local loop and mobile telecommunication systems throughout most of Ukraine. In March of 1998, TOU obtained a national and international long distance license for the nine major regions of Ukraine covering most of the 51 million POPs in that country.

     TOU currently is in the process of deploying a wireless local loop and mobile telecommunication systems in the Ukrainian capital city of Kiev. It is currently estimated that TOU will commercially launch the system in Kiev in August 1998. After successful commercial launch of the system in Kiev, TOU plans to deploy systems in the balance of the country based on a schedule and funding plan to be completed based on the success of the Kiev system. TOU intends to offer subscribers wireless local loop services as well as mobile services within each region of Ukraine. TOU is the first communications operator to provide CDMA in Ukraine. In addition to providing wireless local loop and mobility service, TOU is permitted under the terms of its national and international access license to provide national and international long distance services.

     Market Opportunity. Ukraine is the second largest of the former Soviet countries and represents an attractive market for wireless telecommunication services. The Ukrainian telecommunications market remains significantly under-served by existing wireline and wireless operators. To improve the telephone services in Ukraine, the Ukrainian government has established a telecommunications program with a goal of increasing teledensity from 14.97% in 1993 to 30% by 2000. Ukraine's population of approximately 51 million people is approximately 68% urban. The real GDP per capita in 1997 was $2,853 and is declining. The wireless penetration was only 0.13% at the end in 1997.

     Strategic Partners. The Company's partners include Rhuta-Farm, a Ukrainian limited company ("Rhuta-Farm"), which holds a 41.1% participation interest in TOU. Rhuta-Farm is engaged in the
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

manufacture, import and distribution of pharmaceuticals throughout Ukraine. The majority owner of Rhuta-Farm is Victor Zholinski, who has extensive knowledge of the Ukrainian telecommunications market and Ukrainian political environment. In addition to Rhuta-Farm, Ukrtelecom, the national wireline provider in Ukraine, holds a 9.9% participation interest in TOU. Currently, Rhuta-Farm and SpinCo have material disagreements with respect to the operational strategy and system implementation plans of TOU. See "Risk Factors -- General Risks -- Joint Ventures."

     SpinCo Rights and Interests. SpinCo has 49% of the voting rights of TOU, though by contract SpinCo also has the right to elect the majority of TOU's board of directors. SpinCo will also have the right to appoint many of the operating officers of the company. SpinCo plays a significant role in the operation of TOU, offering oversight and direct support for services in areas including system design, planning, installation, marketing, distribution, customer care, billing and service initiation. SpinCo expects to apply its expertise to assure that TOU manages a successful system launch resulting in forecasted subscriber growth and revenue.

     Capital Requirements and Projected Investments. TOU will require approximately $51 million to complete license acquisition and the build-out and initial operation of the system in Kiev. The partners in TOU contributed approximately $150,000 in equity to the venture. In addition, as of June 29, 1998, SpinCo has invested approximately $16 million pursuant to an Agreement on Joint Investment Activity which, under Ukrainian law, is equity with features similar to a redeemable preferred stock, which equity interest provides SpinCo a favorable preferred return on the invested capital and a return of capital before any of the partners receive a return on their investments. QUALCOMM expects to provide equipment to TOU and to provide $35 million of equipment financing and is expected to provide additional working capital on terms to be negotiated. Funding for build out beyond Kiev is not yet committed.

     Regulatory Environment. The Ukrainian Parliament adopted CDMA as a nationwide wireless standard on June 28, 1996. In April 1997, the Ukrainian Ministry of Communications ("MOC") issued TOU a nationwide license to operate a CDMA wireless local loop and mobile telecommunication system in the 800 MHz band. The MOC is responsible for the regulation and oversight of the telecommunication sector, including wireline and wireless local loop operations. The MOC supervises and audits the performance of each licensee's legal and contractual obligations. The MOC also has general authority to issue regulations for telecommunications operators, subject to such regulations being in accordance with applicable law. The Ukrainian law requires that licensees operating telecommunications systems issue a minimum of 51% of their equity (on a fully diluted basis) to Ukrainian corporations or individuals. However, to attract foreign investment, the Ukrainian Foreign Investment Laws allow foreign investments in telecommunications companies pursuant to joint investment agreements. Under this format, a Ukrainian partner can allocate up to 100% of profits in a telecommunication venture to a foreign partner until the foreign partner has been repaid its investment. SpinCo is proceeding under this authority. The nationwide CDMA license granted to TOU allows TOU to construct, own, operate and maintain a wireless local loop and mobile telecommunications system throughout Ukraine. To obtain the license, TOU was required to make a one time payment of $8.1 million ($0.16 per POP). The term of the license is 15 years and is renewable.

     The MOC has also issued a national and international access license allowing TOU to own, operate and maintain a national and international access license. The term of the national and international license is 15 years and is renewable.

     Competition. Ukrtelecom is the national wireline provider. UMC is a wireless telecommunication provider that owns and maintains wireless systems in NMT technology and a GSM network in Kiev. Kiev Star is a mobile telecommunications operator providing GSM services. Golden Telecom is a mobile operator providing GSM services. DCC is a cellular telecommunication company providing digital amps services.

     CHILESAT TELEFONIA PERSONAL, S.A., CHILE

     General. Chilesat Telefonia Personal, S.A. ("Chilesat PCS") is a joint venture company in which SpinCo holds a 50% interest. In 1997, Chilesat PCS acquired a nationwide license to offer PCS services in Chile. Chilesat PCS' partners promptly began the design and development of a nationwide cdmaOne system provided and financed by QUALCOMM. Currently, a system covering most of Chile is ready for operation.
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

The balance of the national network is expected to be completed not later than September 1998. Chilesat PCS intends to be in commercial operation in July 1998 and to have approximately 25,000 subscribers through a controlled initial startup phase by the end of 1998 although there can be no assurance these goals will be met.

     Market Opportunity. Chile is considered by many to be a technology leader in Latin America. It has a stable economy and a regulatory environment that is friendly to foreign investors. Chile has a population of approximately 15 million people. In excess of 70% of the population is concentrated in the center of the country in the Santiago and Valparaiso regions. Current teledensity is approximately 15.5%. The real GDP per capita is $4,360. Currently there are approximately 600,000 PCS and cellular subscribers and approximately 2,800 wireless local loop subscribers in Chile, reflecting a wireless penetration of approximately 4%.

     Strategic Partner. A 50% interest in Chilesat PCS is owned by Telex Chile and its operating affiliate Chilesat S.A. Chilesat S.A. is the third largest international long distance operator in Chile. Certain of Chilesat PCS's site leases are leased or subleased from Telex Chile. Telex Chile is currently operating under a stand-still agreement with many of its significant lenders because Telex Chile is unable to make principal reductions in its outstanding loans as required under its credit facility with such lenders. Thus, there can be no assurance that Chilesat PCS will be able to rely on Telex Chile or its affiliates to make additional capital contributions to Chilesat PCS when and if needed, or maintain site leases. See "Risk Factors -- General Risks -- Joint Ventures."

     SpinCo Rights and Interests. SpinCo holds 50% of the stock of Chilesat PCS through an equity class that has a liquidation preference over the shares held by Telex Chile and its affiliates. Each of the major partners is entitled to elect two of the five directors of Chilesat PCS and SpinCo is entitled to nominate the chief financial officer. SpinCo expects to offer Chilesat PCS management expertise on deployment, marketing, back office and customer care issues. If the short term loans described below are not repaid on or before January 31, 1999, SpinCo will have the right to convert such loan into equity in Chilesat PCS and thereby increase its voting shares to approximately 65%. In addition, a Subscription and Shareholders Agreement provides a substantial list of items which require a super majority vote, further extending SpinCo's right to be involved in the management of the Chilesat PCS.

     Capital Requirements and Projected Investments. To complete the nationwide system and successfully launch service, SpinCo estimates that Chilesat PCS will require a total financing of approximately $202 million, including the in-kind contributions made by Telex Chile described below. Chilesat PCS was initially capitalized with a $42 million cash contribution from QUALCOMM, a contribution of the PCS license (valued by the parties at $28 million) and an 11.5 year right to use a nationwide backbone network from Telex Chile (valued by the parties at $14 million). A vendor forbearance to finance a full build-out of the system, including reasonable expansion following the initial rollout, was provided by QUALCOMM with a cap of $59.5 million. In addition, QUALCOMM has committed to provide three year handset financing of up to $25 million. Due to delays in startup and cost overruns, Chilesat PCS has an additional requirement for working capital through the end of 1998 of approximately $35 million. QUALCOMM and its affiliates have committed to provide these loans on a short term basis and SpinCo expects that additional capital contributions from the shareholders will be required to take out this loan facility and to facilitate additional commercial loans to complete the negative cash flow associated with the startup operation. These short-term loans will be transferred to SpinCo.

     The approximately $35 million of loans from QUALCOMM will be convertible into common equity that would provide control of Chilesat PCS to SpinCo following the conversion. This conversion is available to SpinCo only if the loans are not repaid on or before January 31, 1999. It is currently contemplated that there will be an additional $35 million capital call in approximately December of 1998 which may be used to repay the convertible loan or to provide for additional operating expenses. If Telex Chile makes at least a $17.5 million cash capital contribution before January 31, 1999 pursuant to such capital call, SpinCo has committed to convert $17.5 million of the short-term loans to equity as its match to the Telex Chile contribution.

     Regulatory Environment. The Subsecretaria Telecomunicaciones regulates the basic telecommunications network in Chile. In April 1997, Subsecretaria Telecomunicaciones awarded the three licenses for
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

1900MHz mobile operations in Chile. In addition, there are three major cellular operators currently licensed by the government. The regulatory environment in Chile is considered to be stable, reliable and neutral to foreign investment. It is believed that the regulatory environment will not present impediments to an effective marketing plan, pricing or operations in Chile. Licenses and interconnections have been received and are in place.

     Competition. There are currently three major operators of cellular services, including CTC/StarTel, Bell South and Entel Cellular. Bell South and Entel Cellular have set up reciprocal roaming agreements because Bell South operates in central Chile, whereas Entel operates in the balance of the regions. Through this arrangement, each is able to provide nationwide coverage. Combined they are expected to have approximately 220,000 subscribers in 1997. CTC/StarTel had approximately 200,000 subscribers in 1997. In addition, two additional PCS licenses were awarded to affiliates of Entel. Entel launched its commercial PCS service using GSM technology in March of 1998 and currently has approximately 210 base stations deployed throughout Chile.

     CHASE TELECOMMUNICATIONS, UNITED STATES

     General. Chase Telecommunications, Inc., a Delaware corporation ("Chase"), was the winning bidder for eleven wideband personal communications service C Block licenses and now holds 15MHz (as a result of voluntarily disaggregating half of its C Block spectrum) of spectrum covering approximately 6.3 million POPs in the Tennessee region with coverage of about 98% of Tennessee. Major markets include Nashville, Memphis, Knoxville and Chattanooga. Chase was the sixth largest winner in the PCS C Block auction. Unlike the other SpinCo opportunities, Chase involves an investment by SpinCo of a relatively small amount of equity capital at this time and does not entail any significant involvement by SpinCo in the management of Chase. Limited involvement is required in this instance by the FCC regulations relating to ownership and control of C block PCS license holders.

     Chase has begun designing and building the cdmaOne wireless telecommunication network that will serve its licensed areas. It has completed its system design and base station site selection process on a majority of its Chattanooga base station sites and has commenced network construction. Chase is expected to complete its Chattanooga build-out in time to launch service in the fourth quarter of 1998, which is expected to make Chase the first PCS provider in the Chattanooga area. Chase has also begun design of its Nashville, Knoxville and Memphis networks and expects to launch services in these metropolitan areas in the first half of 1999. Chase acquired its PCS licenses through the FCC C Block spectrum auctions in 1996 and has benefited from both favorable government financing terms on the auction price and a 50% reduction in the aggregate principal amount due as a result of the subsequent C Block restructuring in which Chase elected to disaggregate 15MHz of its 30MHz of spectrum in each of its markets.

     Market Opportunity. Chase presented SpinCo an opportunity to break into the competitive United States markets with a relatively small investment. Chase's Nashville, Memphis, Knoxville and Chattanooga markets account for approximately
4.6 million of Chase's approximately 6.3 million POPs. The state of Tennessee is situated in the heart of the growing Southeast with a diverse economic base including manufacturing, services, retail and wholesale trade, transportation, finance and agriculture. Tennessee has experienced strong population and economic growth over the period from 1991 to 1996. In addition, Tennessee's median household income grew at the second highest rate in the United States between 1992 and 1994 and at 129% of the national average from 1991 to 1996. Tennessee continues to attract people and businesses due to its low state excise and franchise taxes and lack of both personal income tax on earned income and property tax. Tennessee's job growth was 125% of the U.S. average from 1991 to 1996 and continues to present strong growth for small and mid-sized business.

     Strategic Partners. Chase was founded by Tony Chase, formerly the chairman and CEO of Faith Broadcasting Corporation which operates radio communications licenses in several major markets in Texas. In addition, Chase has established strong strategic relationships with QUALCOMM, as an equipment supplier, and PrimeCo, a major provider of PCS services in the United States. PrimeCo consists of a partnership of major cellular telephone providers including AirTouch Communications, Inc. and Bell Atlantic Corporation.

PrimeCo commenced CDMA PCS service in all of its major markets in 1996 and had over 500,000 subscribers by March 31, 1998. Current intentions are for Chase to arrange roaming agreements and to use brand recognition under the PrimeCo brand name.

     SpinCo Rights and Interests. SpinCo holds a 5.8% interest in Chase and has certain super majority voting rights. SpinCo does not have a right to board representation or to otherwise participate in management to any material degree. SpinCo does expect that the expertise SpinCo has in CDMA deployments and network operations will be utilized by Chase.

     Capital Requirements and Projected Investments. The business plan for building out and launching the entire region requires Chase to raise in excess of $250 million. Chase has twice attempted and failed to raise high yield debt in the public market. The current strategy involves a plan to deploy an initial system in Chattanooga to demonstrate the viability of the Chase business plan before again seeking to enter the high yield debt market. The current plan involves QUALCOMM providing to Chase an additional $23 million in vendor financing and SpinCo providing $25 million in working capital financing, which is expected to be sufficient to allow Chase to complete the build-out and startup of the Chattanooga system. As a result of these interim financings, SpinCo will hold warrants to acquire up to an additional 10.5% of the Chase equity. After the Chattanooga build-out is complete, it is expected that Chase will again need to seek high-yield debt in the public market and, upon successful completion of such an offering; the Company expects QUALCOMM will expand its vendor financing to $130 million; and SpinCo has committed, subject to certain exceptions, to convert the working capital loan into $25 million of redeemable preferred stock in Chase.

     Regulatory Environment. In maintaining its PCS licenses, Chase is required to comply with numerous FCC requirements, including qualifying as "small business" to receive the bidding credits towards the purchase of its PCS licenses and entitling Chase to the government financing of these licenses. If Chase seeks to assign or transfer control of its licenses to an entity not satisfying the small business requirements or that qualifies for lower bidding credits, unjust enrichment penalties apply.

     Competition. Chase faces and expects to face competition in these markets from current and potential market entrants including, among others, Sprint Spectrum, Power Telecom, AT&T, Bell South and Alltel. To the extent that PCS licensees have not begun operating their PCS services in Chase's licensed territories, the Company believes that such competitors currently are or will soon begin designing, constructing or operating the respective networks in such territories. Additionally, the FCC rules allow licensees to partition or disaggregate their spectrum. If other licensees create such partitioned or disaggregated licenses, this could increase the number of competitors and the types of competition in Chase's market.

     OZPHONE, AUSTRALIA

     General. SpinCo holds a 100% equity interest in OzPhone Pty. Ltd. ("OzPhone") (an Australian corporation formed to participate in Australia's personal communication services auctions). OzPhone has been awarded eight 800MHz licenses covering approximately 5.4 million POPs to provide digital mobile and wireless local loop services in major metropolitan and rural areas throughout Australia. The regions covered are Brisbane, Perth, Cairns and certain regions of the gold coast, Tasmania and regional west regions. Planning is underway to launch regional wireless service in these areas.

     OzPhone expects to build regional wireless telephony networks using CMDA technology and will offer advanced wireless services to improve service quality and increase choices for customers. The Company believes CDMA technology and spectral efficiency will be suitable for large city operations and the wide coverage afforded by CDMA base stations will allow OzPhone's networks to be extended to rural areas to provide roaming capabilities as well as services to those areas. OzPhone has a commitment from QUALCOMM to provide wireless telecommunications subscriber and infrastructure equipment with 100% financing.

     Market Opportunity. SpinCo believes that there is promising growth potential in telecommunications services in Australia and believes that it can achieve a market niche through an appropriate regionalized wireless marketing strategy. Australia is a highly developed country with a stable economic and regulatory environment and an advanced telecommunications infrastructure. Australia's population of approximately 19 million people is largely centered on its west and east coasts. Australia's real GDP per capita in 1997 was $20,062 with a teledensity of approximately 49.7%. The cellular penetration was only 29% at the end in 1997.

     Strategic Partners. SpinCo intends to seek one or more local partners to participate in the development of the opportunity it has recognized in Australia. Those partners have not yet been identified but they are expected to be selected based on their local wireless experience and/or other local contacts.

     Capital Requirements and Projected Investments. OzPhone has a projected capital requirement of approximately $150 million to completely build-out the region. It is anticipated that this will be done over a five year period. Final capital raising plans have not yet been completed. As of September 1, 1998, SpinCo has invested $6 million to acquire the licenses and expects to invest an additional $24 million in equity to begin limited operations before March 1999.

     Regulatory Environment. A deregulation process began in Australia in the late 1980's and has been monitored by the Australian Telecommunications Commission. A new Telecommunications Act was introduced to the Australian Parliament in December, 1996 which has encouraged competition and modernization of Australia's telephone networks. In 1995, the "Hilmer Reforms" came into effect and are designed to provide a generalized pro-competition policy spanning all industries including telecommunications.

     Competition. The wireless telecommunications industry in Australia is currently controlled by three companies, with Telstra accounting for approximately 60% of total subscribers, Optus accounting for approximately 33% of total subscribers, and Vodaphone accounting for the remaining 7% of total subscribers. Approximately one-third of all mobile phone users are now individual subscribers with small and medium business users comprising approximately an additional 40% of subscribers. The largest competitor, Telstra, was partially privatized in 1997 and has been losing market share to Optus Communications, which entered the fixed and mobile markets in early 1990 effectively ending Telstra's monopoly. Optus' success is due in large part to a heavy promotional strategy. Vodaphone's entry into the telecommunications market has further eroded Telstra's market share. The addition of competitors has caused a sharp decline in the revenues per user though this trend has tended to stabilize over time. Recent auctions will add three additional competitors to the market, including Hutchinson and AAPT in addition to OzPhone. The new entrants will attempt to win market share through innovative marketing and distribution strategies and the use of advances in use capacity, especially with CDMA technology. OzPhone will face some difficulties in competing with AAPT and the existing wireless carriers due to lack of brand name recognition and an existing operating history in Australia.

     UNITED STATES WIRELESS OPPORTUNITIES.

     General. SpinCo's strategy for wireless telecommunication opportunities in the United States is based on providing a fixed fee limited mobility cdmaOne telephone service targeted at the mass consumer market. By providing a fixed fee, limited mobility service offering, the Company's strategy is different from the existing model used by most current wireless operators in the United States. The Company is in the process of developing marketing plans to implement its strategy, both in the U.S. market and in other foreign markets where the opportunity could present itself.

     In order to pursue wireless telecommunication opportunities in the United States and implement its strategy, the Company, through one or more entities in which the Company will hold an equity interest, intends to acquire spectrum and operate in the U.S. broadband PCS frequency blocks or enter into reseller agreements with PCS operators for minutes of use. To the extent that the Company is qualified to hold the subject spectrum, it is anticipated that SpinCo will acquire such spectrum through a subsidiary in which SpinCo initially holds a 75% equity interest, with the remaining equity interest being held by other investors. To the extent that the Company is not able to directly or indirectly acquire spectrum, it is anticipated that SpinCo will enter into reseller agreements with operators, with SpinCo making, as required, equity investments in such operators in accordance with applicable law. To the extent that available spectrum is in the C and F Blocks, the Company's equity participation will have to be through companies designed to satisfy the FCC "Designated Entity" requirements. Among other things, it is anticipated that complying with the

"Designated Entity" requirements would limit SpinCo's ownership in such C and F Block license holding companies to 25% of the equity of such license holder.

     PCS differs from traditional cellular in three basic ways: frequency, bandwidth and geographic service areas. PCS networks operate in a higher frequency band (1850-1990 MHz) than cellular (800-900 MHz). PCS licenses also comprise 30 MHz bandwidth (A, B and C-Blocks) or 10 MHz bandwidth (D, E and F-Blocks), versus 25 MHz bandwidth for cellular networks. As a result of the utilization of improved digital technology from inception, PCS will have more capacity for new wireless services such as data and video transmission than traditional analog systems.

     Market Opportunity. Wireless telephony penetration is currently approximately 22% of the potential U.S. market. A market convergence has begun to occur between the development of wireless and wireline services as wireless costs rapidly drop below traditional wireline costs for comparable services. This has resulted in the introduction of new wireless services that have penetrated new markets. In the U.S. market, incumbent wireline operators are preparing to offer long distance services to their customers, while at the same time the traditional long distance carriers are trying to effect entry into the local loop arena. Wireless carriers have made efforts to offer more competitively priced services, but have focused on high mobility customers that generate higher revenues.

     Without the economies of scale that volume affords, current wireless marketing models suffer with the loss of any portion of the traditional business market segment. Wireless companies operating on such models are likely to continue to compete for the same customer base and for increasingly diminishing economic returns. In contrast, the Company's strategy is to provide a high-quality fixed fee limited mobility cdmaOne wireless telephone service targeted at the mass consumer market.

     Strategic Partners. The Company expects to implement its United States wireless opportunities through a strategic consortium of companies and investors.

     Capital Requirements and Projected Investments. Because the scope of this opportunity has not yet been developed and is subject to market research and trials, SpinCo has not yet developed a detailed capital budget or investment strategy. However, SpinCo has budgeted approximately $61 million to pursue this strategy in the U.S. wireless market. The Company will look for opportunities to acquire spectrum in the U.S. PCS frequency Blocks A, B, D and E. In addition, the Company will look for opportunities to participate in PCS service provision by establishing and entering into reseller agreements with qualifying "Designated Entities" that can hold C and F Block frequency. Furthermore, the Company may enter into reseller agreements with other holders of spectrum on favorable terms and conditions. SpinCo anticipates that it will structure its reseller relationships and relationships with any Designated Entities in a fashion to maximize the potential benefit to SpinCo shareholders as a whole while complying with applicable FCC requirements.

     Regulatory Environment. In this effort, SpinCo will operate in the complex United States FCC regulatory scheme. The Company will be required to maintain compliance with all of the requirements for operating wireless operations in the United States and the requirements for entering into reseller agreements with United States operators, including the requirements applicable to Designated Entities to the extent the subject spectrum is in the C and F Blocks. PCS licenses are granted for a ten year period at the end of which the licensee must apply for renewal. Licenses may be revoked by the FCC at any time for cause including failure to comply with the terms of the licenses or failure to qualify for such licenses, malfeasance or other misconduct. Construction regulations and moratoria are in effect in some markets which can create certain risks and costs associated with the construction of a network. The licensing, construction, operation, sale and interconnection agreements of wireless telecommunications systems are regulated to varying degrees by the FCC and State regulatory agencies. Such regulation is continually evolving and there are a number of issues on which regulation has been or in the future may be suggested. The Telecommunications Act of 1996 mandates significant changes in existing regulations of the telecommunications industry to promote competitive development of new service offerings to expand the availability of telecommunication services and to streamline the regulation of the industry.

     Competition. The U.S. wireless industry is characterized by intense competition between PCS, cellular and other wireless service providers. There can be no assurance that the Company will be able to compete successfully or that new technologies and products that are more commercially effective than the Company's technologies and products will not be developed. In addition, many of the Company's prospective competitors have substantially greater financial, technical, marketing, sales and distribution resources than those of the Company. Some competitors are expected to market other services, such as cable television access, landline telephone service and Internet access with their wireless telecommunications service offerings. A limited number of the Company's prospective competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications networks that cover most of the United States.

     The Company will compete directly with other PCS providers in each of its markets, including principal competitors such as PrimeCo, Sprint and AT&T. The FCC issued PCS licenses to the A and B Block license winners in June 1995. Accordingly, the holders of the A and B Block PCS licenses in the Company's markets have entered the PCS market earlier than the Company. There can be no assurance that such time-to-market advantage will not have a material adverse effect on the Company's ability to successfully implement its strategy in the United States. Also providing competition in a market in which the Company operates may be holders of three other PCS frequency blocks of spectrum. Furthermore, PCS licensees may also partition and disaggregate their PCS licenses into smaller service areas, which could provide new entrants with further opportunities to enter the PCS market. The Company also expects that the two incumbent cellular providers in each of the Company's planned United States markets, all of which have infrastructure in place, a customer base and a brand name, and have been operational for five to ten years or more, have upgraded or will upgrade their networks to provide services in competition with the Company. The Company further expects to compete with other telecommunications technologies such as paging, enhanced specialized mobile radio and global satellite networks.

     Network and Development Plan. The business plan, if successful in trials, will be developed for nationwide sales and service in the U.S.

COMPETITION

     There is increasing competition in the wireless telecommunications industry in the United States and throughout the world. There can be no assurance that the Company will be able to compete successfully or that new technologies and products that are more commercially effective than the Company's technologies and products will not be developed. In addition, many of the Company's prospective competitors have substantially greater financial, technical, marketing, sales and distribution resources than those of the Company.

     Although the implementation of advanced telecommunications services is in its early stages in many developing countries, the Company believes competition is intensifying as businesses and foreign governments realize the market potential of telecommunications services. Many of the Company's operating companies currently face competition from existing telecommunication providers. A number of large American and European companies and large international telecommunications companies are actively engaged in programs to develop and commercialize telecommunications services in both developing and developed countries. In many cases, the Company also competes against the landline carriers, including government-owned telephone companies. In some cases, the competition is from government-controlled or -supported entities that are, or may in the future be, privatized or otherwise become more efficient and competitive. In addition, the Company's operating companies throughout the world may face competition with new technologies and services introduced in the future. Although the Company's operating companies intend to employ relatively new technologies, there will be a continuing competitive threat from even newer technologies that may render the technologies employed by such companies obsolete. See "Risk Factors -- Rapid Technological Change." The Company also expects that the price that its operating companies charge for their products and services in certain regions will decline over the next few years as competition intensifies in their markets. See "-- SpinCo Operating Companies."

     The U.S. wireless industry is characterized by intense competition between PCS, cellular and other wireless service providers. A limited number of the Company's prospective competitors are operating, or planning to operate, through joint ventures and affiliation arrangements, wireless telecommunications networks that cover most of the United States. In the United States, the Company will compete directly with other wireless providers in each of its markets, a number of whom entered the PCS market earlier than the Company. There can be no assurance that such time-to-market advantage will not have a material adverse effect on the Company's ability to successfully implement its strategy. Some competitors are also expected to market other services, such as cable television access, landline telephone service and Internet access with their wireless telecommunications service offerings. Furthermore, certain competing licensees may partition and disaggregate their competing licenses into smaller service areas, which could provide new entrants with further opportunities to enter the Company's market. The Company also believes that the two incumbent cellular providers in each of the Company's planned United States markets, all of which have infrastructure in place, a customer base and a brand name, and have been operational for five to ten years or more, have upgraded or will upgrade their networks to provide services in competition with the Company. The Company further expects to compete with other telecommunications technologies such as paging, enhanced specialized mobile radio and global satellite networks. See
"-- United States Wireless Opportunities."

     In addition, following the Distribution QUALCOMM may choose to pursue new CDMA-based wireless telecommunications businesses and ventures that would also be attractive projects for the Company. QUALCOMM will have no obligation to refer any such project to the Company and may in fact compete with the Company for such projects. Also, QUALCOMM will not be restricted from pursuing wireless telecommunications opportunities that may compete directly with the Company or the SpinCo Operating Companies. Any such competition or potential competition could result in conflict between the Company and QUALCOMM and adversely affect other relationships between the companies. Moreover, there can be no assurance that the Company would be able to compete effectively with QUALCOMM with respect to these opportunities.

     In addition, the Company believes that companies holding equity interests in multiple operating companies throughout the world will be increasingly predominant in the wireless communications industry and expects to experience increasing competition from entities with structures resembling that of SpinCo.

GOVERNMENT REGULATION

     The construction, operation, sale and interconnection arrangements of wireless telecommunications systems and the grant, maintenance and renewal of applicable licenses in each of the countries outside the United States in which SpinCo has operations are regulated by governmental authorities in each such country. In some cases, the regulatory authorities also operate or control the operations of the competitors of the operating companies. Changes in the current regulatory environment of these markets or future judicial intervention, or regulations affecting the pricing of the operating companies' services, could have a material adverse effect on the Company. In addition, the regulatory framework and authorities in certain of the countries where the Company operates are relatively recent and, therefore, the enforcement and interpretation of regulations, the assessment of compliance, and the degree of flexibility of regulatory authorities are uncertain. Further, changes in the regulatory framework may limit the ability to add subscribers to developing systems. An operating company's failure to comply with applicable governmental regulations or operating requirements could result in the loss of licenses, penalties and/or fines or otherwise could have a material adverse effect on the Company. For a more detailed description of the regulatory environment in the United States and each of the other countries in which SpinCo operates, see the "Regulatory Environment" discussion for each of the SpinCo Operating Companies under "Business."

     The construction, operation, sale and interconnection arrangements of wireless telecommunications systems and the grant, maintenance and renewal of applicable licenses in the United States are regulated to varying degrees by state regulatory agencies, the FCC, the United States Congress and the courts. The SpinCo Operating Companies doing business in the United States, and SpinCo, will be required to maintain compliance with all of the requirements for operating wireless operations in the United States and the requirements for entering into reseller agreements with United States operators. Such regulation is continually evolving and there are a number of issues on which regulation has been or in the future may be suggested. The Telecommunications Act of 1996 mandates significant changes in existing regulations of the telecommunications industry to promote competitive development of new service offerings to expand the availability of telecommunications services and to streamline the regulation of the industry. There can be no assurance that the FCC, Congress, the courts or state agencies having jurisdiction over the business of any of the Company's United States operating companies will not adopt or change regulations or take other actions that would adversely affect the Company's financial condition or results of operations. Many of the FCC's rules relating to the businesses of the Company's United States operating companies have not been tested by the courts and are subject to being changed by Congressional action. In addition, FCC licenses are subject to renewal and revocation. There can be no assurance that the licenses of the Company's United States operating companies will be renewed or not be revoked.

EMPLOYEES

     Upon completion of this Distribution, the Company is expected to have approximately 50 full time employees, excluding employees of the SpinCo Operating Companies. It will also have consultants under contract to work on specific projects.

FACILITIES

     The Company intends to lease approximately 50,000 square feet of space for office and warehouse use in San Diego, California, U.S.A.

LEGAL PROCEEDINGS

     Neither the Company nor any of the SpinCo Operating Companies is a party to any litigation that would, individually or in the aggregate, have a material adverse effect on SpinCo and the SpinCo Operating Companies, taken as a whole, and SpinCo is not aware that any such litigation is threatened.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Currently, the Board of Directors of the Company is comprised of Harvey P. White, Thomas J. Bernard and James E. Hoffmann. As of the Distribution, the Board of Directors of the Company will consist of Mr. White and six other individuals to be identified in this Information Statement and appointed by the Board prior to the Distribution. Each executive officer listed below will be elected to the indicated office with the Company on or prior to the Distribution Date and will serve at the pleasure of the Board of Directors.

     The following table sets forth information concerning the individuals who will serve as directors and executive officers of the Company following the
Distribution:

                    NAME                       AGE                       POSITION
                    ----                       ---                       --------
Harvey P. White..............................  64     Chairman, Chief Executive Officer, President
                                                      and Director
Thomas J. Bernard............................  66     Executive Vice President and Director
James E. Hoffmann............................  48     Senior Vice President, General Counsel,
                                                      Secretary and Director
Daniel O. Pegg...............................  52     Senior Vice President, Public Affairs
Leonard C. Stephens..........................  41     Senior Vice President, Human Resources
Tom Williardson..............................  41     Senior Vice President, Finance and Treasurer

     Certain additional information concerning the directors and executive officers is set forth below:

     Harvey P. White, one of the founders of QUALCOMM, has served as Vice Chairman of the Board since June 1998. From May 1992 until June 1998 he served as President of QUALCOMM and from February 1994 to August 1995 as Chief Operating Officer of QUALCOMM. Prior to May 1992 he was Executive Vice President and Chief Operating Officer and has also been a Director of QUALCOMM since it began operations in July 1985. From March 1978 to June 1985, Mr. White was an officer of LINKABIT (M/A-COM LINKABIT after August 1980), where he was successively Chief Financial Officer, Vice President, Senior Vice President and Executive Vice President. Mr. White became Chief Operating Officer of LINKABIT in July 1979 and a Director of LINKABIT in December 1979. He holds a B.A. degree in Economics from Marshall University.

     Thomas J. Bernard served as a Senior Vice President of QUALCOMM from April 1996 through June 1998. From April 1996 until June 1998, he was also General Manager of the Infrastructure Product Division of QUALCOMM. He retired in April 1994, but returned to QUALCOMM in August 1995 as Executive Consultant and became Senior Vice President, Marketing, in December 1995. Mr. Bernard first joined QUALCOMM in September 1986. He served as Vice President and General Manager for the OmniTRACS division and in September 1992 was promoted to Senior Vice President. From March 1982 to September 1986, Mr. Bernard held various positions at M/A-COM LINKABIT. Prior to joining QUALCOMM in September 1986, Mr. Bernard was Executive Vice President and General Manager, M/A-COM Telecommunication Division, Western Operations. Mr. Bernard has served on the Board of Directors of Sigma Circuits, Inc., a circuit board manufacturing company, since April 1995.

     James E. Hoffmann has served as Vice President, Legal Counsel of QUALCOMM since June 1998. From February 1995 until June 1998, he served as Vice President of QUALCOMM and Division Counsel for the Infrastructure Products Division and as Senior Legal Counsel for QUALCOMM. Prior to joining QUALCOMM, Mr. Hoffmann was a partner in the law firm of Gray, Cary, Ames & Frye. He holds a B.S. degree in from the United States Naval Academy, an M.B.A. degree from Golden Gate University and a J.D. degree from University of California, Hastings College of the Law.

     Daniel O. Pegg has served as Senior Vice President, Public Affairs QUALCOMM since March 1997. Prior to joining QUALCOMM, Mr. Pegg was President and Chief Executive Officer of the San Diego Economic Development Corporation for fourteen years. Mr. Pegg served on the Board of Directors of Gensia

Pharmaceuticals from 1986 to 1996. Mr. Pegg holds a B.A. degree from California State University at Los Angeles.

     Leonard C. Stephens has served as Vice President Human Resources Operations for QUALCOMM since December 1995. Prior to joining QUALCOMM, Mr. Leonard was employed by Pfizer Inc., where he served in a number of human resources positions over a fourteen year career. He holds a B.A. degree in Political Science from Howard University.

     Tom Williardson joined QUALCOMM in July 1998 and will serve as Senior Vice President, Finance and Treasurer of the Company. From July 1995 to July 1998, Mr. Williardson was Vice President and Associate Managing Director of Bechtel Enterprises, Inc., a wholly-owned investment and development subsidiary of Bechtel Group, Inc. From January 1986 to July 1995, Mr. Williardson served as a principal at The Fremont Group, an investment company. Mr. Williardson was re-elected in June 1998 to serve as a director of Cost Plus, Inc. where he has served as a director since March 1991. He holds an M.B.A. degree from the University of Southern California and a B.S. degree from Brigham Young University.

CLASSIFIED BOARD OF DIRECTORS

     The Company's Certificate of Incorporation will provide for a classified Board of Directors consisting of three classes as nearly equal in number as possible with the directors in each class serving staggered three-year terms. The members of the Board will be divided into such classes prior to the Distribution and following appointment of all of the seven members of the Board. The terms of the Class I, Class II and Class III directors will expire initially in 1999, 2000 and 2001, respectively. At each annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following their election. See "Description of Company Capital Stock."

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company currently intends to establish an Audit Committee and a Compensation Committee.

     The Audit Committee will, among other things, recommend independent certified public accountants; review the scope of the audit examination, including fees and staffing; review the independence of the auditors; review and approve non-audit services provided by the auditors; review findings and recommendations of auditors and management's response; review the internal audit and control function; and review compliance with the Company's ethical business practices policy.

     The Compensation Committee will review management compensation programs, approve compensation changes for senior executive officers, review compensation changes for senior management, and administer management stock plans.

COMPENSATION OF DIRECTORS

     When traveling from out-of-town, the members of the Board of Directors are eligible for reimbursement for their travel expenses incurred in connection with attendance at Board meetings and meetings of committees of the Board of Directors. Employee directors will not receive any compensation for their participation in Board or Board committee meetings. The Directors' Plan will provide for initial option grants to persons upon first joining the Board and annual option grants to non-employee directors who continue to serve on the Board. See "-- Equity Incentive Plans."

COMPENSATION OF EXECUTIVE OFFICERS

     All of the information set forth in the following tables reflects compensation earned during the QUALCOMM fiscal years indicated based upon services rendered to QUALCOMM by the Company's Chief Executive Officer and the four other most highly paid executive officers of the Company (collectively, the "Named Executive Officers"). The services rendered by such individuals to QUALCOMM were, in some instances, in capacities not equivalent to those positions in which they will serve for the Company or its subsidiaries. Therefore, these tables do not reflect the compensation that will be paid to the executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION(1)
                                                ---------------------------------    LONG-TERM
                                                                         OTHER      COMPENSATION
                                                                         ANNUAL      SECURITIES    ALL OTHER
                                                                        COMPEN-      UNDERLYING     COMPEN-
      NAME AND PRINCIPAL POSITION        YEAR    SALARY      BONUS     SATION(2)      OPTIONS      SATION(5)
      ---------------------------        ----   --------    --------   ----------   ------------   ---------
Harvey P. White........................  1997   $395,713    $250,000   $        0           0       $37,011
  President                              1996   $354,963    $100,000   $        0      85,000       $34,437
                                         1995   $297,462    $150,000   $        0      60,000       $ 4,654
Thomas J. Bernard......................  1997   $245,142    $ 65,000   $    6,086           0       $ 6,086
  Executive Vice President and Director  1996   $186,976    $ 40,000   $        0      60,000       $     0
                                         1995   $  7,200(3) $      0   $        0           0       $     0
James E. Hoffmann......................  1997   $149,283    $ 50,000   $        0       3,000       $ 2,145
  Senior Vice President, General         1996   $131,646    $ 20,000   $        0       4,000       $ 2,191
  Counsel, Secretary and Director        1995   $117,454    $ 15,000   $        0       5,000       $ 2,134
Leonard C. Stephens....................  1997   $146,828    $ 45,000   $   42,268       3,000       $ 1,816
  Senior Vice President, Human           1996   $112,711    $ 25,000   $   43,644      15,000       $     0
  Resources                              1995   $      0    $      0   $        0           0       $     0
Daniel O. Pegg.........................  1997   $111,174(4) $ 55,000   $        0      50,000       $     0
  Senior Vice President, Public Affairs  1996   $      0    $      0   $        0           0       $     0
                                         1995   $      0    $      0   $        0           0       $     0

---------------
(1) As permitted by rules established by the Commission, no amounts are shown with respect to certain "perquisites" where such amounts do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus.

(2) In December 1995, Leonard C. Stephens joined QUALCOMM as Vice President of Human Resources. The Company made payments related to his relocation as shown above.

(3) Mr. Bernard served as a consultant to QUALCOMM in 1995, and the reported salary constitutes consulting fees.

(4) Mr. Pegg joined QUALCOMM in March 1997. If he had been employed by QUALCOMM during the entire 1997 fiscal year at the same annual base salary rate, his salary for fiscal 1997 would have been $212,000.

(5) Includes QUALCOMM matching 401(k) contributions, executive benefits payments and executive retirement stock matching as follows:

                                                 QUALCOMM                      EXECUTIVE       TOTAL
                                                 MATCHING       EXECUTIVE     RETIREMENT       OTHER
                                                  401(K)        BENEFITS     CONTRIBUTIONS    COMPEN-
                NAME                   YEAR    CONTRIBUTIONS    PAYMENTS          (1)         SATION
                ----                   ----    -------------    ---------    -------------    -------
Harvey P. White......................  1997       $2,145         $2,520         $32,346       $37,011
                                       1996       $2,191         $2,520         $29,726       $34,437
                                       1995       $2,134         $2,520         $     0       $ 4,654
Thomas J. Bernard....................  1997       $1,816         $4,270         $     0       $ 6,086
                                       1996       $    0         $    0         $     0       $     0
                                       1995       $    0         $    0         $     0       $     0
James E. Hoffmann....................  1997       $2,145         $    0         $     0       $ 2,145
                                       1996       $2,191         $    0         $     0       $ 2,191
                                       1995       $2,134         $    0         $     0       $ 2,134
Leonard C. Stephens..................  1997       $1,816         $    0         $     0       $ 1,816
                                       1996       $    0         $    0         $     0       $     0
                                       1995       $    0         $    0         $     0       $     0
Daniel O. Pegg.......................  1997       $    0         $    0         $     0       $     0
                                       1996       $    0         $    0         $     0       $     0
                                       1995       $    0         $    0         $     0       $     0

---------------
(1) QUALCOMM has a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre-tax basis. The participants receive 50% company stock match on a maximum deferral of 15% of income payable only upon eligible retirement. Participants become fully vested in the stock benefit at age 65 and may become partially vested earlier upon reaching age 62 1/2 and completing ten years of employment with QUALCOMM. The employee contributions and the stock benefit are unsecured and subject to the general creditors of QUALCOMM. At September 28, 1997, 1,008 shares were vested on behalf of Harvey P. White.

                               STOCK OPTION TABLE

     The following table shows for the Named Executive Officers the specified information with respect to grants of options to purchase QUALCOMM Common Stock ("QUALCOMM Options") during 1997:

                            NUMBER OF                                           POTENTIAL REALIZABLE VALUE AT
                            SECURITIES    % OF TOTAL      INDIVIDUAL GRANTS     ASSUMED ANNUAL RATES OF STOCK
                            UNDERLYING     OPTIONS      ---------------------   PRICE APPRECIATION FOR OPTION
                             OPTIONS      GRANTED TO                                       TERM(2)
                             GRANTED     EMPLOYEES IN   EXERCISE   EXPIRATION   -----------------------------
           NAME               (#)(1)     FISCAL YEAR     PRICE        DATE           5%              10%
           ----             ----------   ------------   --------   ----------   -------------   -------------
James E. Hoffmann.........     3,000         0.07%       $39.81     12/12/06    $   75,082.88   $  190,259.78
Leonard C. Stephens.......     3,000         0.07%       $39.81     12/12/06    $   75,082.88   $  190,259.78
Daniel O. Pegg............    50,000         1.18%       $60.25     03/06/07    $1,893,889.17   $4,799,109.10

---------------
(1) Such options vest according to the following schedule: 20% vest on each of the first, second, third, fourth and fifth anniversaries of the date of grant.

(2) Calculated on the assumption that the market value of the underlying stock increases at the stated values, compounded annually. Options granted under QUALCOMM's Option Plan generally have a maximum term of ten years. The total appreciation of the options over their ten year terms at 5% and 10% is 63% and 159%, respectively.

                AGGREGATED QUALCOMM OPTION EXERCISES DURING 1997
                     AND 1997 FISCAL YEAR END OPTION VALUES

     The following table shows for each Named Executive Officer the specified information with respect to exercises of QUALCOMM Options during 1997 and the value of unexercised options at the end of 1997.

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                               VALUE          OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                  SHARES      REALIZED            YEAR-END                     YEAR-END(1)
                                ACQUIRED ON      ON      ---------------------------   ---------------------------
             NAME                EXERCISE     EXERCISE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               -----------   --------   -----------   -------------   -----------   -------------
Harvey P. White...............       0           $0        119,000        176,000      $2,892,030     $3,618,120
Thomas J. Bernard.............       0           $0          6,000         54,000      $   58,500     $  699,000
James E. Hoffmann.............       0           $0          9,000         19,000      $  286,860     $  488,270
Daniel O. Pegg................       0           $0              0         50,000      $        0     $        0
Leonard C. Stephens...........       0           $0              0         18,000      $        0     $  301,950

---------------
(1) Represents the closing price per share of the underlying shares on the last day of the fiscal year less the option exercise price multiplied by the number of shares. The closing value per share was $56.06 on the last trading day of the fiscal year as reported on the Nasdaq National Market.

EQUITY INCENTIVE PLANS

     1998 Equity Incentive Plan. Prior to the Distribution Date, the Company expects to adopt the SpinCo 1998 Equity Incentive Plan (the "1998 Plan"), which will provide for the grant of various types of equity-based compensation to employees of the Company. The Stock Plan will be approved by QUALCOMM, as sole stockholder of the Company, prior to the Distribution Date. The 1998 Plan is designed to promote the success of the Company's business by more closely aligning the interests of management and the Company's stockholders through the provision of equity-based incentives to those individuals who are or will be responsible for such success.

     The total number of shares of Common Stock that may be issued or awarded under the Stock Plan may not exceed 7,000,000 subject to adjustment as described below, which number of shares includes options that will be granted to holders of outstanding QUALCOMM Options immediately prior to the Distribution. See "Treatment of QUALCOMM Employee Stock Options in the Distribution."

     The Stock Plan provides for the granting of options, including "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code and non-qualified stock options, and the granting of other stock-based awards (collectively, "Awards"). All Awards will be evidenced by an award agreement setting forth the terms and conditions applicable thereto. Awards may generally be granted to key employees (including those who are also directors) of the Company or any of its subsidiaries.

     The 1998 Plan will be administered by the Board of Directors of the Company, which may act through its Compensation Committee (such Board of Directors or committee is referred to herein as the "Plan Administrator"). Eligibility criteria, the number of participants, and the number of shares subject to Awards and all other terms and conditions of Awards will be determined by the Plan Administrator. The option price payable for the shares of Common Stock subject to each ISO or non-qualified stock option shall not be less than the fair market value of the Common Stock on the date such option is granted.

     1998 Non-Employee Directors' Stock Option Plan. The Company has also adopted the 1998 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company. The Directors' Plan is administered by the Board, unless the Board delegated administration to a committee of directors.

     A total of 500,000 shares of Common Stock have been reserved for issuance under the Directors' Plan pursuant to the exercise of options granted under the Directors' Plan which number of shares includes options that will be granted to holders of outstanding QUALCOMM Options immediately prior to the Distribution. See "Treatment of QUALCOMM Employee Stock Options in the Distribution." Pursuant to the terms of the

Directors' Plan, (i) non-employee directors other than the current directors, upon their election or appointment as directors, will receive options to purchase 5,000 shares of the Company's Common Stock and (ii) on the date of each annual meeting of stockholders following this offering, each non-employee director with at least ninety days' service will receive an option to purchase 2,500 shares of Common Stock.

     No option granted under the Directors' Plan may be exercised after the expiration of ten (10) years from the date it was granted. Options granted under the Directors' Plan shall vest at the rate of 20% of the underlying shares each year for five years following the date of grant. Such vesting shall occur provided that the optionee has, during the entire period prior to such vesting date, continuously served as a non-employee director or employee of, or consultant to, the Company. The exercise price of options under the Directors' Plan must be equal to the fair market value of the Common stock on the date of grant. Options granted under the Directors' Plan are transferable only in certain limited circumstances. Unless otherwise terminated by the Board of Directors, the Directors' Plan automatically terminates in 2113.

                         TREATMENT OF QUALCOMM EMPLOYEE
                       STOCK OPTIONS IN THE DISTRIBUTION

     As of June 18, 1998, there were outstanding options (the "QUALCOMM Options") to purchase (i) 19,947,975 shares of QUALCOMM Common Stock under the QUALCOMM Incorporated 1991 Stock Option Plan (the "QUALCOMM Option Plan") and
(ii) 665,500 shares of QUALCOMM Common Stock under the QUALCOMM Incorporated 1998 Non-employee Directors Stock Option Plan (the "QUALCOMM Director Plan"). Immediately prior to the Distribution, SpinCo intends to grant, under the 1998 Plan and the Directors' Plan, as appropriate (to account for outstanding options under the QUALCOMM Option Plan and QUALCOMM Director's Plan, respectively), options to purchase SpinCo Common Stock ("SpinCo Options") to each holder of an outstanding QUALCOMM Option. The SpinCo Options will be exercisable for SpinCo Common Stock on the basis of one share of SpinCo Common Stock for every four shares of QUALCOMM Common Stock subject to the outstanding QUALCOMM Options. No SpinCo Options to purchase fractional shares of SpinCo Common Stock will be granted, but will instead be rounded up to the nearest whole share. Based on the number of QUALCOMM Options outstanding on June 18, 1998, it is anticipated that SpinCo Options to purchase a total of approximately 5,348,369 shares of SpinCo Common Stock will be granted in connection with the Distribution to QUALCOMM option holders.

     In connection with the grant of such SpinCo Options, the exercise price of the QUALCOMM Options will be adjusted and the exercise price of the SpinCo Options will be determined in a manner designed to preserve the economic value of the QUALCOMM Options existing immediately prior to the Distribution. The exercise prices will be based on a formula using the deemed fair market value per share of common stock of each company, which will be the average of the last sales price per share of that common stock on the Nasdaq National Market for each of the five (5) consecutive trading days beginning with and including the Distribution Date. As a result, following the Distribution each holder of an outstanding QUALCOMM Option prior to the Distribution will have the opportunity after the Distribution to obtain SpinCo Common Stock and the same number of shares of QUALCOMM Common Stock at the same aggregate exercise price as if such individual had exercised the QUALCOMM Options in full (as if such options were fully vested) prior to the Distribution Date.

     The vesting schedules and term of outstanding QUALCOMM Options will not be affected by the Distribution, and the SpinCo Options will be subject to the same vesting schedule and term. Vesting and termination of such options will, however, be dependent upon an employee's continued employment with QUALCOMM or SpinCo, as applicable (under the terms of the companies' respective plans), following the Distribution.

               TREATMENT OF QUALCOMM TRUST CONVERTIBLE PREFERRED
                         SECURITIES IN THE DISTRIBUTION

     In February 1997, QUALCOMM Financial Trust I (the "Trust"), a QUALCOMM wholly-owned subsidiary trust created under the laws of the State of Delaware, completed a private placement of $660 million of 5 3/4% Trust Convertible Preferred Securities (the "QUALCOMM Trust Convertible Preferred Securities"). The sole assets of the Trust are QUALCOMM Incorporated 5 3/4% Convertible Subordinated Debentures ("Convertible Subordinated Debentures") due February 24, 2012. Holders of the QUALCOMM Trust Convertible Preferred Securities are entitled to periodic payments from the Trust. The payments by QUALCOMM to the Trust pursuant to the payment terms of the Convertible Subordinated Debentures are designed to permit the Trust to fulfill its payment obligations with respect to the QUALCOMM Trust Convertible Preferred Securities. Pursuant to the terms of a guaranty, under certain circumstances QUALCOMM may be obligated to make certain payments to the holders of the QUALCOMM Trust Convertible Preferred Securities if the Trust fails to make them.

     The QUALCOMM Trust Convertible Preferred Securities are convertible into QUALCOMM Common Stock at the rate of 0.6882 shares of QUALCOMM Common Stock for each QUALCOMM Trust Convertible Preferred Security (equivalent to a conversion price of $72.6563 per share of common stock). Distributions on the QUALCOMM Trust Convertible Preferred Securities are payable until subject to mandatory redemption on February 24, 2012, at a redemption price of $50 per preferred security. QUALCOMM has reserved 9,084,240 shares of QUALCOMM Common Stock as of June 18, 1998 for possible conversion of the QUALCOMM Trust Convertible Preferred Securities at the option of the holders.

     As of June 18, 1998, there were outstanding approximately 13.2 million QUALCOMM Trust Convertible Preferred Securities, convertible into 9,084,240 shares of QUALCOMM Common Stock as described above. As a result of and subsequent to the Distribution, each QUALCOMM Trust Convertible Preferred Security will be convertible, subject and pursuant to the terms of the Convertible Subordinated Debentures, into both QUALCOMM Common Stock and SpinCo Common Stock at the rate of 0.6882 and 0.17205 shares respectively for each QUALCOMM Trust Convertible Preferred Security. Upon conversion of such Trust Convertible Preferred Securities, QUALCOMM will receive benefit in the form of forgiveness of debt, but SpinCo will receive no such benefit or other considerations.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The businesses to be conducted by the Company have in the past engaged in transactions with QUALCOMM and its businesses. Following the Distribution, QUALCOMM will continue to have a significant relationship with the Company as a result of the agreements being entered into by QUALCOMM and the Company in connection with the Distribution, and due to its warrant to purchase 5,600,000 shares of the Company. QUALCOMM's relationships as equipment vendor to SpinCo and the SpinCo Operating Companies and as lender under the Credit Facility will give QUALCOMM significant influence over SpinCo and will create certain conflicts with SpinCo. In addition, QUALCOMM is not restricted from competing with the Company or the SpinCo Operating Companies or pursuing directly wireless telecommunications businesses or interests which would also be attractive to SpinCo. See "Risk Factors -- Potential Conflicts with QUALCOMM," and "Relationship Between QUALCOMM and the Company After the Distribution."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Immediately prior to the Distribution, all of the outstanding Company shares will be held by QUALCOMM. The following table sets forth the projected beneficial ownership of SpinCo Common Stock immediately following the Distribution, based on beneficial ownership with respect to shares of QUALCOMM as of June 18, 1998, by (i) all those known by the Company to be beneficial owners of more than 5% of its Common Stock; (ii) each director of the Company;
(iii) each executive officer of the Company; and (iv) all directors and officers of the Company as a group.

                                                             COMPANY SHARES PROJECTED TO BE
                                                                  BENEFICIALLY OWNED(1)
                                                             -------------------------------
                                                              NUMBER OF          PERCENT OF
          DIRECTORS, OFFICERS AND 5% SHAREHOLDERS             SHARES(2)            TOTAL
          ---------------------------------------            -----------        ------------
QUALCOMM Incorporated(3)....................................  5,500,000           24.1
Harvey P. White(4)(5)(6)....................................    142,774            *
Thomas J. Bernard(5)(6).....................................      7,525            *
James E. Hoffmann(5)(6).....................................      4,988            *
Daniel O. Pegg(5)(6)(7).....................................      2,550            *
Leonard C. Stephens(5)(6)...................................        900            *
All Officers and Directors as a group (5 persons)...........    158,737            *

---------------
 *  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders of QUALCOMM and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to marital property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 17,338,858 shares of SpinCo Common Stock outstanding based on the number of shares of QUALCOMM Common Stock outstanding on June 18, 1998, adjusted as required by rules promulgated by the Commission.

(2) Except as otherwise noted, reflects, in each case, the number of shares of QUALCOMM Common Stock beneficially owned as of June 18, 1998, divided by four (4). In addition to shares held in the individual's sole name, this column includes shares held by the spouse and other members of the named person's immediate household who share that household with the named person, and shares held in family trusts.

(3) Consists entirely of a warrant to purchase shares of SpinCo Common Stock exercisable immediately following the Distribution, which expires 10 years following the Distribution.

(4) Includes 2,500 shares held in a foundation of which Mr. White disclaims beneficial ownership. Also includes 75,256 shares held in family trusts, 7,500 held in a Family Limited Partnership, 250 shares held in a charitable remainder trust, and 6,768 shares held in trusts for the benefit of relatives.

(5) Includes shares issuable upon exercise of options exercisable within 60 days of June 18, 1998 as follows: Mr. Bernard, 6,600 shares (including 2,100 shares subject to options held by Mr. Bernard's wife); Mr. Hoffmann, 4,850 shares; Mr. Pegg, 2,500; Mr. Stephens, 900; and Mr. White, 50,500 shares.

(6) Does not include shares issuable upon exercise of QUALCOMM stock options. The officers as of the Distribution will hold options to purchase shares of QUALCOMM exercisable within 60 days following June 18, 1998 in the following amounts: Mr. Bernard, 26,400 shares (including 8,400 shares subject to options held by Mr. Bernard's wife); Mr. Hoffmann, 19,400 shares; Mr. Pegg, 10,000; Mr. Stephens, 3,600; and Mr. White, 202,000 shares.

(7) Includes 25 shares held in a custodial account for the benefit of Mr. Pegg and 25 shares held in a custodial account for the benefit of Mr. Pegg's spouse.

                      DESCRIPTION OF COMPANY CAPITAL STOCK

     Under the Certificate of Incorporation, the total number of shares of all classes of stock that the Company has authority to issue is 60 million, consisting of 10 million shares of preferred stock, par value $0.0001 per share ("Preferred Stock") and 50 million shares of SpinCo Common Stock. Based on the number of shares of QUALCOMM Common Stock outstanding at June 18, 1998 approximately 17,338,858 shares of SpinCo Common Stock will be issued to stockholders of QUALCOMM.

COMMON STOCK

     The holders of SpinCo Common Stock will be entitled to one vote for each share on all matters voted on by stockholders, and the holders of such shares will possess all voting power, except as otherwise required by law or provided in any resolution adopted by the Board of Directors of the Company with respect to any series of Preferred Stock. It is currently expected that the first annual meeting of stockholders of the Company will be held in January 1999. Subject to any preferential or other rights of any outstanding series of Company preferred stock that may be designated by the Board of Directors of the Company, the holders of SpinCo Common Stock will be entitled to such dividends as may be declared from time to time by the Board of Directors of the Company from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders. See "Risk Factors -- Dividend Policy."

PREFERRED STOCK

     The Board of Directors of the Company will be authorized to provide for the issuance of shares of Preferred Stock, in one or more series, and to determine, with respect to any series, the terms and rights of such series, including the following: (i) the designation of such series; (ii) the rate and time of, and conditions and preferences with respect to, dividends, and whether such dividends are cumulative; (iii) the voting rights, if any, of shares of such series; (iv) the price, timing and conditions regarding the redemption of shares of such series and whether a sinking fund should be established for such series;
(v) the rights and preferences of shares of such series in the event of voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; and (vi) the right, if any, to convert or exchange shares of such series into or for stock or securities of any other series or class.

     The Company believes that the availability of the Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow the Company to issue shares of Preferred Stock without the expense and delay of a special stockholders' meeting. The authorized shares of Preferred Stock, as well as shares of SpinCo Common Stock, will be available for issuance without further action by the Company's stockholders, unless action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed or unless the Company is restricted by the Preferred Stock.

WARRANTS

     Following the Distribution, there will be an outstanding warrant (the "Warrant"), held by QUALCOMM, to purchase 5,500,000 shares of SpinCo Common Stock at an exercise price equal to the average price of the last sales price per share of the SpinCo Common Stock on the Nasdaq National Market for each of the five (5) consecutive trading days beginning on and including the Distribution Date. The Warrant is exercisable at any time during the ten (10) years following the Distribution. Based upon the number of shares expected to be outstanding and reserved for issuance pursuant to outstanding options and convertible securities as of the Distribution, upon exercise in full of the Warrant, QUALCOMM would hold approximately 18% of the outstanding SpinCo Common Stock, assuming exercise of all such outstanding options and convertible securities.

SPINCO COMMON STOCK RESERVED FOR ISSUANCE

     QUALCOMM will retain the Warrant following the Distribution, which will be immediately exercisable and will entitle QUALCOMM to purchase 5,500,000 shares of SpinCo Common Stock at a purchase price equal to the average of the last sales price per share of SpinCo Common Stock on the Nasdaq National Market for each of the five (5) consecutive trading days beginning with and including the Distribution Date. In addition, based on the number of QUALCOMM Options outstanding on June 18, 1998, it is anticipated that SpinCo Options to purchase a total of approximately 5,348,369 shares of SpinCo Common Stock will be granted in connection with the Distribution to QUALCOMM option holders. In addition to the SpinCo Options to be granted to QUALCOMM option holders who will continue as employees of SpinCo after the Distribution, SpinCo intends to grant stock options to purchase SpinCo Common Stock following the Distribution to employees, officers, directors and consultants of SpinCo as part of its ongoing equity incentive program. SpinCo has reserved an aggregate 7,500,000 shares for issuance to its employees, officers, directors and consultants under its 1998 Equity Incentive Plan and 1998 Directors' Stock Option Plan, which will permit the grant of options to purchase an additional approximately 2,151,631 shares following the grant of options to QUALCOMM option holders in connection with the Distribution. Finally, due to and subsequent to the Distribution, the outstanding Trust Convertible Preferred Securities convertible into QUALCOMM Common Stock will additionally be convertible into an aggregate 2,271,060 shares of SpinCo Common Stock. As a result, collectively, there will be 15,271,060 shares of SpinCo Common Stock reserved for issuance following the Distribution.

RECENT SALES OF UNREGISTERED SECURITIES

     In June 1998, SpinCo sold 1,000 shares of Common Stock to QUALCOMM for $.10 in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. In connection with the Distribution contemplated by the Information Statement, SpinCo will issue an additional 17,337,858 shares of Common Stock to QUALCOMM in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. In connection with the Distribution, SpinCo will also issue a warrant to purchase 5,500,000 shares of Common Stock to QUALCOMM in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

NO PREEMPTIVE RIGHTS

     No holder of any stock of the Company of any class authorized at the Distribution Date will then have any preemptive right to subscribe to any securities of the Company of any kind or class.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the SpinCo Common Stock will be Harris Trust Company of California.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation contains a provision (the "Fair Price Provision") that requires the approval of the holders of at least 66 2/3% of the Company voting stock as a condition to a merger or certain other business transactions with, or proposed by, a holder of 15% or more of the Company's voting stock (an "Interested Stockholder"), except in cases where the Continuing Directors (as hereinafter defined) approve the transaction or certain minimum price criteria and other procedural requirements are met. A "Continuing Director" is a director originally elected upon incorporation of the Company or a director who is not an Interested Stockholder or affiliated with an Interested Stockholder or whose nomination or election to the Board of Directors is recommended or approved by a majority of the Continuing directors. The minimum price criteria generally require that, in a transaction in which stockholders are to receive payments, holders of Common Stock must receive a value equal to the highest price paid by the Interested Stockholder for Common Stock during the prior two years, and that such payment be made in cash or in the type of consideration paid by the Interested Stockholder for the greatest portions of its shares. The Company's Board of Directors believes that the Fair Price Provision will assure that all of the Company's stockholders will be treated similarly if certain kinds of business combinations are effected. However, the Fair Price Provision may make it more difficult to accomplish certain transactions that are opposed by the incumbent Board of Directors and that could be beneficial to stockholders.

     The Company's Certificate of Incorporation also requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, special meetings of stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the president of the Company or by any person or persons holding shares representing at least 10% of the outstanding SpinCo Common Stock. The Certificate of Incorporation also provides for a classified Board of Directors consisting of three classes of directors. In addition, the Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Officers and directors of the Company are covered by certain provisions of the DGCL, the Certificate of Incorporation, the By-laws and insurance policies which serve to limit, and, in certain instances, to indemnify them against, certain liabilities which they may incur in such capacities. None of such provisions would have retroactive effect for periods prior to the Distribution Date, and the Company is not aware of any claim or proceeding in the last three years, or any threatened claim, which would have been or would be covered by these provisions. These various provisions are described below.

     Elimination of Liability in Certain Circumstances. In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate of Incorporation limits the liability of Directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

     Indemnification and Insurance. As a Delaware corporation, the Company has the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to the Company's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of the Company, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The By-laws generally provide for mandatory indemnification of the Company's directors and officers to the full extent provided by Delaware corporate law.

     The Company intends to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or obligation to indemnify him against such liability under the provisions of the By-laws.

                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance of the SpinCo Shares in the Distribution will be passed upon for QUALCOMM by Cooley Godward LLP, San Diego, California and for the Company by Latham & Watkins, San Diego, California.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form 10 (the "Registration Statement," which term shall include any amendments or supplements thereto) under the Exchange Act with respect to the shares of SpinCo Common Stock being received by QUALCOMM stockholders in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site that contains reports, proxy statements, registration statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Copies of all or any part of the Registration Statement and reports, proxy statements and the other information filed electronically by the Company may be obtained from the Commission at its principal offices in Washington D.C. after payment of amounts prescribed by the Commission.

     Following the Distribution, the Company intends to furnish to its stockholders annual reports containing consolidated financial statements prepared in accordance with generally accepted accounting principles and audited by an independent public accounting firm accompanied by an opinion expressed by such independent public accounting firm.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
QUALCOMM SPINCO, INC. (A DEVELOPMENT STAGE COMPANY)
Condensed Combined Financial Statements (unaudited):
  Condensed Combined Balance Sheet at February 28, 1998
     (unaudited)............................................   F-2
  Condensed Combined Statements of Operations for the six
     months ended
     February 28, 1998 and 1997 and for the period from
     September 1, 1995 (inception) to February 28, 1998
     (unaudited)............................................   F-3
  Condensed Combined Statements of Cash Flows for the six
     months ended
     February 28, 1998 and 1997 and for the period from
     September 1, 1995 (inception) to February 28, 1998
     (unaudited)............................................   F-4
  Condensed Combined Statements of Stockholder's Equity for
     the six months ended February 28, 1998 and the period
     from September 1, 1995 (inception) to February 28, 1998
     (unaudited)............................................   F-5
  Notes to Condensed Combined Financial Statements
     (unaudited)............................................   F-6
Combined Financial Statements:
  Report of Price Waterhouse LLP, Independent Accountants...  F-10
  Report of Coopers & Lybrand, Independent Accountants......  F-11
  Combined Balance Sheets at August 31, 1997 and 1996.......  F-12
  Combined Statements of Operations for the fiscal years
     ended August 31, 1997 and 1996 and for the period from
     September 1, 1995 (inception) to August 31, 1997.......  F-13
  Combined Statements of Cash Flows for the fiscal years
     ended August 31, 1997 and 1996 and for the period from
     September 1, 1995 (inception) to August 31, 1997.......  F-14
  Combined Statements of Stockholder's Equity for each of
     the fiscal years in the period from September 1, 1995
     (inception) to August 31, 1997.........................  F-15
  Notes to Combined Financial Statements....................  F-16
CHILESAT TELEFONIA PERSONAL S.A. (A COMPANY IN THE
  DEVELOPMENT STAGE)
Financial Statements:
  Report of Price Waterhouse LLP, Independent Accountants...  F-25
  Balance Sheet at December 31, 1997........................  F-26
  Statement of Income for the period from inception (March
     3, 1997) to December 31, 1997..........................  F-27
  Statement of Cash Flows for the period from inception
     (March 3, 1997) to December 31, 1997...................  F-28
  Statement of Shareholders' Equity for the period from
     inception (March 3, 1997) to December 31, 1997.........  F-29
  Notes to Financial Statements.............................  F-30

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                        CONDENSED COMBINED BALANCE SHEET
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                     ASSETS

                                                              FEBRUARY 28, 1998
                                                              -----------------
Current assets..............................................      $     --
Investments in wireless operating companies.................        50,831
                                                                  --------
Total assets................................................      $ 50,831
                                                                  ========
LIABILITIES AND STOCKHOLDER'S EQUITY

Accounts payable and accrued liabilities....................      $  1,967
                                                                  --------

Commitments (Note 4)

Stockholder's equity:
  Stockholder's investment..................................        63,184
  Deficit accumulated during the development stage..........       (12,546)
  Cumulative translation adjustment.........................        (1,774)
                                                                  --------
     Total stockholder's equity.............................        48,864
                                                                  --------
Total liabilities and stockholder's equity..................      $ 50,831
                                                                  ========

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  CONDENSED COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                         SIX MONTHS ENDED     FOR THE PERIOD FROM
                                                           FEBRUARY 28,        SEPTEMBER 1, 1995
                                                         -----------------        (INCEPTION)
                                                           1998      1997     TO FEBRUARY 28, 1998
                                                         --------    -----    --------------------
Equity in net losses of wireless operating companies...  $   (797)   $  --          $   (630)
General and administrative expenses....................   (10,142)    (546)          (11,916)
                                                         --------    -----          --------
Loss before income taxes...............................   (10,939)    (546)          (12,546)
Income tax expense.....................................        --       --                --
                                                         --------    -----          --------
Net loss...............................................  $(10,939)   $(546)         $(12,546)
                                                         ========    =====          ========
Unaudited proforma basic and diluted net loss per
  common share (Note 1)................................  $  (0.63)
                                                         ========

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                      SIX MONTHS ENDED          FOR THE PERIOD
                                                        FEBRUARY 28,        FROM SEPTEMBER 1, 1995
                                                     -------------------         (INCEPTION)
                                                       1998       1997       TO FEBRUARY 28, 1998
                                                     --------    -------    ----------------------
Operating activities:
  Net loss.........................................  $(10,939)   $  (546)          $(12,546)
  Equity in net losses of wireless operating
     companies.....................................       797         --                630
  Provision for bad debt...........................     1,700         --              1,700
Change in accounts payable and accrued
  liabilities......................................     1,685         71              1,967
                                                     --------    -------           --------
Net cash used in operating activities..............    (6,757)      (475)            (8,249)
                                                     --------    -------           --------

Investing activities:
  Investments in wireless operating companies......    (1,657)    (4,000)           (56,316)
  Issuance of loans receivable.....................    (1,700)        --             (1,700)
                                                     --------    -------           --------
Net cash used in investing activities..............    (3,357)    (4,000)           (58,016)
                                                     --------    -------           --------

Financing activities:
  Stockholder's investment.........................    10,114      4,475             66,265
                                                     --------    -------           --------
Net cash provided by financing activities..........    10,114      4,475             66,265
                                                     --------    -------           --------

Net change in cash and cash equivalents............        --         --                 --
Cash and cash equivalents at beginning of period...        --         --                 --
                                                     --------    -------           --------
Cash and cash equivalents at end of period.........  $     --    $    --           $     --
                                                     ========    =======           ========

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             CONDENSED COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                                                CUMULATIVE
                                                STOCKHOLDER'S    ACCUMULATED    TRANSLATION
                                                 INVESTMENT        DEFICIT      ADJUSTMENT      TOTAL
                                                -------------    -----------    -----------    -------
Balance at September 1, 1995 (Inception)......     $    --        $     --        $    --      $    --
Transfers from QUALCOMM.......................         285              --             --          285
Net loss......................................          --            (396)            --         (396)
                                                   -------        --------        -------      -------
Balance at August 31, 1996....................         285            (396)            --         (111)
Transfers from QUALCOMM.......................      55,866              --             --       55,866
Net loss......................................                      (1,211)            --       (1,211)
Cumulative translation adjustment.............          --              --             58           58
                                                   -------        --------        -------      -------
Balance at August 31, 1997....................      56,151          (1,607)            58       54,602
Transfers from QUALCOMM.......................      10,114              --             --       10,114
Net loss......................................          --         (10,939)            --      (10,939)
Intercompany profit elimination...............      (3,081)             --             --       (3,081)
Cumulative translation adjustment.............          --              --         (1,832)      (1,832)
                                                   -------        --------        -------      -------
Balance at February 28, 1998..................     $63,184        $(12,546)       $(1,774)     $48,864
                                                   =======        ========        =======      =======

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

  The Company

     On June 24, 1998, QUALCOMM Incorporated ("QUALCOMM") created a separate wholly-owned company, QUALCOMM SpinCo, Inc. (the "Company" or "SpinCo"), a Delaware corporation. It is the Company's intent to enter into a Separation and Distribution Agreement with QUALCOMM pursuant to which certain of QUALCOMM's joint venture and equity interests in domestic and international terrestrial-based wireless telecommunications operating companies will be transferred to the Company, followed by a spin-off of the subsidiary to the stockholders of QUALCOMM (the "Distribution"). QUALCOMM intends to complete the Distribution before September 27, 1998. The Company's business strategy is to operate, manage, support and otherwise participate in Code Division Multiple Access ("CDMA") based wireless telecommunications businesses and ventures in emerging international markets and the United States. Initially, the Company expects that its principal markets for its intended activity will be in Latin America, Eastern Europe, Asia-Pacific and the United States. QUALCOMM is a Delaware corporation that develops, manufactures, markets, licenses and operates advanced communications systems and products based on digital wireless technology, including mobile and fixed satellite communications systems and products and digital wireless telephone systems and products using QUALCOMM's proprietary CDMA technology. QUALCOMM has entered into, and will retain upon the Distribution, equipment sales and services and vendor financing agreements with the wireless telecommunications operating companies to be transferred to the Company.

     Following the Distribution, QUALCOMM and the Company will be operated as independent companies. QUALCOMM and the Company will, however, continue to have a relationship as a result of the various agreements being entered into between QUALCOMM and the Company in connection with the Distribution.

  Basis Of Presentation

     The accompanying interim condensed financial statements have been prepared by QUALCOMM SpinCo, Inc. (the "Company"), without audit, in accordance with the instructions to Form 10-Q and, therefore, do not necessarily include all information and footnotes necessary for a fair presentation of its financial position, results of operations and cash flows in accordance with generally accepted accounting principles.

     In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation. These condensed financial statements and notes thereto should be read in conjunction with the financial statements and notes hereto included in the Company's combined financial statements for the fiscal year ended August 31, 1997. Operating results for interim periods are not necessarily indicative of operating results for an entire fiscal year.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The combined financial statements reflect the financial position, results of operations, cash flows and changes in stockholder's equity of the business that will be transferred to the Company from QUALCOMM as if the Company were a separate entity for all periods presented and as if the historical joint venture and

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

equity interests in wireless operating companies were owned by the Company. However, for the periods covered by the financial statements, such joint venture and equity interests were directly or indirectly owned by QUALCOMM. It is not yet certain that QUALCOMM will obtain necessary agreement from other contractual parties to allow QUALCOMM to transfer such joint venture and equity interests, or elements and obligations thereof, to the Company upon the Distribution. The financial statements have been presented as if the Company were a development stage company with an inception date of September 1, 1995. As of February 28, 1998, neither the Company nor its investees had generated any revenues from their planned principal operations. The financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Company's business. The Company had no cash balances as of February 28, 1998 as no specific cash accounts had been designated by QUALCOMM for the Company. When Company liabilities are paid or investments are made, it is assumed that the cash used by the Company was funded by a stockholder cash contribution. Changes in stockholder's equity represent QUALCOMM's contribution after giving effect to the net operating cash used by the Company and amounts necessary to finance the acquisition of ownership interests in wireless operating companies. For the combined financial statements, the Company presents an accumulated deficit since inception (September 1, 1995) to highlight that the Company is in the development stage. However, upon the date of the Distribution, the Company's deficit accumulated during the development stage prior to the Distribution will be eliminated, and the Company will begin its accumulation of losses as a legally independent company.

     The Company had no employees or QUALCOMM employees wholly dedicated to its business during the fiscal periods presented. QUALCOMM departmental labor and other direct costs have been allocated to the Company based on estimates of incremental efforts expended and incremental costs incurred related to the Company's business. General corporate overhead related to QUALCOMM's corporate headquarters and common support divisions have been allocated to the Company generally based on the proportion of the Company's costs and expenses to QUALCOMM's costs and expenses. Management believes these allocations reasonably approximate costs incurred by QUALCOMM on behalf of the Company's operations. However, the costs as allocated to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand-alone entity. Subsequent to the separation of the Company from QUALCOMM, the Company will have its own staff perform necessary functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public corporation.

     The financial information included herein may not necessarily reflect the results of operations, financial position, cash flows and changes in stockholder's equity of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

  Unaudited Pro Forma Net Loss Per Common Share

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("FAS 128"), "Earnings per Share" which the Company has adopted to compute unaudited pro forma net loss per common share ("EPS") amount for the six months ended February 28, 1998.

     The Company had no shares of common stock outstanding during the six months ended February 28, 1998. The unaudited pro forma net loss per common share was calculated by dividing the net loss for the first six months of fiscal 1998 of $10,939,000 by the 17,338,858 expected shares of Common Stock of the Company to be issued upon the Distribution based on QUALCOMM shares outstanding as of June 18, 1998. Such shares reflect the expected issuance upon the Distribution of one of the Company's shares of common stock for every four shares of QUALCOMM common stock outstanding. Replacement stock options and awards

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

and the conversion of QUALCOMM's Trust Convertible Preferred Securities which are convertible into shares of QUALCOMM and Company common stock have not been considered in calculating the pro forma net loss per common share because their effect would be anti-dilutive. As a result, the Company's unaudited pro forma basic and diluted net loss per common share are the same.

NOTE 2. INVESTMENTS IN WIRELESS OPERATING COMPANIES

     The Company's joint venture and equity interests in wireless operating companies consist of the following (in thousands):

                                                              FEBRUARY 28, 1998
                                                              -----------------
Investments at equity.......................................       $46,831
Investment at cost..........................................         4,000
                                                                   -------
                                                                   $50,831
                                                                   =======

     The Company has joint venture and equity interests in companies that hold cellular telephone licenses or are seeking such licenses. Its participation in each company differs from market to market and the Company does not have majority interests in such companies. The Company's ability to withdraw funds, including dividends, from its participation in such investments is dependent in many cases on receiving the consent of the other participants, over which the Company has no control.

     During the first six months of fiscal 1998, QUALCOMMTel provided a $1.7 million short-term loan to a potential business combination acquiree. Subsequent negotiations failed to result in an acquisition agreement and the Company has provided a $1.7 million bad debt allowance against the receivable. As the minority interest holder has not contributed any capital to QUALCOMMTel, the Company has not allocated any loss resulting from the bad debt allowance to the minority interest. As of February 28, 1998, QUALCOMMTel has no other assets and no liabilities.

     During the first six months of fiscal 1998, QUALCOMM recognized revenues on equipment sold to companies in which the Company holds an ownership interest accounted for under the equity method of accounting. As the joint venture and equity interests of the Company were directly or indirectly legally owned by QUALCOMM as of February 28, 1998, in accordance with the equity method of accounting, QUALCOMM eliminated its ownership share of the profits on the sales thereby reducing its equity investment in the companies. The profit elimination has been presented as a reduction to the Company's investment and as a reduction in the stockholder's net investment. The profit elimination has been treated as a non-cash transaction for purposes of the statement of cash flows. Upon the spin-off, SpinCo's investments in the wireless carriers will no longer be impacted by such intercompany profit eliminations on post-Distribution QUALCOMM sales activity.

     The cumulative profit eliminated as of February 28, 1998 amounted to $3,081,000. The resulting basis differential as compared to the Company's underlying equity in the investee will be amortized against equity in earnings of the investee as the equipment is sold or utilized by the investees.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

     Condensed combined financial information for wireless operating companies accounted for under the equity method is summarized follows (in thousands):

                                                              FEBRUARY 28, 1998
                                                              -----------------
Condensed Combined Balance Sheet Information:
  Current assets............................................       $27,711
  Non-current assets........................................        70,770
  Current liabilities.......................................         7,642
  Non-current liabilities...................................        41,993
  Redeemable preferred equity...............................        11,034

                                                                 SIX MONTHS
                                                                    ENDED
                                                              FEBRUARY 28, 1998
                                                              -----------------
Condensed Combined Statement of Operations Information:
  Operating expenses........................................       $(1,717)
  Net losses................................................        (2,263)

     As of February 28, 1998, the wireless operating companies had not yet commenced commercial revenue and cash flow generating operations. The Company did not hold any joint venture or equity interests in wireless operating companies treated under the equity method as of February 28, 1997.

NOTE 3. INCOME TAXES

     The Company has not recorded provisions for federal and state income taxes for the six months ended February 28, 1998 and 1997 due to net operating losses during those periods.

NOTE 4. COMMITMENTS

     The Company did not have any firm commitments to provide equity or debt to its joint venture or equity interests as of February 28, 1998. However, due to the nature of the Company's business, the Company expects to continue to enter into new joint venture and equity interests in which the Company provides significant equity contributions and debt. Also, the Company may provide further equity or debt, as necessary, to support the future build-out and operational needs of the wireless operating companies in which the Company has already invested as of February 28, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of QUALCOMM SpinCo, Inc.

In our opinion, based upon our audits and the report of other auditors, the accompanying combined balance sheets and the related combined statements of operations, of cash flows and of changes in stockholder's equity present fairly, in all material respects, the financial position of QUALCOMM SpinCo, Inc. (a development stage company) at August 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended and for the period from September 1, 1995 (inception) through August 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the combined restated financial statements of Telesystems Ukraine, an investee, which statements reflect total assets of $8,640,000 at August 31, 1997 and a net loss of $82,000 for the period from inception (April 1, 1997) to August 31, 1997. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Telesystems Ukraine, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Diego, California
June 29, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the stockholders of both Telesystems of Ukraine Limited Liability Company and the Joint Investment Activity between Telesystems of Ukraine Limited Liability Company and Qualcomm International Inc., together referred to as "Telesystems Ukraine" (a development stage enterprise):

We have audited the combined restated balance sheet of Telesystems Ukraine as at 31 August 1997 and the related combined statements of income, changes in stockholders' equity and cash flows for the period from inception of the Joint Investment Activity (1 April 1997) to 31 August 1997. These combined financial statements (not presented separately herein) have been restated in accordance with generally accepted accounting principles in the United States of America and have been prepared from the Ukrainian financial statements. They are not the Statutory financial statements of either Telesystems of Ukraine Limited Liability Company or the Joint Investment Activity between Telesystems of Ukraine Limited Liability Company and Qualcomm International Inc. The preparation of the Ukrainian financial statements and the information required for restatement in accordance with generally accepted accounting principles in the United States of America is the responsibility of the management of Telesystems Ukraine. Our responsibility is to express an opinion on these restated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined restated financial statements referred to above present fairly, in all material respects, the combined financial position of Telesystems of Ukraine Limited Liability Company and the Joint Investment Activity between Telesystems of Ukraine Limited Liability Company and Qualcomm International Inc. at 31 August 1997 and the combined results of their operations and their cash flows for the period then ended, in conformity with generally accepted accounting principles in the United States of America.

COOPERS & LYBRAND

Kyiv, Ukraine
June 24, 1998

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                 AUGUST 31,
                                                              ----------------
                                                               1997      1996
                                                              -------    -----
Current assets..............................................  $    --    $  --
Investments in wireless operating companies.................   54,884       --
                                                              -------    -----
Total assets................................................  $54,884    $  --
                                                              =======    =====

LIABILITIES AND STOCKHOLDER'S EQUITY

Accounts payable and accrued liabilities....................  $   282    $ 111
                                                              -------    -----

Commitments (Note 5)

Stockholder's equity:
  Stockholder's investment..................................   56,151      285
  Deficit accumulated during the development stage..........   (1,607)    (396)
  Cumulative translation adjustment.........................       58       --
                                                              -------    -----
     Total stockholder's equity.............................   54,602     (111)
                                                              -------    -----
Total liabilities and stockholder's equity..................  $54,884    $  --
                                                              =======    =====

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   FOR THE PERIOD
                                                     YEARS ENDED AUGUST 31,    FROM SEPTEMBER 1, 1995
                                                     ----------------------         (INCEPTION)
                                                       1997          1996        TO AUGUST 31, 1997
                                                     ---------      -------    ----------------------
Equity in net earnings of wireless operating
  companies........................................   $   167        $  --            $   167
General and administrative expenses................    (1,378)        (396)            (1,774)
                                                      -------        -----            -------
Loss before income taxes...........................    (1,211)        (396)            (1,607)
Income tax expense.................................        --           --                 --
                                                      -------        -----            -------
Net loss...........................................   $(1,211)       $(396)           $(1,607)
                                                      =======        =====            =======
Unaudited pro forma basic and diluted net loss per
  common share (Note 1)............................   $ (0.07)
                                                      =======

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   FOR THE PERIOD
                                                    YEARS ENDED AUGUST 31,     FROM SEPTEMBER 1, 1995
                                                    -----------------------         (INCEPTION)
                                                       1997          1996        TO AUGUST 31, 1997
                                                    ----------      -------    ----------------------
Operating activities:
  Net loss........................................   $ (1,211)       $(396)           $ (1,607)
  Equity in net earnings of wireless operating
     companies....................................       (167)          --                (167)
  Change in accounts payable and accrued
     liabilities..................................        171          111                 282
                                                     --------        -----            --------
Net cash used in operating activities.............     (1,207)        (285)             (1,492)
                                                     --------        -----            --------

Investing activities:
  Investments in wireless operating companies.....    (54,659)          --             (54,659)
                                                     --------        -----            --------
Net cash used in investing activities.............    (54,659)          --             (54,659)
                                                     --------        -----            --------
Financing activities:
  Stockholder's investment........................     55,866          285              56,151
                                                     --------        -----            --------
Net cash provided by financing activities.........     55,866          285              56,151
                                                     --------        -----            --------
Net change in cash and cash equivalents...........         --           --                  --
Cash and cash equivalents at beginning of
  period..........................................         --           --                  --
                                                     --------        -----            --------
Cash and cash equivalents at end of period........   $     --        $  --            $     --
                                                     ========        =====            ========

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                                               CUMULATIVE
                                               STOCKHOLDER'S    ACCUMULATED    TRANSLATION
                                                INVESTMENT        DEFICIT      ADJUSTMENT      TOTAL
                                               -------------    -----------    -----------    -------
Balance at September 1, 1995 (inception).....     $    --         $    --          $--        $    --
Transfers from QUALCOMM......................         285              --           --            285
Net loss.....................................          --            (396)          --           (396)
                                                  -------         -------          ---        -------
Balance at August 31, 1996...................         285            (396)          --           (111)
Transfers from QUALCOMM......................      55,866              --           --         55,866
Net loss.....................................          --          (1,211)          --         (1,211)
Cumulative translation adjustment............          --              --           58             58
                                                  -------         -------          ---        -------
Balance at August 31, 1997...................     $56,151         $(1,607)         $58        $54,602
                                                  =======         =======          ===        =======

                            See accompanying notes.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

  The Company

     On June 24, 1998, QUALCOMM Incorporated ("QUALCOMM") created a separate wholly-owned company, QUALCOMM SpinCo, Inc. (the "Company" or "SpinCo"), a Delaware corporation. It is the Company's intent to enter into a Separation and Distribution Agreement with QUALCOMM pursuant to which certain of QUALCOMM's joint ventures and equity interests in domestic and international terrestrial-based wireless telecommunications operating companies will be transferred to the Company, followed by a spin-off of the Company to the stockholders of QUALCOMM (the "Distribution"). QUALCOMM intends to complete the Distribution before September 27, 1998. The Company's business strategy is to operate, manage, support and otherwise participate in Code Division Multiple Access ("CDMA") based wireless telecommunications businesses and ventures in emerging international markets and the United States. Initially, the Company expects that its principal markets for its intended activity will be in Latin America, Eastern Europe, Asia-Pacific and the United States. QUALCOMM is a Delaware corporation that develops, manufactures, markets, licenses and operates advanced communications systems and products based on digital wireless technology, including mobile and fixed satellite communications systems and products and digital wireless telephone systems and products using QUALCOMM's proprietary CDMA technology. QUALCOMM has entered into, and will retain upon the Distribution, equipment sales and services and vendor financing agreements with the wireless telecommunications operating companies to be transferred to the Company.

     Following the Distribution, QUALCOMM and the Company will be operated as independent companies. QUALCOMM and the Company will, however, continue to have a relationship as a result of the various agreements being entered into between QUALCOMM and the Company in connection with the Distribution.

  Basis of Presentation

     The combined financial statements reflect the financial position, results of operations, cash flows and changes in stockholder's equity of the business that will be transferred to the Company from QUALCOMM as if the Company were a separate entity for all periods presented and as if the historical investments in wireless operating companies were owned by the Company. However, for the periods covered by the financial statements, such investments were directly or indirectly legally owned by QUALCOMM. It is not yet certain that QUALCOMM will obtain necessary agreement from other contractual parties to allow QUALCOMM to transfer such investments, or elements and obligations thereof, to the Company upon the Distribution. The financial statements have been presented as if the Company were a development stage company with an inception date of September 1, 1995. The Company did not engage in any significant activity prior to fiscal 1996 and, as of August 31, 1997, neither the Company nor its investees had generated any revenues from their planned principal operations. The financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Company's business. The Company had no cash balances as of August 31, 1997 and 1996 as no specific cash accounts had been designated by QUALCOMM for the Company. When Company liabilities are paid or investments are made, it is assumed that the cash used by the Company was funded by a stockholder cash contribution. Changes in stockholder's equity represent QUALCOMM's contribution after giving effect to the net operating cash used by the Company and amounts necessary to finance the acquisition of ownership interests in wireless operating companies. For the combined financial statements, the Company presents an accumulated deficit since inception (September 1, 1995) to highlight that the Company is in the development stage. However, upon the date of the Distribution, the Company's deficit accumulated during the development stage prior to the Distribution will be eliminated and the Company will begin its accumulation of losses as a legally independent company.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     The Company had no employees or QUALCOMM employees wholly dedicated to its business during the fiscal periods presented. QUALCOMM departmental labor and other direct costs have been allocated to the Company based on estimates of incremental efforts expended and incremental costs incurred related to the Company's business. General corporate overhead related to QUALCOMM's corporate headquarters and common support divisions have been allocated to the Company generally based on the proportion of the Company's costs and expenses to QUALCOMM's costs and expenses. Management believes these allocations reasonably approximate costs incurred by QUALCOMM on behalf of the Company's operations. However, the costs as allocated to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand-alone entity. Subsequent to the separation of the Company from QUALCOMM, the Company will have its own staff perform necessary functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public corporation.

     The financial information included herein may not necessarily reflect the financial position, results of operations, cash flows and changes in stockholder's equity of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

  Additional Capital Needs; Substantial Leverage

     The Company does not have any operating history as an independent public company and is at an early stage of development. As such, the Company is subject to the risks inherent in the establishment of a new business enterprise and its prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets and companies experiencing rapid growth. To date, the Company has generated no revenue from its ownership interests in or management roles with the wireless operating companies. The Company's ability to generate revenues will be dependent on a number of factors, including the future operations and profitability of the operating companies. The operating companies are expected to incur substantial losses for the foreseeable future and are subject to substantial risks. The Company will be required to recognize a share of these companies' start-up operating losses as a result of the Company's ownership interests in these companies. The industry in which the operating companies operate is highly competitive and is subject to a number of significant project, market, political, credit and exchange risks, among others. The Company may be required to provide substantial funding to these entities to finance completion of their wireless operating systems. The build-out of the operating companies' wireless systems may take a number of years to complete. There can be no assurance that any of the existing operating companies or any other companies in which the Company may acquire a joint venture or equity interest will be able to obtain sufficient financing to build-out their systems, meet their payment obligations to the Company or others, including the Federal Communications Commission ("FCC") and other regulatory agencies, or become profitable. The failure of these companies to build-out their systems, meet their payment obligations or become profitable would adversely affect the value of the Company's assets and its future profitability. The time required for the Company to reach or sustain profitability is highly uncertain, and there can be no assurance that the Company will be able to achieve or maintain profitability. Moreover, if profitability is achieved, the level of such profitability cannot be predicted and may vary significantly from quarter to quarter.

     The Company expects to have significant future capital requirements relating to funding of its existing wireless operating companies and operating companies in which the Company may acquire joint venture or equity interests and to general working capital needs and other cash requirements. The magnitude of these capital requirements will depend on a number of factors, including the specific capital needs of the operating companies, additional capital needed to acquire or maintain other joint venture or equity interests, competing technological and market developments and changes in existing and future relationships.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     The Company expects to obtain much of its required near term financing through borrowings under a credit facility provided by QUALCOMM (the "Credit Facility"). The Company expects, however, that it will reach its borrowing limit under the Credit Facility by the end of fiscal 1999. The Company will have no other available sources of working capital as of the date of the Distribution. In addition, because the Company expects to be subject to restrictive covenants and other obligations under the Credit Facility, there can be no assurance that the Company will have continued access to these borrowings when required.

     There can be no assurance that the Company will be able to obtain such additional required financing on favorable terms or at all. The terms of the Credit Facility will likely include security interests in favor of QUALCOMM and other restrictive covenants, and may significantly limit or prevent the Company from obtaining additional debt financing. If additional funds are raised through equity financings, dilution to the Company's existing stockholders would result. To the extent that such additional financing is raised by the sale or other transfer of any of the Company's equity interests in the wireless operating companies, the Company will be diluted or relinquish ownership of such interests. If adequate additional financing is not available, the Company may be forced to default on any then existing funding obligations to the operating companies, significantly modify its business plan and, in the case of failure to obtain working capital financing, cease operations. Accordingly, the failure to obtain adequate additional financing would have a material adverse effect on the Company's business, results of operations, liquidity and financial position.

     As a result of its capital requirements, including expected borrowings under the Credit Facility, the Company expects that it will be highly leveraged after the Distribution. The degree to which the Company is leveraged could have important consequences, including: (i) the Company's ability to obtain additional financing in the future may be impaired; (ii) a substantial portion of the Company's future cash flows from operations may be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available for operations; (iii) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (iv) the Company's substantial degree of leverage may make it more vulnerable in the event of a downturn in general economic conditions or in its business. There can be no assurance that the Company's future cash flows will be sufficient to meet the Company's debt service requirements or that the Company will be able to refinance any of its indebtedness at maturity.

     The Company experienced net losses for the years ended August 31, 1997 and 1996 of approximately $1.2 million and $396,000, respectively. Following the Distribution, the Company will be responsible for the additional costs associated with being an independent public company, including costs related to corporate governance, listed and registered securities and investor relations issues. Further, as the existing operating companies are in the early stages of developing and deploying their respective telecommunications systems, which require significant expenditures, a substantial portion of which are incurred before corresponding revenues are generated. In addition, the degree to which the Company and its operating companies are expected to be leveraged will lead to significant interest expense and principal repayment obligations with respect to outstanding indebtedness. The Company therefore expects to incur significant expenses in advance of generating revenues, and as a result, to incur substantial additional losses in the foreseeable future. There can be no assurance that the Company or any of the operating companies will achieve or sustain profitability in the near term or at all.

  Financial Statement Preparation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

  Investments in Wireless Operating Companies

     Investments in corporate entities with less than 20% voting interest are generally accounted for under the cost method. The Company uses the equity method to account for ownership interests in partnerships and for investments in corporate entities in which it has voting interest of 20% to 50% or in which it otherwise exercises significant influence. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company's share of net earnings or losses of the investee, limited to the extent of the Company's investment in, advances to and financial guarantees for the investee.

  Long-Lived Assets

     The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

  Foreign Currency

     Results of operations for international investments are translated using average exchange rates during the period, while assets and liabilities are translated using end-of-period rates. The resulting exchange gains or losses are accumulated in the "cumulative translation adjustment" account, a component of stockholder's equity. For operations in countries treated as highly inflationary, financial statement amounts are translated at historical exchange rates, with all other assets and liabilities translated at year-end exchange rates. The effects of translating the financial position and results of operations of local currency operations have not been significant to the Company's financial statements. Gains and losses resulting from the Company's foreign currency transactions have not been significant in relation to its operations.

  Income Taxes

     Historically, the Company's operations have been included in the consolidated income tax returns filed by QUALCOMM. Income tax expense in the Company's financial statements has been calculated on a separate tax return basis.

     Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be "more likely than not" realized in future tax returns. Tax rate changes are reflected in income in the period such changes are enacted.

  Unaudited Pro Forma Net Loss Per Common Share

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("FAS 128"), "Earnings per Share" which the Company has adopted to compute the unaudited pro forma net loss per common share ("EPS") amount for fiscal 1997.

     The Company had no shares of common stock outstanding during fiscal 1997 and 1996. The unaudited pro forma net loss per common share was calculated by dividing the 1997 net loss of $1,211,000 by the 17,338,858 expected shares of Common Stock of the Company to be issued upon the Distribution based on QUALCOMM shares outstanding as of June 18, 1998. Such shares reflect the expected issuance upon the Distribution of one of the Company's shares of common stock for every four shares of QUALCOMM common stock outstanding. Replacement stock options and awards and the conversion of QUALCOMM's

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

Trust Convertible Preferred Securities which are expected to be convertible into shares of QUALCOMM and the Company common stock have not been considered in calculating the unaudited pro forma net loss per common share because their effect would be anti-dilutive. As a result, the Company's unaudited pro forma basic and diluted net loss per common share are the same.

NOTE 2. INVESTMENTS IN WIRELESS OPERATING COMPANIES

     The Company's investments in wireless operating companies consist of the following (in thousands):

                                                               AUGUST 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Investments at equity....................................  $50,884    $    --
Investment at cost.......................................    4,000         --
                                                           -------    -------
                                                           $54,884    $    --
                                                           =======    =======

     The Company has joint venture and equity interests in companies that hold cellular telephone licenses or are seeking such licenses. Its participation in each company differs and the Company does not have majority interests in such companies. The Company's ability to withdraw funds, including dividends, from its participation in such investments is dependent in many cases on receiving the consent of the other participants, over which the Company has no control.

     Condensed combined financial information for wireless operating companies during the period under which the Company accounted for the investment under the equity method is summarized as follows (in thousands):

                                                              AUGUST 31, 1997
                                                              ---------------
Condensed Combined Balance Sheet Information:
  Current assets............................................      $37,824
  Non-current assets........................................       23,439
  Current liabilities.......................................          559
  Non-current liabilities...................................        7,589
  Redeemable preferred equity...............................        8,850

                                                               PERIOD ENDED
                                                              AUGUST 31, 1997
                                                              ---------------
Condensed Combined Statement of Operations Information:
  Operating expenses........................................      $  (331)
  Net income................................................          332

     As of August 31, 1997, none of the wireless operating companies had commenced commercial revenue generating operations. Any income derived resulted principally from earnings on investments and cash. The Company had no equity method investments as of August 31, 1996.

  Chilesat Telefonia Personal S.A.

     In February 1997, the Company entered into a subscription and shareholders agreement to purchase $42 million of voting preferred shares representing a 50% ownership interest in a corporate joint venture, Chilesat Telefonia Personal S.A. ("Chilesat PCS"), a development stage enterprise. The Company holds its shares in Chilesat PCS via a wholly-owned subsidiary of QUALCOMM, Inversiones QUALCOMM Chile S.A. ("Inversiones QUALCOMM"), which held no other assets and had no liabilities as of August 31, 1997. The remaining 50% ownership interest represented by voting common shares is owned by Telex-Chile S.A.

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

and its subsidiary Chilesat S.A. (together "Telex-Chile"). Pursuant to the agreement, in March 1997, the Company placed the $42 million purchase price in an escrow account pending the grant of a license to operate wireless services in Chile by the Subsecretaria de Telecommunications de Chile to Chilesat PCS. Upon the award of the license, the escrowed amount of $42 million was released to Chilesat PCS in June 1997. The preferred shares are entitled to a liquidation preference in an amount equal to the original purchase price per share during a six year period (the "Preference Period") beginning with April 1997. Pursuant to the Subscription and Shareholders Agreement, Telex-Chile has a right to call either 50% or 100% of the Company's shares, at the option of Telex-Chile, for the purposes of placement of such shares with (i) a reputable international operator or (ii) an investor not in competition with QUALCOMM as an equipment vendor. The call price increases significantly on a quarterly basis and expires in March of 1999. The Company may provide debt funding to Chilesat PCS as necessary to support future wireless network build-out and operational needs.

     The Company accounts for its investment under the equity method of accounting. The Company accounts for its share of Chilesat PCS profits and losses in accordance with its percentage ownership interest, provided that during the Preference Period, all of the cumulative net losses are allocated to Telex-Chile until the adjusted capital account of Telex-Chile, reflecting its initial contribution of the wireless licenses and an 11.5 year right to use the Telex-Chile nationwide fiber-optic network valued by the joint venture partners at $28 million and $14 million, respectively, has been depleted. As of August 31, 1997, Chilesat PCS had not completed its initial network build-out, and operational activity was not significant. The Company recorded $207,000 in equity income resulting from this investment during fiscal 1997.

     Under its licensing agreement with the Chilean government, Chilesat PCS is obligated to meet certain network build-out milestones by December 1998 and has provided a $59 million letter of credit to support the payment of government fines if the build-out milestones are not met. The Company has guaranteed reimbursement to the issuing bank of the Company's proportional share, based on its ownership interest, of any government fines paid under the letter of credit. Additionally, the Company has pledged its shares in Chilesat PCS to the issuing bank as collateral for the letter of credit facility.

     During fiscal 1997, QUALCOMM entered into agreements with Chilesat PCS to supply approximately $94 million of Personal Communications Services ("PCS") infrastructure and subscriber equipment and services. QUALCOMM also agreed to provide approximately $60 million in vendor financing to Chilesat PCS for the purchase of infrastructure equipment and services. The vendor financing agreement restricts the ability of Chilesat PCS to declare or pay dividends. As of August 31, 1997, QUALCOMM had outstanding long-term financed receivable balances of approximately $8.6 million resulting from initial contract milestone payments due to QUALCOMM under its agreements with Chilesat PCS.

  Telesystems of Ukraine

     In April of 1997, the Company, through a QUALCOMM wholly owned subsidiary, QUALCOMM International Inc., paid approximately $74,000 to acquire a 49% ownership interest in Telesystems of Ukraine ("TOU"), a development stage Ukrainian limited liability company. The Company has the contractual right to elect four of the seven members to serve on the TOU Board of Directors. However, the Company does not exercise control of TOU as significant participatory company governance decisions are made at the shareholder level over which the Company does not have majority voting rights. The Company, via QUALCOMM International Inc., also invested approximately $8.6 million pursuant to a joint investment agreement ("JIA") with TOU to establish a wireless communications network in Ukraine. Under Ukranian law, the JIA investment is equity with features similar to redeemable preferred stock. The Company accounts for its combined investments under the equity method of accounting. The Company will record all of the profits and losses of the joint activity with TOU until the Company's $8.6 million investment plus a specified

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

return has been repaid, thereafter, profits and losses will be recorded according to the Company's ownership interest in TOU. The Company's equity losses amounted to $40,000 in fiscal 1997. During fiscal 1997, TOU purchased frequency licenses and began network planning efforts for a wireless communications network in Ukraine. The Company may provide further investments and debt as necessary to support future network build-out and operational needs.

     During fiscal 1997, QUALCOMM entered into agreements with TOU to supply wireless local loop infrastructure and subscriber equipment and services. As of August 31, 1997, QUALCOMM had not provided any significant equipment or services under the agreements.

  Chase Telecommunications, Inc.

     In December 1996, the Company purchased $4 million of Chase
Telecommunications, Inc. ("Chase") Class B Common Stock, representing less than 6% of the outstanding capital stock of Chase. The Company is accounting for its investment under the cost method of accounting. It is not practicable to estimate the fair value of the investment as Chase is a closely held domestic corporation and is not publicly traded.

     Chase is a development stage company that will require significant financing to complete its Personal Communications Services ("PCS") network build-out and to meet its payment obligations relating to the purchase of PCS licenses covering the Tennessee region from the FCC. Chase's failure to obtain sufficient financing or to meet its obligations to the FCC could adversely affect the value of the Company's investment in Chase. There can be no assurance that Chase will be successful in obtaining sufficient financing for its network build-out or in meeting its payment obligations to the FCC.

NOTE 3. EMPLOYEE BENEFIT PLANS

     Prior to August 31, 1997, the Company did not have any employees dedicated solely to its affairs. QUALCOMM employees who expended efforts on behalf of the Company participated in QUALCOMM employee benefit plans. The Company expects to enter into employee benefit plans prior to the date of the Distribution including an equity incentive plan which will provide for the grant of various types of equity-based compensation to employees of the Company, including incentive stock option plans, non-qualified stock option plans and other stock based awards and a non-employee directors' stock option plan to provide for the grant of options to purchase shares of the Company's Common Stock to non-employee directors of the Company.

NOTE 4. INCOME TAXES

     The Company has not recorded provisions for federal and state income taxes for fiscal 1997 and 1996 due to net operating losses ("NOL") during those years.

     The following is a reconciliation from the statutory U.S. federal income tax rate to the Company's effective rate of income tax expense for the years ended August 31:

                                                              1997    1996
                                                              ----    ----
U.S. federal statutory tax rate.............................  (34)%   (34)%
State taxes, net of U.S. federal income.....................   (5)%    (5)%
                                                              ---     ---
Tax benefit.................................................  (39)%   (39)%
Increase in valuation allowance.............................   39%     39%
                                                              ---     ---
Effective tax rate..........................................   --%     --%
                                                              ===     ===

     At August 31, 1997 and 1996, the Company had total deferred tax assets of approximately $0.5 million and $0.2 million, respectively, which consisted of NOL carryforwards. Realization of the future tax benefits of

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

the NOL carryforwards is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Due to the uncertainty surrounding the ultimate realization of such deferred tax assets, the Company has provided a valuation allowance for the entire balance.

     At August 31, 1997, the Company had NOL carryforwards available to offset future income for federal income tax reporting purposes of approximately $1.6 million, which expire in years 2011 and 2012. State NOL carryforwards of approximately $0.8 million at August 31, 1997 expire in years 2011 and 2012. As a result of the distribution of the Company to the stockholders of QUALCOMM, the Company will be subject to an annual limitation on the utilization of federal and state NOL carryforwards generated from the date the businesses are transferred to the Company from QUALCOMM to the date of Distribution. NOL's generated prior to the date on which the businesses are transferred to the Company, will remain with QUALCOMM.

NOTE 5. COMMITMENTS

     The Company did not have any firm commitments to provide equity or debt to its wireless operating company joint venture and equity interests as of August 31, 1997. However, due to the nature of the Company's business, the Company expects to continue to enter into new joint venture and equity interests in which the Company provides significant equity contributions and debt. Also, the Company may provide further equity or debt, as necessary, to support the future build-out and operational needs of the wireless operating companies in which the Company has already invested as of August 31, 1997.

NOTE 6. SUBSEQUENT EVENTS

     Subsequent to August 31, 1997, QUALCOMM entered into the following significant agreements concerning wireless operating companies which are expected to be transferred to the Company upon the Distribution:

  PEGASO

     In April 1998, QUALCOMM, through its wholly owned subsidiary, QUALCOMM PCS Mexico, Inc. entered into a joint venture agreement pursuant to which it obtained a 49% ownership interest in a newly formed development stage entity, Pegaso, S.A. de C.V. ("PEGASO"), a Mexico corporation. In May of 1998, PEGASO obtained the right to acquire PCS licenses together providing nationwide coverage in Mexico. Pursuant to the joint venture agreement, QUALCOMM will be required to provide equity contributions necessary for its proportionate share of license payments and other financial requirements as a result of the business plan. QUALCOMM expects that it will invest $100 million in the joint venture before October 1, 1998. QUALCOMM expects that PEGASO will begin commercial service of wireless services in December 1998.

  QUALCOMMTel

     During October 1997, QUALCOMM formed QUALCOMM Telecommunications Ltd. ("QUALCOMMTel"), a Cayman Islands corporation. QUALCOMM holds a 70% ownership interest in QUALCOMMTel. The minority 30% interest is held by Tiller International Limited, a private investment company. QUALCOMMTel is intended to be an intermediate holding company to facilitate the Company's business prospects in the Russian Federation.

     In February 1998, QUALCOMMTel entered into an agreement with Tass Telecom, a Russian company, providing for their participation, subject to terms and conditions, in the development of wireless communications networks in the Russian Federation. Pursuant to the agreement and subject to terms and conditions, QUALCOMMTel and TASS Telecomm will become 50/50 joint venture partners in Metrosvyaz Interna-

                             QUALCOMM SPINCO, INC.
                         (A DEVELOPMENT STAGE COMPANY)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

tional ("Metrosvyaz"), a Cypress Corporation, intended to invest in joint ventures with local Russian telecommunications operations for the formation, development, financing and operations of CDMA based wireless networks.

     Additionally, QUALCOMMTel will commit, subject to terms and conditions, up to $500 million in joint funding which may be in the form of debt or equity, to Metrosvyaz to support its business plan. QUALCOMMTel may transfer a significant portion of the $500 million in funding obligations to QUALCOMM relating to vendor financing elements of the business plan. However, no decisions relating to the relative funding by QUALCOMM and QUALCOMMTel have been finalized.

  OzPhone

     In June 1998, QUALCOMM, via its wholly owned subsidiary OzPhone Pty Limited ("OzPhone"), an Australian company, acquired wireless communication licenses to provide digital mobile and wireless local loop services in Australia. OzPhone was formed in April 1998 to participate in auctions for the licenses. The total cost of the licenses was approximately $6.2 million.

  Chilesat PCS

     During June 1998, QUALCOMM and Inversiones QUALCOMM entered into agreements with Chilesat PCS to provide or guarantee approximately $35 million in short-term loans, convertible into common equity if not repaid on or before January 31, 1999. If converted, QUALCOMM and Inversiones QUALCOMM would hold voting shares of approximately 65% of Chilesat PCS. This conversion is available to QUALCOMM and Inversiones QUALCOMM only if the loans are not repaid on or before January 31, 1999. Chilesat PCS currently contemplates that it will issue a $35 million capital call in approximately December of 1998 which may be used to repay the convertible loan or to provide for additional operating expenses. If Telex-Chile makes at least a $17.5 million cash contribution before January 31, 1999 pursuant to such capital call, QUALCOMM and Inversiones QUALCOMM have committed to convert $17.5 million of the short term loans to equity. As part of the agreement, Telex-Chile agreed to eliminate call rights it had with respect to QUALCOMM's existing 50% voting preferred shares in Chilesat PCS.

     Telex-Chile has been unable to make principal reductions in its outstanding loans and is under standstill agreements with many of its significant lenders. Thus, the Company may not be able to count on Telex-Chile to provide additional capital to Chilesat PCS when and if needed.

  Other

     QUALCOMM has entered into a letter of intent to purchase controlling interests in certain related companies for approximately $52 million, subject to adjustment and pending due diligence procedures expected to be completed in July 1998. If such interests are acquired, QUALCOMM may transfer such interests to the Company upon the Distribution. In connection with the potential acquisition, during May 1998, QUALCOMM provided $15 million in loans that will become part of the purchase price consideration in the event the acquisition is completed. Otherwise, the $15 million loan, collateralized by all of the assets of the potential acquiree, will be repayable within one year of the date of its issuance.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Chilesat Telefonia Personal S.A.
(a company in the development stage)

In our opinion, the accompanying balance sheet and the related statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Chilesat Telefonia Personal S.A. (a company in the development stage) at December 31, 1997, and the results of its operations and cash flows for the period from inception (March 3, 1997) to December 31, 1997, in conformity with generally accepted accounting principles of the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards of the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Santiago, Chile,
February 27, 1998

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                     ASSETS

                                                              THUS$
                                                              ------
CURRENT ASSETS
  Cash and cash equivalents.................................  24,875
  Accounts receivable from related companies................      10
  Other accounts receivable.................................     133
  Recoverable taxes.........................................   6,228
  Other current assets......................................     695
                                                              ------
          Total current assets..............................  31,941
                                                              ------
PROPERTY, PLANT AND EQUIPMENT, NET..........................  40,093
OTHER ASSETS................................................       4
                                                              ------
          Total assets......................................  72,038
                                                              ======

                LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................     380
  Accounts payable to related companies.....................     247
  Accrued liabilities and withholdings......................     960
                                                              ------
          Total current liabilities.........................   1,587
                                                              ------
LONG-TERM LIABILITIES
  Note payable to related company...........................  24,198
  Other long-term liabilities...............................   4,579
                                                              ------
          Total long-term liabilities.......................  28,777
                                                              ------
COMMITMENTS AND CONTINGENCIES...............................      --
SHAREHOLDERS' EQUITY
  Preferred stock (8,400,000 shares authorized, issued and
     outstanding, with no par value)........................  42,000
  Common stock (8,400,000 shares authorized, issued and
     outstanding, with no par value)........................   1,964
  Surplus accumulated during the development stage..........      55
  Cumulative translation adjustment.........................  (2,345)
                                                              ------
          Total shareholders' equity........................  41,674
                                                              ------
          Total liabilities and shareholders' equity........  72,038
                                                              ======

  The accompanying notes form an integral part of these financial statements.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                              STATEMENT OF INCOME
       FOR THE PERIOD FROM INCEPTION (MARCH 3, 1997) TO DECEMBER 31, 1997

                                                              THUS$
                                                              ------
OPERATING RESULTS
  General and administrative expenses.......................    (663)
                                                              ------
          Operating loss....................................    (663)
NON-OPERATING RESULTS
  Interest income...........................................   2,022
  Currency exchange losses..................................  (1,280)
  Other expenses, net.......................................     (24)
                                                              ------
          Net income and surplus accumulated during the
          development stage.................................      55
                                                              ======

  The accompanying notes form an integral part of these financial statements.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS
       FOR THE PERIOD FROM INCEPTION (MARCH 3, 1997) TO DECEMBER 31, 1997

                                                               THUS$
                                                              -------
CASH FLOW USED IN OPERATING ACTIVITIES
  Net income................................................       55
  Adjustments to reconcile to net cash used in operating
     activities:
     Depreciation...........................................        4
Changes in working capital:
  Accounts receivable from related companies................      (10)
  Other accounts receivable.................................     (133)
  Recoverable taxes.........................................   (6,171)
  Other current assets......................................     (695)
  Accounts payable..........................................      380
  Accounts payable to related companies.....................      (32)
  Accrued liabilities and withholdings......................      957
                                                              -------
Cash flow used in operating activities......................   (5,645)
                                                              -------
CASH FLOW USED IN INVESTING ACTIVITIES
  Acquisition of property, plant and equipment..............  (38,038)
  Other.....................................................       (4)
                                                              -------
Cash flow used in investing activities......................  (38,042)
                                                              -------
CASH FLOW FROM FINANCING ACTIVITIES
  Notes payable to related companies........................   24,198
  Capital increase..........................................   42,000
  Other long-term liabilities...............................    4,579
                                                              -------
Cash flow provided by financing activities..................   70,777
                                                              -------
Net increase in cash........................................   27,090
Effect of exchange rate changes on cash.....................   (2,215)
                                                              -------
Increase in cash............................................   24,875
Cash and cash equivalents at the beginning of the period....       --
                                                              -------
Cash and cash equivalents at the end of the period..........   24,875
                                                              =======

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid...............................................      923

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES

As indicated in Note 1, Chilesat S.A. contributed non-cash assets and liabilities to the joint venture on March 3, 1997. The net assets contributed at that date are summarized as follows:

Current assets..............................................     57
Property, plant and equipment...............................  2,189
Current liabilities.........................................   (282)
                                                              -----
Net assets contributed......................................  1,964
                                                              =====

  The accompanying notes form an integral part of these financial statements.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                       STATEMENT OF SHAREHOLDERS' EQUITY
       FOR THE PERIOD FROM INCEPTION (MARCH 3, 1997) TO DECEMBER 31, 1997

                                                                         SURPLUS
                                                                       ACCUMULATED
                                                                       DURING THE    CUMULATIVE
                                       NUMBER     PREFERRED   COMMON   DEVELOPMENT   TRANSLATION
                                     OF SHARES      STOCK     STOCK       STAGE      ADJUSTMENT     TOTAL
                                     ----------   ---------   ------   -----------   -----------   -------
                                                    THUS$     THUS$       THUS$         THUS$       THUS$
Capital increase at inception on
  March 3, 1997....................  16,800,000     42,000    1,964        --              --       43,964
Share subscriptions receivable.....          --    (42,000)      --        --              --      (42,000)
Payment of share subscriptions
  receivable.......................          --     42,000       --        --              --       42,000
Cumulative translation
  adjustment.......................          --         --       --        --          (2,345)      (2,345)
Net income for the period..........          --         --       --        55              --           55
                                     ----------    -------    -----        --          ------      -------
Balance at December 31, 1997.......  16,800,000     42,000    1,964        55          (2,345)      41,674
                                     ==========    =======    =====        ==          ======      =======

  The accompanying notes form an integral part of these financial statements.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                       NOTES TO THE FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1 -- THE COMPANY

     Chilesat Telefonia Personal S.A. (the "Company") is a joint venture created on March 3, 1997 by Telex-Chile S.A. and its subsidiary Chilesat S.A. (together "Chilesat") and Inversiones Qualcomm Chile S.A. ("Qualcomm") for the purpose of building and operating a mobile PCS telephone system (personal communication system) in Chile.

     Pursuant to the terms of the Subscription and Shareholders' Agreement ("Shareholders' Agreement"), Chilesat and Qualcomm hold all of the outstanding common and preferred shares of the Company, respectively. Each partner has a 50% ownership in the joint venture. Each partner has the right to elect two representatives to the Board of Directors and a fifth independent director is elected by a vote of at least 75% of the shareholders. Approval of 4/5 of the directors is required for a number of significant operating and management decisions. The common directors are entitled to nominate the general manager, and the preferred directors are entitled to nominate the CFO. However, approval of the nominations requires approval by 4/5 of the directors.

     Because Chilesat's contributions to the joint venture were non-cash assets and liabilities whose fair values were not readily determinable, the non-cash assets and liabilities contributed were recorded at predecessor basis.

     As one of the non-cash assets contributed, Chilesat S.A. provided a contract entitling the Company to the right to use a part of Chilesat's network for a period of 11.5 years and the right to receive signal distribution services for the same period. The contract is for the Company's sole and exclusive use of signal transmissions. Chilesat is responsible for meeting the Company's transmission requirements as well as the supervision, control, maintenance and repair of the network. Chilesat also contributed the already existing entity Chilesat Telefonia Personal S.A., among whose assets was the PCS license to operate in Chile. As there was no predecessor value associated with the right to use of the network and to receive signal distribution services, there will be no ongoing cost associated with the use of the network and receipt of signal distribution services charged to results of operations by the Company for 11.5 years.

     The Company is the holder of one of three national licenses to provide PCS services in Chile. These services must be ready for operations under the conditions of the license by June 23, 1998 in the case of the geographical area covered by Chile's 4th and 10th regions and by December 23, 1998 for the remainder of the country. The Company is currently in the development stage and is constructing its mobile PCS telephone system infrastructure. The Company has entered into a System Equipment Purchase Agreement with Qualcomm Incorporated whereby Qualcomm Incorporated will provide manufacturing, engineering, equipping, integrating, installing, testing and technical assistance for the mobile PCS telephone system.

     Under the terms of the Shareholders' Agreement, the Company will purchase from Qualcomm Incorporated all network hardware and software manufactured by Qualcomm Incorporated and at least 50% of all mobile and fixed handsets purchased by the Company until the later of five years following the formation of the joint venture or the date on which Qualcomm Incorporated ceases to hold preferred shares representing more than 24% of the capital stock of the Company.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) GENERAL

     Chilesat Telefonia Personal S.A. is a development stage company as defined in accordance with Statement of Financial Accounting Standards No. 7 due to the fact that planned principal operations have not commenced. As indicated in Note 1, the company is currently engaged in the construction of its mobile PCS

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

telephone system infrastructure. Testing of the installations between Chile's 4th and 10th regions with friendly users is expected to commence in July, 1998 with full commercial operations planned for September, 1998. Completion of the infrastructure necessary to cover the remainder of Chile is planned for September, 1998.

     The financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

b) PERIOD OF FINANCIAL STATEMENTS

     The financial statements for the Company are presented for the period from the date of formation of the joint venture on March 3, 1997 through December 31, 1997.

c) TRANSLATION OF THE CHILEAN PESO FINANCIAL STATEMENTS

     The financial statements give effect to the translation of the Chilean peso financial statements of the Company (not submitted herewith) to United States dollars. All asset and liability accounts have been translated (after eliminating the effects of accounting for inflation in Chile) at the Observed Exchange Rates determined by the Central Bank of Chile at December 31, 1997 of Ch$ 439.18 per US$ 1. Capital stock has been translated at historic Observed Exchange Rates. Income and expense accounts have been translated at average monthly Observed Exchange Rates. The net effects of translation are recorded in the cumulative translation adjustment account as a component of the Company's equity.

d) MONETARY ASSETS AND LIABILITIES IN OTHER CURRENCIES

     Monetary assets and liabilities denominated in foreign currency have been translated at year-end exchange rates. The effects of such translation have been recorded as exchange gains or losses in the statement of income. Certain assets and liabilities are denominated in UFs (Unidades de Fomento). The UF is a Chilean inflation-indexed, peso-denominated monetary unit which is set daily in advance based on changes in the Consumer Price Index. The adjustment to the closing value of UF-denominated assets and liabilities have also been recorded as part of Currency exchange losses in the statement of income.

e) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at acquisition cost plus capitalized interest and direct costs incurred during the construction phase of the mobile PCS telephone system. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service. As of December 31, 1997, no depreciation charge has been made with respect to the infrastructure as the mobile PCS telephone system was not yet operational.

f) ADVERTISING

     It is the Company's policy to record the cost of advertising as it is incurred. For the period from inception (March 3, 1997) through to December 31, 1997, the Company recorded ThUS$ 338 as advertising expense.

g) INCOME TAXES

     Income taxes have been recorded in accordance with Statement of Financial Accounting Standards No. 109 (FAS 109). Income taxes payable for the current year are recorded in current liabilities, if applicable. Future taxes arising from differences between the amounts shown for assets and liabilities in the balance sheet

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

and the tax basis of those assets and liabilities at the balance sheet date have been recorded as deferred income taxes. Deferred income tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

h) LONG-LIVED ASSETS

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the total amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

i) CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents, including securities purchased under resale agreements. Securities purchased under agreements to resell include investments in instruments issued by the Central Bank of Chile acquired under resale agreements, and are stated at cost plus accrued interest.

     Cash and cash equivalents at December 31, 1997 are summarized as follows:

                                                              THUS$
                                                              ------
Cash and bank deposits......................................     899
Time deposits...............................................  10,195
Securities purchased under agreements to resell (Note 3)....  13,736
Other.......................................................      45
                                                              ------
                                                              24,875

j) RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 130 (FAS 130), Reporting Comprehensive Income, is effective for fiscal years beginning after December 15, 1997. FAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. "Comprehensive income" is defined in this statement as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period (including net income) except those resulting from investments by owners and distributions to owners. The adoption of this new standard will result in the presentation of components of other comprehensive income which, in the case of the Company for the period from inception (March 3, 1997) to December 31, 1997, will only include the cumulative translation adjustment for the period.

     Statement of Financial Accounting Standards No. 131 (FAS 131), Disclosures About Segments of an Enterprise and Related Information, is effective for fiscal years beginning after December 15, 1997. This standard establishes guidance related to segment disclosure utilizing the "management approach", whereby external segment reporting is aligned with segment reporting for internal management purposes. The previous standard followed a "products and services" model. This standard is not expected to have an effect on the disclosures of the Company as it only operates a single operating segment.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

NOTE 3 -- SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

     Securities purchased under agreements to resell at December 31, 1997 are summarized as follows:

 FINANCIAL INSTITUTION   UNDERLYING FINANCIAL INSTRUMENT    AMOUNT THUS$        MATURITY DATE
 ---------------------   -------------------------------    ------------        -------------
Banco de A. Edwards      Central Bank of Chile Debentures       6,417      February 10, 1998
Banco de A. Edwards      Central Bank of Chile Debentures       6,491      February 12, 1998
Banco de A. Edwards      Central Bank of Chile Debentures         828      February 19, 1998
                                                              -------
          Total                                                13,736
                                                              =======

     At December 31, 1997, the underlying financial instruments were in the custody of the counter party to the agreements. Central Bank of Chile Debentures are generally considered to be low-risk securities and are generally not subject to significant market volatility.

NOTE 4 -- RECOVERABLE TAXES

     Recoverable taxes at December 31, 1997 relate to value added taxes (VAT) of ThUS$ 6,228 incurred primarily on the importation of property, plant and equipment required for the Company's mobile PCS telephone system. VAT relating to the importation of capital goods may be recovered by the Company in accordance with Chilean law (Note 11 c).

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 1997 are summarized as follows:

                                                              THUS$
                                                              ------
Land........................................................     140
Buildings and infrastructure................................  39,771
Machinery and equipment.....................................      88
Other.......................................................      98
Less: Accumulated depreciation..............................      (4)
                                                              ------
          Total net.........................................  40,093
                                                              ======
Estimated useful lives of assets are:

                                                              YEARS
                                                              ------
Machinery and equipment.....................................      10
Other.......................................................  5 - 10

     For the period from inception (March 3, 1997) to December 31, 1997 the Company capitalized ThUS$ 1,508 of interest as part of the cost of construction of the mobile PCS telephone system.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

NOTE 6 -- ACCRUED LIABILITIES AND WITHHOLDINGS

     Accrued liabilities and withholdings at December 31, 1997 are summarized as follows:

                                                              THUS$
                                                              -----
Amounts payable for construction in progress................   597
Advertising and marketing expenses..........................   278
Employee vacations..........................................    33
Other.......................................................    52
                                                               ---
          Total.............................................   960
                                                               ===

NOTE 7 -- RELATED PARTY TRANSACTIONS

a) RELATED PARTY TRANSACTIONS AND BALANCES

                                                                          AMOUNT OF      BALANCES    BALANCES
             COMPANY                RELATIONSHIP       TRANSACTION       TRANSACTIONS   RECEIVABLE   PAYABLE
             -------                ------------       -----------       ------------   ----------   --------
                                                                            THUS$         THUS$       THUS$
Chilesat Servicios                  Affiliate      Reimbursement of             47          10            --
  Empresariales S.A.                               costs incurred on
                                                   their behalf
Chilesat S.A                        Shareholder    Reimbursement of            589          --           196
                                                   costs incurred in
                                                   connection with
                                                   construction
                                                   Rent                         30          --            --
Qualcomm Incorporated               Affiliate      Purchase of              23,655          --        23,655
                                                   equipment
                                                   Accrued interest on         543          --           543
                                                   note payable
Telex-Chile S.A                     Shareholder    Reimbursement of             49          --            --
                                                   costs incurred in
                                                   connection with
                                                   construction
Telsys S.A                          Affiliate      Computer services            39          --            39

b) NOTE PAYABLE TO RELATED COMPANY

     As a means of financing the Company's purchase of infrastructure equipment from Qualcomm Incorporated, it entered into a Deferred Payment Agreement whereby Qualcomm Incorporated defers payment for the equipment subject to the terms and conditions set forth in the Agreement. The assets of the Company secure the obligation. The shares of the Company have also been pledged by Telex-Chile in guaranty. Qualcomm Incorporated and Bank of America's liens on the Company's assets and shares are pari passu interests.

     Under the terms of the agreement, Qualcomm Incorporated will make loans for the equipment, software and services it provides to the Company up to a maximum of US$ 59.5 million. Loans may bear interest based upon a LIBOR or Base Rate or the Eurodollar. The obligation to repay these loans and interest is evidenced by promissory notes. Interest accrues on the principal but remains unpaid, with accrued interest added monthly to the outstanding principal amount of the applicable loan until the first principal payment, at which time interest is payable on the same dates as the principal payments.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

     The note payable at December 31, 1997 is comprised of LIBOR loans and bears interest at LIBOR + 3% (8% per annum at December 31, 1997). The scheduled principal repayments, including accrued interest, are as follows:

                                                              THUS$
                                                              ------
1999........................................................   3,025
2000........................................................   6,050
2001........................................................   6,049
2002........................................................   6,049
2003........................................................   3,025
                                                              ------
          Total.............................................  24,198
                                                              ======

     The terms of the financing arrangement with Qualcomm Incorporated include certain positive and negative covenants, the most significant of which are as follows:

     The Company shall not

       i)  Incur any additional encumbrances or liens.
      ii) Create any indebtedness other than indebtedness incurred for the purposes of partial or full repayment of the notes payable.
     iii) Incur operating lease obligations greater than one year and exceeding US$ 1 million for any twelve month period.
      iv)  Consolidate or merge with another entity.
       v)  Guarantee any indebtedness.
      vi)  Acquire stock or the assets of any other person.
     vii)  Advance funds.
    viii) Become liable for a capital lease obligation exceeding US$ 1 million.
      ix) Enter into transactions with affiliates, except arm's length transactions in the ordinary course of business.
       x)  Invest in other than investment grade instruments.
      xi) Declare or pay cash dividends or make distributions in excess of 30% of excess cash flows during the third and fourth annual periods of operations of the Company, increasing to 50% after period 4.
     xii) Maintain funded debt to total capitalization greater than 0.65, 0.71 and 0.75 in annual periods 1, 2 and 3 and thereafter, respectively.
    xiii)  Permit Earnings Before Interest, Taxes, Depreciation and
           Amortization ("EBITDA") to be less than US$ 1.
     xiv)  Permit funded debt to EBITDA to exceed 23.91, 4.74, 3.32 and
           2.4 in annual periods 2, 3, 4 and 5, respectively.
      xv)  Permit EBITDA to interest expense to be less than 0.47,
           2.38, 3.00 and 3.00 in annual periods 2, 3, 4 and 5,
           respectively.
     xvi) Incur capital expenditures greater than US$ 116 million until the Company has more than 50,000 subscribers, at which time the threshold increases.

     The Company is in compliance with these covenants.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

NOTE 8 -- OTHER LONG-TERM LIABILITIES

     This balance is mainly comprised of deferred customs duties.

     Under Chilean law, the payment of customs duties levied on machinery and equipment can be deferred over a period of up to seven years. The balance at December 31, 1997 represents amounts owing at maturity including accrued interest. The scheduled repayments are as follows:

                                                              THUS$
                                                              -----
1999........................................................     --
2000........................................................  1,294
2001........................................................     --
2002........................................................  1,505
2003 and thereafter.........................................  1,709
                                                              -----
          Total.............................................  4,508
Other.......................................................     71
                                                              -----
          Total other long-term liabilities.................  4,579
                                                              =====

NOTE 9 -- INCOME TAXES

     The Company has not made a provision for current income taxes payable as it incurred tax losses for the period from inception (March 3, 1997) to December 31, 1997.

     At December 31, 1997, income tax loss carryforwards of approximately ThUS$5,233 were available to apply against income tax liabilities in future years. Under Chilean law, such income tax loss carryforwards never expire.

     Deferred income taxes at December 31, 1997 are summarized as follows:

                                                              THUS$
                                                              -----
Assets:
Tax loss carryforwards......................................   785
Allowance for income tax loss carryforwards.................  (655)
                                                              ----
Deferred income tax assets..................................   130
                                                              ----
Liabilities:
Capitalized interest........................................  (130)
                                                              ----
Deferred income tax liabilities.............................  (130)
                                                              ----
Net deferred income taxes...................................    --
                                                              ====

     Because the Company is in the development stage and has no history of generating taxable income against which tax loss carryforwards would be applied, an allowance was recorded at December 31, 1997 with respect to those tax loss carryforwards which, based on the weight of available evidence, are not likely be realized.

NOTE 10 -- SHAREHOLDERS' EQUITY

a) AUTHORIZED CAPITAL

     Authorized capital stock of the Company is comprised of 8,400,000 Series A preferred shares and 8,400,000 Series B ordinary shares. Qualcomm holds all the outstanding preferred shares whereas Chilesat

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

holds all the ordinary shares. The preference with respect to the preferred shares consists of the right to be paid before any other series of shares in the event of liquidation of the Company up to the amount of the stated value of the preferred shares. The preference has a duration of 6 years as from April 10, 1997, after which all shareholders shall have equal rights with respect to the liquidation of the Company.

b) DIVIDENDS

     Chilean law permits the payment of dividends only in Chilean pesos and these are limited to the retained earnings balances in the Company's statutory financial statements at each calendar year end. As the Company has an accumulated deficit at December 31, 1997 in its statutory financial statements, it is prohibited from declaring and paying dividends until such time that it generates sufficient retained earnings.

c) CAPITAL INCREASE

     Pursuant to the terms of the shareholders' agreement, Qualcomm agreed to subscribe for 8,400,000 Series A preferred shares in exchange for its cash contribution of US$42 million and Chilesat agreed to subscribe for 8,400,000 Series B ordinary shares for its contribution of a contract for the right to use a part of Chilesat's network and signal distribution services and certain net assets. Qualcomm contributed the funds into an escrow account on March 3, 1997 and a receivable balance for share subscriptions was recorded. With the exception of US$1,500,000 of funds made available to the Company, the funds were not to be distributed to it until official publication of the awarding of the PCS license. The awarding of the PCS license was published and the Company received the funds in June, 1997, at which time the share subscription receivable was settled.

d) PUT AND CALL OPTIONS

     As part of the Shareholders' Agreement between Qualcomm and Chilesat, Chilesat acquired an option to purchase, for the purpose of placement with (i) a reputable international operator or (ii) an investor not in competition with Qualcomm as vendor and system integrator, either 50% or 100% of the preferred shares held by Qualcomm at the option of Chilesat. The option is exercisable until the earlier of (i) 21 months following the award of the PCS license to the Company or (ii) 3 months following the release of the Company's surety obligations with Subtel. At the same time, Qualcomm acquired an option to sell its preferred shares to Chilesat in the event that the Company is no longer using Qualcomm technology in its mobile PCS telephone system.

NOTE 11 -- FAIR VALUE

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments at December 31, 1997, when the estimate of such value is practicable:

     - Cash and cash equivalents, recoverable taxes and accrued liabilities and withholdings have been stated at carrying value which is equivalent to fair value.

     - The fair values of the note payable to related company and other long-term liabilities were based on interest rates currently available to the Company for debt with similar terms and remaining maturities. The carrying value of the note payable to related company approximates fair value because the terms of the loan agreement require that the stated rate of interest be periodically adjusted to the market rate.

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

     The estimated fair value of the Company's financial instruments are summarized as follows:

                                                               AT DECEMBER 31, 1997
                                                              ----------------------
                                                              CARRYING
                                                              AMOUNTS     FAIR VALUE
                                                              --------    ----------
                                                               THUS$        THUS$
                                                              --------    ----------
Assets:
  Cash and cash equivalents.................................   24,875       24,875
  Recoverable taxes.........................................    6,228        6,228
                                                               ------       ------
          Total assets......................................   31,103       31,103
                                                               ======       ======
Liabilities:
  Accrued liabilities and withholdings......................      960          960
  Note payable to related company...........................   24,198       24,198
  Other long-term liabilities...............................    4,579        3,117
                                                               ------       ------
          Total liabilities.................................   29,737       28,275
                                                               ======       ======

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

a) OPERATING LEASES

     At December 31, 1997, the Company had entered into operating leases relating to the rental of sites for towers and antennas required for the operation of its mobile PCS telephone system. The following is a schedule by year of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1997:

                                                              THUS$
                                                              -----
Year ending December 31,
1998........................................................   943
1999........................................................   905
2000........................................................   905
2001........................................................   905
2002........................................................   997

     Rental expense for the period from inception (March 3, 1997) to December 31, 1997 was ThUS$91.

b) SECURITY FOR DEBT AND OTHER OBLIGATIONS

     The Company was required to provide a standby letter of credit facility in the amount of US$58 million in favor of the Subsecretariat of Telecommunications of Chile ("Subtel") to assure the fulfillment of the requirement that the Company's PCS services be operational by June 23, 1998 in the case of the geographical area covered by Chile's 4th to 10th regions and by December 23, 1998 for the remainder of the country. If the Company meets this condition by these dates, the standby letter of credit will no longer be required by Subtel. The Company solicited the Bank of America National Trust to issue a standby letter of credit in favor of local financial institutions which, in turn, issued a standby letter of credit in favor of Subtel.

     The Company has pledged it PCS license as security against the notes payable to Qualcomm Incorporated and the standby letter of credit from the Bank of America National Trust.

     Telex-Chile S.A. and Chilesat S.A. have pledged 83,920 and 8,316,080 Series B common shares of the Company, respectively, as security for 50% of the notes payable to Qualcomm Incorporated and the standby

                        CHILESAT TELEFONIA PERSONAL S.A.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1997

letter of credit from the Bank of America National Trust. Inversiones Qualcomm Chile S.A. has also pledged 8,400,000 Series A preferred shares of the Company as security for the standby letter of credit from the Bank of America National Trust.

NOTE 13 -- SUBSEQUENT EVENTS

a) NOTES PAYABLE TO RELATED COMPANIES

     During the period from January 1, 1998 through February 27, 1998, the Company borrowed an additional ThUS$11,932 under its financing agreement with Qualcomm Incorporated relating to additional equipment purchases for its mobile PCS telephone system.

b) TELEX-CHILE S.A.

     Telex-Chile S.A., a shareholder of the Company and the parent company of Chilesat S.A., also a shareholder of the Company, had a working capital deficiency of approximately US$ 74 million at December 31, 1997. Telex-Chile S.A. is presently negotiating to restructure or refinance its debt obligations. Telex-Chile has been unable to find a strategic partner to make capital contributions to provide working and investment capital to the company. The management of Telex-Chile S.A. believes that the company will be successful in its attempt to restructure or refinance its debt obligations and in its search to incorporate a strategic partner. It is at least reasonably possible, however, that the outcome of these negotiations may not be favorable to Telex-Chile S.A.

     As mentioned in Note 10, Telex-Chile S.A. has granted a pledge on Series B shares in Chilesat Telefonia Personal S.A. to guarantee the Company's notes payable to Qualcomm and the standby letter of credit from Bank of America National Trust. Telex-Chile S.A. is also guarantor of such obligations. Chilesat S.A. has also entered into a contract to provide use of its fiber optic network and to provide signal distributions services to the Company for 11.5 years (Note
1). The potential impact of the matter mentioned in the preceding paragraph on the financial condition or results of operations of the Company cannot be estimated at this time.

c) VALUE ADDED TAXES

     On January 6, 1998, the Company recovered ThUS$5,551 of VAT from the Chilean Government relating to the importation of equipment for its mobile PCS telephone system.

                                    ANNEX 1
DRAFT, SUBJECT
TO COMPLETION OF
                                                         ANALYSES AND INTERNAL
                                                         LEHMAN BROTHERS
                                                         APPROVAL

Board of Directors
QUALCOMM Incorporated
6455 Lusk Boulevard
San Diego, CA 92121

Dear Members of the Board:

     We understand that QUALCOMM Incorporated ("QUALCOMM" or the "Company") has announced its plans to distribute to the holders of common stock of the Company 100% of the outstanding shares of common stock of QUALCOMM SpinCo, Inc. ("SpinCo"), so that holders of shares of common stock of QUALCOMM will receive one share of SpinCo for every four shares of QUALCOMM owned by them (the "Distribution"). SpinCo is a wholly owned subsidiary of QUALCOMM, created in connection with the Distribution, which will own all of the outstanding capital stock of SpinCo, the operating subsidiary of QUALCOMM which is being spun off. Information about the Distribution is included in the Registration Statement of the Company on Form 10, as filed with the Securities and Exchange Commission (the "Commission") on June 30, 1998 [and amended to the date hereof] (the "Form 10"), and in the Information Statement dated as of the date hereof to be mailed to QUALCOMM shareholders in connection with the Distribution (the "Information Statement"). QUALCOMM after the Distribution is hereinafter referred to as "New QUALCOMM." Certain elements of the relationship between New QUALCOMM and SpinCo following the Distribution are set forth in a series of intercompany agreements (the "Agreements") which were filed as exhibits to the Form 10. Upon advice of QUALCOMM and its legal and accounting advisors, we understand that receipt of the SpinCo common stock will be treated as a taxable dividend to the stockholders of QUALCOMM for federal income tax purposes.

     In connection with the Distribution, we have been requested by QUALCOMM to render our opinion with respect to (i) the fairness, from a financial point of view, to the holders of common stock of QUALCOMM, of the Distribution, and (ii) whether the Distribution will materially impair the ability of New QUALCOMM and SpinCo to fund in the future, from external sources or through internally generated funds, their respective currently anticipated operating and capital requirements (as currently projected in the financial forecasts prepared by the management of QUALCOMM). We have not been requested to opine as to, and our opinion does not in any manner address, (i) QUALCOMM's underlying business decision to proceed with or effect the Distribution or (ii) the ability of New QUALCOMM or SpinCo to access the capital markets at any time following the distribution.

     In arriving at our opinion, we reviewed and analyzed: (i) the Agreements,
(ii) the Form 10, the Information Statement and such other publicly available information concerning QUALCOMM, New QUALCOMM, SpinCo and the Distribution which we believe to be relevant to our inquiry, (iii) financial and operating information with respect to the business, operations and prospects of QUALCOMM, New QUALCOMM and SpinCo furnished to us by QUALCOMM, (iv) a comparison of the historical financial results and present financial conditions of QUALCOMM and, on a pro forma basis, New QUALCOMM and SpinCo, with those of other publicly held companies that we deemed relevant, (v) the trading history of QUALCOMM common stock and a comparison of such trading history with those of other publicly held companies that we deemed relevant, (vi) publicly available research reports regarding QUALCOMM, (vii) the terms of selected recent spin-off transactions that we deemed relevant and the market performance of securities involved in such transactions both before and after the consummation of such transactions,
(viii) the terms of certain recent public stock offerings and merger transactions that we deemed relevant, and (ix) the proposed terms of the credit facility to be provided to SpinCo by New QUALCOMM. In addition, we have had discussions with the management of QUALCOMM and the proposed management of SpinCo concerning the business, operations, assets, financial condition and prospects of QUALCOMM and, on a pro forma basis, New QUALCOMM and SpinCo, and undertook such other studies, analyses and investigations as we deemed appropriate.

     We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification and have further relied upon the assurances of the management of QUALCOMM that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts of New QUALCOMM and SpinCo, upon advice of QUALCOMM we have assumed that such forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of QUALCOMM as to the future financial performance of New QUALCOMM and SpinCo and that New QUALCOMM and SpinCo will perform in accordance with such forecasts. In arriving at our opinion, we have not conducted a physical inspection of the properties or facilities of QUALCOMM or SpinCo and have not made nor obtained any evaluations or appraisals of the assets or liabilities of QUALCOMM or SpinCo. [In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to a purchase of the businesses or assets of SpinCo.] Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     In addition, we express no opinion as to the prices at which shares of common stock of New QUALCOMM or SpinCo actually will trade following the consummation of the Distribution. The process by which securities trading markets establish a market price for any security is complex, involving the interaction of numerous factors, and market prices will fluctuate with changes in, among other things, the financial condition, business and prospects of the issuer and comparable companies and economic and financial market conditions. In addition, trading in shares of SpinCo will likely be characterized by a period of redistribution among QUALCOMM's shareholders who receive such shares in the Distribution (especially in light of the taxable nature of the distribution which may temporarily depress the market price of such shares during such period). Accordingly, this opinion should not be viewed as providing any assurance that the combined market value of the shares of common stock of New QUALCOMM and the shares of common stock of SpinCo to be received by a stockholder of QUALCOMM in the Distribution will be in excess of the current market value of the common stock of QUALCOMM owned by such stockholder at any time prior to announcement or consummation of the Distribution.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Distribution (i) is fair, from a financial point of view, to the holders of common stock of QUALCOMM and (ii) will not materially impair the ability of New QUALCOMM and SpinCo to fund in the future, from external sources or through internally generated funds, their respective currently anticipated operating and capital requirements (as currently projected in the financial forecasts prepared by the management of QUALCOMM).

     We have acted as financial advisor to QUALCOMM in connection with the Distribution and will receive a fee for our services which is contingent upon the consummation of the Distribution. In addition, QUALCOMM has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for QUALCOMM in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of QUALCOMM for our own account and for the accounts of our customers and, accordingly, may at any time hold long and/or short positions in such securities or in the securities of New QUALCOMM or SpinCo following the Distribution.

     This opinion is solely for the use and benefit of the Board of Directors of QUALCOMM. This opinion is not intended to be and does not constitute a recommendation to any current or prospective stockholders of QUALCOMM, New QUALCOMM or SpinCo as to any action or investment decisions which may be taken by such stockholders with respect to shares owned or to be received by them.

                                          Very truly yours,

                                          LEHMAN BROTHERS

                                          By:
                                          --------------------------------------
                                          Managing Director